Exhibit 10.16

MANAGEMENT AGREEMENT

LOCATION:	DoubleTree Resort by Hilton Myrtle Beach Oceanfront 3200 South Ocean Boulevard Myrtle Beach, South Carolina 29577
DATED:	December 30, 2014
BY AND BETWEEN
OWNER:	IC Myrtle Beach Operations LLC
MANAGER:	Doubletree Management LLC

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1

ARTICLE II	TERM; KEY MONEY	12
2.1	The Term	12
2.2	Extension Term	12
2.3	Key Money	12

ARTICLE III	PROPERTY IMPROVEMENT PLAN AND PRE-BRAND
	COMMENCEMENT DATE PERIOD	13
3.01	Property Improvement Plan and IT Systems	13
3.02	Operations During the Pre-Brand Commencement Date Period	14
3.03	Pre-Brand Commencement Date Services	14
3.04	Pre-Brand Commencement Date Expenses and Budget	14

ARTICLE IV	MANAGER'S AUTHORITY, SERVICES, AND COMPENSATION	15
4.01	Authority and Duty of Manager	15
4.02	Specific Authorizations	16
4.03	Services and Centralized Purchasing	17
4.04	Fees and Reimbursements	19
4.05	Place and Means of Payment	21
4.06	Hotel Personnel	21
4.07	Capital Expenditures	23

ARTICLE V	ACCOUNTS; WORKING FUNDS; RECORDS AND REPORTS	25
5.01	Bank Accounts	25
5.02	FF&E Reserve	25
5.03	Working Funds	26
5.04	Expenditures	26
5.05	Books and Records	27
5.06	Budgets	28
5.07	Major Capital Expenditures	30
5.08	Reports	30
5.09	Meetings with Manager	31
5.10	Owner's Rights to Inspection and Review	32
5.11	Compliance with ADA and Consent Decree	32

ARTICLE VI	INSURANCE AND INDEMNITIES	32
6.01	Required Insurance Coverage	32
6.02	Specific Requirements	32
6.03	Responsibility for Maintaining Insurance	32
6.04	Liability for Claims	34
6.05	Ability of Manager to 'Force Place' Insurance	34
6.06	Changes to Insurance	34

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

6.07	Named Insureds	34
6.08	Schedule of Insurance	34
6.09	Waiver of Subrogation	34
6.10	Business Interruption Insurance	35
6.11	Indemnities	35

ARTICLE VII	TITLE; ASSIGNMENT	36
7.01	Title of Hotel	36
7.02	Assignment by Manager	36
7.03	Assignment by Owner	37
7.04	Manager Cooperation	40
7.05	Permitted Mortgages	40
7.06	Successors and Assigns	41
7.07	Public Offering or Transfer	41
7.08	Sale of Securities	41
7.09	Blocked Persons or Entities	42
7.10	Anti-Bribery Laws	43

ARTICLE VIII	DEFECTS AND IMPROVEMENTS; DAMAGE OR DESTRCUTION;
	EMINENT DOMAIN	45
8.01	Defective Conditions	45
8.02	Damage or Destruction	46
8.03	Eminent Domain	46

ARTICLE IX	INTELLECTUAL PROPERTY	47
9.01	Intellectual Property	47
9.02	Trademarks	48
9.03	Hotel Names	49
9.04	Intellectual Property Disputes	49
9.05	Prohibition on Owner Activities	49

ARTICLE X	DEFUALT AND TERMINATION	49
10.01	Manager Event of Default and Owner Termination Event	49
10.02	Owner Event of Default and Manager Termination Event	50
10.03	Cure Period	52
10.04	Effect of Termination	53
10.05	Remedies	53
10.06	Employee Termination Notice Requirements	53
10.07	Actions to Be Taken on Termination	53

ARTICLE XI	PERFORMANCE TEST	55
11.01	Right of Termination	55
11.02	Termination	55
11.03	Payment of Cure Amount	55
11.04	No Termination if Force Majeure	56
11.05	Changes to the Competitive Set	56

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA
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ARTICLE XII	DISPUTE RESOLUTION	57
12.01	Expert Determination	57
12.02	Arbitration of Other Disputes	58
12.03	Miscellaneous	59

ARTICLE XIII	GENERAL PROVISIONS	61
13.01	Notices	61
13.02	Modification and Changes	62
13.03	Entire Agreement	62
13.04	References and Interpretations	62
13.05	Consents and Approvals	62
13.06	Survival of Covenants	62
13.07	Third Party Beneficiaries	62
13.08	Waivers	62
13.09	Partial Invalidity	63
13.10	Applicable Law	63
13.11	Representations and Warranties of Manager	63
13.12	Representations and Warranties of Owner	64
13.13	Limitations on Fiduciary Duties	65
13.14	Confidentiality	67
13.15	Further Assurances	67
13.16	Force Majeure	67
13.17	Area Restriction	68
13.18	Non-Resort Land and Buildings	68
13.19	Campground Area	70

EXHIBIT A     Legal Description of the Land
EXHIBIT B     Permitted Mortgages
EXHIBIT C     Property Improvement Plan
EXHIBIT D     Form of Owner Agreement
EXHIBIT E     Map of Restricted Area

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA
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MANAGEMENT AGREEMENT
This Management Agreement (this "Agreement") is entered into as of December 30, 2014 (the "Effective Date") by and between IC Myrtle Beach Operations LLC, a Delaware limited liability company ("Owner"), and Doubletree Management LLC, a Delaware limited liability company ("Manager").
RECITALS
A.Lessor owns the Land and the Hotel located thereon, and Owner leases, pursuant to the Hotel Lease, the Land and the Hotel located thereon, which is to be operated under the Brand Name.
B.    Manager and its Affiliates are engaged in the worldwide ownership, operation and licensing of hotels, including hotels under the Brand Name.
C.    Owner wishes to retain Manager to operate the Hotel, and Manager wishes to render those services, all upon the terms and conditions in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Owner and Manager agree as follows:
ARTICLE I
DEFINITIONS
1.01    Definitions. As used in this Agreement, capitalized terms have the following meanings:
1.01.1    AAA – as defined in Section 12.02.2.
1.01.2    ADA – Title III of the Americans with Disabilities Act.
1.01.3    ADA Survey Buildings – means each of the following buildings further highlighted on Schedule 2 of Exhibit A as “ADA Survey Buildings”:  (i) the parking garage referred to as the Live Oak Parking Garage, (ii) the parking garage referred to as the Palmetto Parking Garage, (iii) the building referred to as the Live Oak Building as of the Effective Date, (iv) the building referred to as Palmetto – Phase II as of the Effective Date and (v) solely to the extent first opened for occupancy after January 26, 1993, the building referred to as The Cypress Building.
1.01.4    Additional Services – collectively: (a) all mandatory programs and services provided to all or substantially all hotels managed by Manager under the Brand Name; and (b) all optional programs and services offered to all or substantially all hotels managed by Manager under the Brand Name, which the general manager of the Hotel determines are beneficial for the Hotel's operations.

1.01.5    Additional Services Fee – the fee payable for the Additional Services, as reasonably determined by Manager from time to time.
1.01.6    Affiliate – any natural person or firm, corporation, partnership, association, trust or other entity which, directly or indirectly, controls, is controlled by, or is under common control with, the subject entity. For purposes of this Agreement, “control,” “controlled,” “controlling” or words of similar import mean, unless otherwise specified in this Agreement, direct or indirect possession of the power to direct or cause the direction of the management and policies of the entity, or the power to veto major policy decisions of the entity, whether through the ownership of voting securities, by contract, or otherwise.
1.01.7    Agreement – as defined in the introductory paragraph.
1.01.8    Anti-Corruption Laws – as defined in Section 7.10.1.
1.01.9    Base Fee – as defined in Section 4.04.1.
1.01.10    Brand Commencement Date – the date on which Manager determines that the Hotel may begin operations under the Brand Name, which shall be no later than September 30, 2016, subject to any extensions as a result of (a) a Force Majeure Event or (b) delays primarily caused by Manager.
1.01.11    Brand Insurance Requirements – as defined in Section 6.01.
1.01.12    Brand Name –"Doubletree by Hilton” or “DoubleTree Resort by Hilton”, as that name is used to identify the chain of hotels operated under the Brand Standards. The Brand Name does not mean Hilton Worldwide, Inc., its Affiliates, the "Hilton" chain of hotels, or other chains of hotels that include the word "Hilton" as a modifier within their brand names (such as "Hilton Garden Inn" or "Homewood Suites by Hilton."
1.01.13    Brand Services – the mandatory programs and services provided by Manager and its Affiliates to substantially all hotels (whether owned, operated, leased or franchised) operating under the Brand Name and which are paid for by the Brand Services Fee which for the Hotel shall include group advertising and business promotion (including national marketing programs) and maintaining the reservations system.
1.01.14    Brand Services Fee – the fee payable for the Brand Services, as determined by Manager or its Affiliates from time to time. As of the Effective Date, the Brand Services Fee is equal to 4% of Total Rooms Revenue; provided, however, such fee may be increased by Manager or its Affiliates during the Term to the extent such increase is also reflected as the then-current “program fee” or other similar fee in the then-current “Franchise Disclosure Document” filed by Manager or its Affiliates in the United States in connection with the Brand Name.
1.01.15    Brand Standards – the written specifications, standards and requirements issued from time to time by Manager or its Affiliates for

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

constructing, designing, equipping, furnishing, supplying, operating, maintaining and marketing hotels operating under the Brand Name and any branded ancillary operations associated with Manager or its Affiliates, including the Standard Practices.
1.01.16    Budgets – collectively, the Operating Budget and the Capital Budget.
1.01.17    Building Systems – any mechanical, electrical, plumbing, heating, ventilating, air conditioning, sanitation, water treatment, sewer treatment and disposal, life safety systems, vertical transportation systems and other similar systems and items of equipment installed in or upon, and affixed to, the Hotel.
1.01.18    Campground Area – means that certain area of the Hotel as depicted on Schedule 2 of EXHIBIT A as the “Campground”.
1.01.19    Campground Area Revenue – any leasing or other revenue received by Owner (including under any lease or other operating agreement entered into by Owner with a third party lessee or operator) with respect to the Campground Area.
1.01.20    Capital Budget – as defined in Section 5.06.1(b).
1.01.21    Capital Expenditure – any expenses properly categorized under GAAP as capital in nature, for any alterations, improvements, replacements and additions to the Hotel Building, the Building Systems or FF&E.
1.01.22    CAR Fee – an amount equal to 2% of any Campground Area Revenue.
1.01.23    Claims – claims, demands, actions (including enforcement proceedings initiated by any government agency), penalties, suits and liabilities (including the cost of defense, settlement, appeal, reasonable attorneys' fees and disbursements and any other amounts required to be paid to third parties in connection with such matters).
1.01.24    Closing – as defined in Section 7.03.2.
1.01.25    Commencement Date – shall mean the Effective Date.
1.01.26    Competitive Set – the hotels that for any given Operating Year are most comparable to the Hotel in quality, price, geographic market, and target market segments (with due consideration given to age, quality, size, amenities, amount of meeting space and mix of business) and against which the Hotel's performance can most accurately and fairly be measured, initially consisting of the (i) the Marriott Myrtle Beach Resort & Spa Grande Dunes, (ii) the Sheraton Myrtle Beach Convention Center Hotel, (iii) the Hilton Myrtle Beach Resort, (iv) the Embassy Suites Myrtle Beach Oceanfront Hotel and Resort, (v) the Hampton Inn & Suites Myrtle Beach Oceanfront, (vi) the Breakers Myrtle Beach Resort and (vii) the Patricia Grand Myrtle Beach.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

1.01.27    Complying Replacement Facilities – as defined in Section 13.18.3.
1.01.28    Consent Decree – that certain Consent Decree entered by the U.S. District Court for the District of Columbia on November 30, 2010 in case number 1:10-cv—01924-RWR.
1.01.29    Controlling Person – as defined in Section 7.08.1.
1.01.30    Corporate Personnel – any personnel from the corporate offices of Manager or its Affiliates who perform services at or on behalf of the Hotel under this Agreement.
1.01.31    CPI – Consumer Price Index (All Cities – All Items) (1982‑84 = 100).
1.01.32    Cure Amount – an amount equal to the difference between: (a) 90% of the GOP as set out in the approved Budget; and (b) the actual GOP, in each case for the first of the two Measurement Years giving rise to Owner's right to terminate this Agreement pursuant to Section 11.01.
1.01.33    Customary Actions – as defined in Section 13.13.3.
1.01.34    Departmental Expenses – as defined by the Uniform System.
1.01.35    EBITDA Less Replacement Reserve – as defined by the Uniform System; provided that EBITDA Less Replacement Reserve shall exclude Campground Area Revenue and any operating expenses with respect to the Campground Area.
1.01.36    Effective Date – as defined in the introductory paragraph.
1.01.37    Employee Termination Notice Requirements – any obligation under federal, state or local law having jurisdiction over the Hotel to give advance notice of employment termination, including obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., as amended, and any similar federal or state statute.
1.01.38    Employment Costs – the direct salaries, wages and fringe benefits paid to, payable to, or accrued for the benefit of any individual, including: (a) contributions required pursuant to any Legal Requirement; (b) employment taxes; (c) pension fund contributions; (d) group life, accident and health insurance premiums; (e) profit sharing; (f) retirement benefits; (g) disability benefits; and (h) recruitment and relocation expenses.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

1.01.39    Equity Interest – any direct or indirect legal or beneficial equity interest.
1.01.40    Executive Staff – the general manager, director of sales (to the extent applicable) and either the controller or director of finance (to the extent applicable).
1.01.41    Expert – a third party individual selected pursuant to Section 12.01: (a) having not less than ten years' experience in the hospitality industry; (b) in good standing in the ISHC; (c) not having had any direct relationship with either party in the preceding twenty-four month period, except to the extent disclosed and accepted by the other party; (d) having demonstrated knowledge of the hotel market where the Hotel is located; and (e) having demonstrated knowledge of the operation and marketing of hotels in the Hotel's market segment.
1.01.42    Extension Term – as defined in Section 2.02.
1.01.43    FF&E – all furniture, fixtures, equipment, and other personal property used in, or held in storage for use in the operation of the Hotel other than: (a) Operating Equipment; (b) Operating Supplies; and (c) fixtures attached to and forming part of the Improvements.
1.01.44    FF&E Expenditures – any Capital Expenditures pertaining to FF&E.
1.01.45    FF&E Reserve – as defined in Section 5.02.
1.01.46    Force Majeure Event – an extraordinary and unusual event outside the control of the parties that materially affects, directly or indirectly, the operation of the Hotel, including: (a) casualty that results in damage or destruction to the Hotel; (b) storm, earthquake, hurricane, tornado, flood or other act of God; (c) war, act of terrorism, insurrection, rebellion, riots or other civil unrest; (d) epidemics, quarantine restrictions or other public health restrictions or advisories; (e) strikes or lockouts or other labor interruptions; (f) disruption to local, national or international transport services; (g) embargoes, lack of materials, water, power or telephone transmissions necessary for the operation of the Hotel in accordance with this Agreement; or (h) failure of any applicable governmental authority to issue any licenses, permits or approvals, or the suspension, termination or revocation of any material approvals, required for the operation of the Hotel.
1.01.47    Full Operating Year – an Operating Year consisting of twelve full calendar months.
1.01.48    GOP – "Gross Operating Profit" as defined by the Uniform System.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

1.01.49    Government or Government Entity – includes the following: (a) any agency, instrumentality, subdivision or other body of any national, regional, local or other government; (b) any commercial or similar entities owned or controlled by such government, including any state-owned and state-operated companies; (c) any political party; or (d) any public international organization.
1.01.50    Government Official – includes the following: (a) officers and employees of any national, regional, local or other Government; (b) officers or employees of companies in which a Government owns an interest; (c) any private person acting in an official capacity for or on behalf of any Government or Governmental Entity (such as a consultant retained by a government agency); (d) candidates for political office at any level; (e) political parties and their officials; or (f) officers, employees or official representatives of public (quasi-governmental) international organizations (including the United Nations, World Bank or International Monetary Fund).
1.01.51    Hilton Affiliate – Hilton Worldwide Holdings, Inc. and any of its wholly-owned or controlled subsidiaries.
1.01.52    Hotel – the Campground Area, Pier Area, Resort Land and Buildings and the Non-Resort Land and Buildings, subject to Sections 13.18 and 13.19, having the components and facilities described in Schedule 1 to Exhibit A.
1.01.53    Hotel Accounts – as defined in Section 5.01.
1.01.54    Hotel Building – the buildings (including all roof coverings and exterior facades and any walkways and bridges) located on the Land and all structural elements of such building, all of which are a fixture on the Land.
1.01.55    Hotel Guest Data – as defined in Section 5.05.
1.01.56    Hotel Lease – that certain lease dated December 30, 2014 by and between Lessor and Owner, pursuant to which Owner is granted a leasehold estate in, and the right to occupy and utilize the Land and the Hotel.
1.01.57    Hotel Personnel – all employees of Manager or its Affiliates, other than Corporate Personnel, who perform services at the Hotel pursuant to this Agreement.
1.01.58    Implied Fiduciary Duties – as defined in Section 13.13.2.
1.01.59    Impositions – all taxes, assessments, duties, rates and charges, levies, license fees, permit fees, inspection fees and other authorization fees and charges imposed by any Government that at any time may be assessed, levied, confirmed or imposed on the Hotel or its operation. Impositions exclude income, franchise or similar taxes imposed on Owner.
1.01.60    Improvements – the buildings, structures (surface and subsurface) and other improvements now or hereafter located on the Land.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

1.01.61    Incentive Fee – as defined in Section 4.04.1.
1.01.62    Incentive Income – shall mean with respect to each Operating Year, the excess (if any) of EBITDA Less Replacement Reserve (after reversing any deduction made for Incentive Fee) for such Operating Year less 12% per annum of Owner's Total Investment (non-cumulative and non-compounded), calculated on a monthly basis.
1.01.63    Initial Term – as defined in Section 2.01.
1.01.64    Insolvency Event – either:
(a)    a person or entity: (i) applies for or consents to the appointment of a receiver, trustee or liquidator of the person or entity or of all or a substantial part of the person's or entity's assets; (ii) files a voluntary petition in bankruptcy; (iii) admits in writing its inability to pay debts as they come due; (iv) makes a general assignment for the benefit of creditors; (v) files a petition or an answer seeking reorganization or arrangement with creditors or takes advantage of any insolvency law; or (vi) files an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or
(b)    a court of competent jurisdiction enters any order, judgment or decree: (i) adjudicating a person or entity bankrupt or insolvent; (ii) approving a petition seeking reorganization of the person or entity; or (iii) appointing a receiver, trustee or liquidator of the person or entity or of all or a substantial part of the person's or entity's assets, and the order, judgment or decree continues unstayed and in effect for sixty consecutive days.
1.01.65    Intellectual Property – as defined in Section 9.01.
1.01.66    ISHC – as defined in Section 12.01.2.
1.01.67    JAMS – Judicial Arbitration Services, Inc., and its successors and assigns.
1.01.68    Key Money – as defined in Section 2.03.1.
1.01.69    Land – the land described in EXHIBIT A.
1.01.70    Legal Requirements – all public laws, statutes, codes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all Governments applicable to the Hotel and its operation, including those relating to zoning, building, life/safety, environmental and health, employment, collective bargaining, employee benefits and continued health care coverage under the Employees Retirement Income Security Act of 1974, as amended.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

1.01.71    Lessor – IC Myrtle Beach LLC, a Delaware limited liability company.
1.01.72    Loan-to-Value Ratio – the ratio between: (a) the aggregate amount of indebtedness secured by a Mortgage and all other indebtedness secured by the liens against the Hotel or secured by liens against interests in Owner; and (b) the appraised value at origination or refinancing of the Hotel as determined by Mortgagee in connection with its underwriting of the loan secured by such Mortgage.
1.01.73    Major Capital Expenditures – any Capital Expenditures pertaining to the Hotel Building or Building Systems.
1.01.74    Managed Hotels – collectively the Hotel and Other Managed Hotels.
1.01.75    Management Fee – as defined in Section 4.04.1.
1.01.76    Manager – as defined in the introductory paragraph.
1.01.77    Manager Event of Default – as defined in Section 10.01.1.
1.01.78    Manager Interested Party – as defined in Section 7.10.2.
1.01.79    Manager-Owned Hotel Names – as defined in Section 9.03.
1.01.80    Manager Software – as defined in Section 9.01.
1.01.81    Manager Termination Event – as defined in Section 10.02.2
1.01.82    Manager's Grossly Negligent or Willful Acts – any gross negligence, willful misconduct or fraud committed by Manager or its Affiliates or the Corporate Personnel in the performance of Manager's duties under this Agreement, including the gross negligence or willful misconduct of the Corporate Personnel in hiring or supervising Hotel Personnel. The acts or omissions (including grossly negligent, willful or fraudulent acts or omissions) of Hotel Personnel shall not be imputed to Manager or its Affiliates, or to the Corporate Personnel, nor be deemed to constitute Manager's Grossly Negligent or Willful Acts.
1.01.83    Measurement Year – as defined in Section 11.01.
1.01.84    Mortgage – any mortgage, deed of trust or trust deed, pledge or encumbrance of or other security interest in the Hotel or the direct or indirect ownership interests in Owner or any part of or interest in either.
1.01.85    Mortgagee – the holder of any Mortgage and the holder of any indebtedness secured thereby.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

1.01.86    Non-Resort Land and Buildings – those portions of the Hotel located on the Land as depicted as the “Non-Resort Land and Buildings” on Schedule 2 to Exhibit A which, for the avoidance of doubt, excludes the Campground Area.
1.01.87    Operating Budget – as defined in Section 5.06.1(a).
1.01.88    Operating Equipment – non-consumable items used in, or held in storage for use in the operation of the Hotel, including all china, glassware, linens, silverware, uniforms and other similar items, but not including FF&E.
1.01.89    Operating Period – the period from the Commencement Date through termination of this Agreement.
1.01.90    Operating Supplies – consumable items used in, or held in storage for use in the operation of the Hotel, including food and beverages, guest amenities, fuel, cleaning materials, printed materials, and other similar items.
1.01.91    Operating Year – each calendar year during the Operating Period, except that: (a) the first Operating Year (if not commencing on January 1) shall be the period from the Commencement Date through December 31 of such calendar year; and (b) the last Operating Year shall be the period from January 1 of the year in which this Agreement is terminated through the date of termination.
1.01.92    Other Brand Services – collectively: (a) the mandatory programs and services provided by Manager and its Affiliates to substantially all hotels (whether owned, operated, leased, or franchised) operating under the Brand Name (but excluding the Brand Services); and (b) all optional programs and services offered to substantially all hotels (whether owned, operated, leased, or franchised) operating under the Brand Name, which the general manager of the Hotel determines are beneficial for the Hotel's operations.
1.01.93    Other Brand Services Fee – the fee payable for the Other Brand Services, as determined by Manager or its Affiliates from time to time, generally reflected in the then-most-current “Franchise Disclosure Document” filed by Manager or its Affiliates in the United States in connection with the Brand Name and allocated to the Hotel pursuant to Section 4.04.2.
1.01.94    Other Managed Hotels – hotels within the United States other than the Hotel which are operated by Manager or its Affiliates under the Brand Name (including such hotels which are owned by Manager or an Affiliate).
1.01.95    Outside Conversion Date – December 31, 2016.
1.01.96    Owner – as defined in the introductory paragraph.
1.01.97    Owner Agreement – as defined in Section 7.01.
1.01.98    Owner Event of Default – as defined in Section 10.02.1.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

1.01.99    Owner Interested Party – as defined in Section 7.10.1.
1.01.100    Owner Termination Event – as defined in Section 10.01.2.
1.01.101    Owner's Total Investment – shall mean USD$55,900,000; provided, however, that on January 1, 2019 (and on January 1st of each Operating Year thereafter), Owner’s Total Investment shall be adjusted by the amount by which Capital Expenditures (excluding any expenditures made pursuant to the PIP) during the immediately preceding Operating Year exceed the required contributions to the FF&E Reserve pursuant to Section 5.02.2 during such Operating Year.
1.01.102    Performance Notice – as defined in Section 11.02.
1.01.103    Permitted Lender – means (i) any foreign or domestic commercial bank, savings and loan association, trust company or insurance company and any foreign or domestic nationally respected lender-mortgagee (such as an eleemosynary institution or foundation, publicly held corporation, real estate investment trust, pension fund or the like), (ii) any investment bank, (iii) any other entity generally recognized to be of institutional quality and customarily involved in the business of the lending of money or (iv) any conduit, corporation other entity created in connection with a public or private offering conducted or sponsored by an investment bank or any of the entities described in clause (i) above for the purpose of lending money, that (x) is regularly engaged in the business of making commercial real estate loans and (y) is not a Specially Designated National or Blocked Person.
1.01.104    Permitted Mortgage – as defined in Section 7.05.
1.01.105    Pier Area – that certain pier consisting of approximately 1060 linear feet as of the Effective Date located adjacent to the Resort Land and Buildings extending into the Atlantic Ocean.
1.01.106    PIP – as defined in Section 3.01.
1.01.107    Pre-Brand Commencement Budget – as defined in Section 3.04.
1.01.108    Pre-Brand Commencement Date Period – the period from the Commencement Date until the Brand Commencement Date.
1.01.109    Pre-Brand Commencement Date Services – as defined in Section 3.03.
1.01.110    Replaced Facilities – as defined in Section 13.18.
1.01.111    Replacement Facilities – as defined in Section 13.18.
1.01.112    Replacement Hotel Requirements – as defined in Section 11.05.2.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

1.01.113    Resort Land and Buildings – those portions of the Hotel located on the Land as depicted as the “Resort Land and Buildings” on Schedule 2 to Exhibit A.
1.01.114    Restricted Area and Restricted Period – each as defined in Section 13.17.
1.01.115    RevPAR – means “Rooms RevPAR” as defined by the Uniform System.
1.01.116    RevPAR Index – the ratio, expressed as a percentage, of (a) the RevPAR of the Hotel to (b) the average RevPAR of the Competitive Set.
1.01.117    RevPAR Test – as defined in Section 11.01(b).
1.01.118    Sale Termination Notice – as defined in Section 7.03.4(a).
1.01.119    Services – as defined in Section 4.03.1.
1.01.120    Services Fees – the sum of the Brand Services Fee, the Other Brand Services Fee and the Additional Services Fee.
1.01.121    Smith Travel Research – Smith Travel Research or its successors or assigns or, if no such entity exists, a nationally recognized person or organization mutually acceptable to Owner and Manager with sufficient expertise and access to data to calculate the RevPAR Index.
1.01.122    Specially Designated National or Blocked Person – either: (a) a person or entity designated by the U.S. Department of Treasury's Office of Foreign Assets Control from time to time as a "specially designated national or blocked person" or similar status; (b) a person or entity described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001; or (c) a person or entity otherwise identified by government or legal authority as a person with whom Manager is prohibited from transacting business.
1.01.123    Standard Practices – the policies, practices and standards generally employed by Manager or its Affiliates in operating Other Managed Hotels and branded ancillary operations associated with Manager or its Affiliates, if applicable.
1.01.124    Term – as defined in Section 2.01.
1.01.125    Termination Fee – as defined in Section 10.01.4.
1.01.126    Total Operating Revenue – as defined by the Uniform System, provided that Total Operating Revenue shall exclude any Campground Area Revenue.
1.01.127    Total Rooms Revenue – as defined by the Uniform System.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

1.01.128    Trademarks –the trademarks, trade names, service marks and copyrights associated with the Brand Name and the related marks that include the word "DOUBLETREE" (including "DOUBLETREE HOTELS", "DOUBLETREE BY HILTON", the "DOUBLETREE BY HILTON" mark and the "DOUBLETREE BY HILTON" logo or symbol), together with the right to use any and all slogans, derivations, trade secrets, know-how and trade dress and all other proprietary rights associated with such names, marks and slogans.
1.01.129    Undistributed Operating Expenses – as defined by the Uniform System.
1.01.130    Uniform System – the Uniform System of Accounts for the Lodging Industry (Eleventh Revised Edition 2014) published by the American Hotel & Lodging Association, including any subsequent revisions to the Uniform System, except in calculating (a) the Management Fee, the Services Fee and other fees payable to Manager and its Affiliates under this Agreement and (b) whether a right to terminate exists under ARTICLE XI (and, if so, the Cure Amount) for which the parties shall rely upon the Eleventh Revised Edition 2014 (rather than any subsequent revisions).
ARTICLE II
TERM; KEY MONEY
2.01    The Term. This Agreement shall commence on the Commencement Date and expire at 11:59 p.m. on December 31 of the 20th Full Operating Year following the Brand Commencement Date (the "Initial Term"). (The Initial Term and any Extension Terms constitute the "Term".)
2.02    Extension Term. Manager and Owner may, upon mutual agreement, extend the Initial Term for two successive periods of five years each (each, an "Extension Term"). Each Extension Term shall commence upon expiration of the Initial Term or prior Extension Term, as applicable. Each Extension Term shall be initiated by either party giving notice to the other party of its desire to effectuate such Extension Term, said notice to be delivered no more than one (1) year and not less than six (6) months prior to the expiration of the then-current term. If the party receiving such notice shall not, by notice delivered not less than three (3) months prior to the expiration of the then-current term, indicate its agreement to effectuate such Extension Term, the Term shall expire at the end of the then-current term. If any Extension Term is timely effectuated, such Extension Term shall be automatically effective without any amendment hereto, but Owner and Manager shall execute and deliver any supplements to this Agreement that either party shall reasonably request to evidence any such extension.
2.03    Key Money.
2.03.1    Manager shall provide to Lessor a financial contribution in the amount of US$900,000 (the “Key Money”) in connection with the renovation of the Hotel pursuant to the PIP, to be funded on the Brand Commencement Date.
2.03.2    If this Agreement is terminated for any reason prior to the scheduled expiration of the Initial Term, except as otherwise contemplated

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

in Section 7.03.4(a), Owner shall refund (or shall cause Lessor to refund) to Manager an amount equal to (a) the Key Money, multiplied by (b) a fraction, the numerator of which is the number of whole calendar months from the date of such termination until the scheduled expiration of the Initial Term, and the denominator of which is 240. Except as otherwise stated in Section 7.03.4(a), if Owner is the party terminating this Agreement, the refund of the unamortized portion of the Key Money shall be a condition of the effectiveness of any termination.
2.03.3    In the event of any conflict between the terms and provisions of this Section 2.03 and any other provision of this Agreement, the terms and provisions of this Section 2.03 shall control. The provisions of this Section 2.03 shall survive any cancellation, termination or expiration of this Agreement.
ARTICLE III
PROPERTY IMPROVEMENT PLAN AND PRE-BRAND COMMENCEMENT DATE PERIOD
3.01    Property Improvement Plan and IT Systems. From the revenues from the operation of the Hotel, or with funds provided by Owner (or Lessor) under Section 5.03 or otherwise, Owner agrees to complete (or cause Lessor to complete) each task set forth in the property improvement plan attached hereto as EXHIBIT C (the "PIP") on or before the date specified for such task. Owner acknowledges that Manager has entered into this Agreement in reliance upon the commitment to fully and timely fund the expenditures specified in the PIP and that Owner’s (or Lessor’s) failure to do so shall cause Manager irreparable injury to the integrity of the Brand Name and deny Manager of its benefits of its bargain to retain a long term management agreement of the Hotel. Additionally, to the extent not provided by Manager or its Affiliates, Owner (or Lessor) shall purchase or lease and maintain all required hardware/equipment and replace and upgrade required software and hardware systems on the schedule set by Manager and its Affiliates to the extent set forth in the PIP or any Pre-Commencement Budget, Operating Budget or Capital Budget approved by Owner.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

3.02    Operations During the Pre-Brand Commencement Date Period. During the Pre-Brand Commencement Date Period, the parties agree that the Hotel shall be managed by Manager under the name “Springmaid Beach Resort” (or such other name as agreed to by Owner and Manager) pursuant to this Agreement. Owner represents and warrants to Manager that Owner has the right to use and to permit Manager to use the “Springmaid Beach Resort” name and any marks or logos existing on the Hotel, the FF&E, the Operating Supplies or the Operating Equipment as of the Commencement Date in connection with the operation of the Hotel, free from any claims of infringement by any third parties. Owner shall cause such name and marks to continue to be available to Manager and the Hotel until the occurrence of the Brand Commencement Date. From and after the Brand Commencement Date, the name of the Hotel shall be as set forth in or otherwise determined pursuant to Section 9.03.
3.03    Pre-Brand Commencement Date Services. During the period starting with the Commencement Date through the Brand Commencement Date, in addition to Manager’s other rights and obligations under this Agreement, Manager shall perform the following services (the “Pre-Brand Commencement Date Services”):
3.03.1    prepare and implement a plan for the sales promotion for the Hotel under the Brand Name as of the Brand Commencement Date.
3.03.2    implement programs to secure reservations for the Hotel's facilities for periods from and after the Brand Commencement Date.
3.03.3    employ and train the initial Hotel Personnel.
3.03.4    assist Owner in Owner’s installation of all systems for accounting, reservations, and other computer hardware and software applications to allow the Hotel to operate under the Brand Name in accordance with the Brand Standards.
3.03.5    render such other services incidental to the preparation and organization of the Hotel operations, as may be reasonably required for the Hotel to be adequately staged and capable of operating under the Brand Name on the Brand Commencement Date in accordance with the Brand Standards.
3.04    Pre-Brand Commencement Date Expenses and Budget. The cost of the Pre-Brand Commencement Date Services and all other costs and expenses incurred to cause the occurrence of the Brand Commencement Date (including, without limitation, all travel and out-of-pocket expenses incurred by Manager and its Affiliates for those personnel of Manager and its Affiliates performing the Pre-Brand Commencement Date Services and all salaries and wages for those personnel of Manager and its Affiliates assigned to the Hotel on a full-time basis in connection with the Pre-Brand Commencement Date Services, but only to the extent set forth in the Pre-Commencement Budget approved by Owner), without duplication of any costs and expenses set forth in the PIP or the Operating Budget, shall be borne by Owner. Manager is authorized to pay such costs and expenses from the Hotel Accounts to the extent set forth in the Pre-Commencement Budget and to the extent Owner does not elect to pay from its own accounts any such costs and expenses. The cost and expense of such Pre-Brand Commencement Date Services and other costs and expenses necessary to open the Hotel for operation under the Brand Name shall be subject to the pre-commencement budget (the “Pre-Commencement Budget”). An initial proposed Pre-

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Commencement Budget shall be delivered to Owner for review and approval on or prior to February 6, 2015. In the event Owner and Manager are unable to agree, in good faith, on the Pre-Commencement Budget within 45 days after Manager’s delivery of the Pre-Commencement Budget, Owner or Manager shall be permitted to submit any such disputes for expert determination in accordance with Section 12.01. Notwithstanding the foregoing:
3.04.1    Owner shall not have the right to withhold approval of expenditures necessary to prevent a threat to life, health or safety of persons or damage to the Hotel or to comply with any Legal Requirement. Owner shall have the right to challenge whether any expenditure in the proposed Budget is necessary to comply with the Brand Standards, but not the right to challenge (i) what the Brand Standards are, or (ii) any expenditures that would otherwise be required to prevent a threat to life, health or safety of persons or damage to the Hotel or to comply with any Legal Requirement.
3.04.2    Owner shall not be excused from its obligation to complete (or cause Lessor to complete) the PIP in accordance with Section 3.01 regardless of the contents of the Pre-Commencement Budget;
3.04.3    Owner and Manager agree and acknowledge that the Pre-Commencement Budget is only an estimate of costs and expenses required to open the Hotel to the general public under the Brand Name. Accordingly:
(a)    Manager shall use commercially reasonable efforts not to exceed the Pre-Commencement Budget, but may do so to the extent that there are changes in the scope, timing or other assumptions upon which the Pre-Commencement Budget was based; and
(b)    To the extent the contents of the Pre-Commencement Budget are insufficient, due to changes in scope, timing or other assumptions, to open the Hotel to the general public under the Brand Name, the same shall not be deemed to be a “delay primarily caused by Manager” for purposes of Section 10.02.2(a) or be deemed a waiver by Manager to terminate the Management Agreement pursuant to Section 10.02.2(a).
ARTICLE IV
MANAGER'S AUTHORITY, SERVICES, AND COMPENSATION
4.01    Authority and Duty of Manager. Manager shall have the sole and exclusive right and obligation to operate the Hotel according to (i) the Standard Practices during the Pre-Brand Commencement Date Period and (ii) the Brand Standards on and following the Brand Commencement Date, in each case pursuant to the terms of this Agreement. Subject to the Standard Practices or Brand Standards, as applicable, Manager shall have the sole authority and responsibility to: (a) determine operating policy, standards of operation, quality of service, the maintenance and physical appearance of the Hotel and any other matters affecting operations and management; (b) supervise and direct all phases of advertising, sales, and business promotion for the Hotel; and (c) carry out all programs consistent with the Budgets; provided that Manager shall be excused from the performance of any of its obligations under this Agreement to the extent such performance is prevented by Owner's failure to cooperate with Manager and provide all funds or

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

resources (if applicable) required to be provided by Owner pursuant to the Budgets or as otherwise expressly set forth in this Agreement.
4.02    Specific Authorizations. In addition to the general grant of authority above and subject in all instances to the Budgets and the other express provisions of this Agreement, Manager is specifically authorized and directed to:
(a)    consummate leases for the commercial and office space, and concession or other arrangements for other space and facilities, in the Hotel in the name of and as agent for Owner, subject to Owner's approval for leases or concessions with a term of more than one year and not terminable at will on thirty days' notice or less, and subject to the provisions set forth in Section 15B of the Owner Agreement;
(b)    enter into contracts for goods or services in the name of and as agent for Owner, subject to Owner's prior written approval for any contract with a term of more than one year and not terminable at will on thirty days' notice or less or with anticipated aggregate annual expenditures of over US$50,000 (as adjusted for increases in the CPI from January 1, 2014); provided, however, Owner's approval shall not be required for booking and other similar agreements entered into by Manager in the normal course of business;
(c)    subject to compliance with the applicable Capital Budget, make all repairs, decorations, revisions, alterations and improvements as reasonably necessary to maintain the Hotel in good order, condition and repair;
(d)    purchase such Operating Equipment and Operating Supplies as reasonably necessary for the proper operation of the Hotel in the name of and as agent for Owner;
(e)    use its reasonable efforts to obtain and maintain all licenses and permits required for the operation and management of the Hotel, except that Manager shall not be required to obtain and maintain alcoholic beverage licenses or related permits in the name of Manager, or on behalf of Owner, unless Manager is specifically required to do so pursuant to applicable laws or regulations imposed by governing authorities. Owner shall execute and deliver any and all applications and other documents as reasonably required and shall otherwise cooperate with Manager in applying for, obtaining and maintaining such licenses and permits;
(f)    except for those obligations imposed on Owner under Section 5.11, use its reasonable efforts to comply with all Legal Requirements;
(g)    use its reasonable efforts to comply with the terms of all insurance policies;
(h)    retain and direct legal counsel for the Hotel in the name of and as agent for Owner with respect to any matter regarding the operation of the Hotel with respect to (i) uninsured claims, (ii) to the extent permitted under the applicable insurance policy, insured claims which are covered by Manager-purchased insurance

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

programs and (iii) at Manager’s option, and to the extent permitted under the applicable insurance policy, claims which are not covered by Manager-purchased insurance programs; with respect to uninsured claims, Manager shall obtain Owner’s prior written approval for any matter for which aggregate legal fees are anticipated to exceed US$25,000 provided, further, with respect to any other uninsured claim that does or could reasonably be expected to materially and adversely affect the image or reputation of Owner, any of Owner’s Affiliates or the Hotel, Owner shall be entitled to provide input and consult with Manager regarding the handling of any such claim (and Manager shall reasonably consider such input and consultation in good faith) and Owner shall be entitled to approve any final settlement of any such claim. In no event shall Manager admit or confess to any liability of Owner (or Lessor) without Owner’s (or Lessor’s, as applicable) consent;
(i)    control the defense, including settlement, of any legal action involving multiple hotels managed by Manager or its Affiliates or business practices of Manager or its Affiliates applicable to multiple hotels, and allocate the costs of defense, settlement, and liability to the Hotel in its reasonable and equitable discretion according to the relative legal risk faced by the Hotel; provided, however, that (1) Manager shall provide Owner with notice and opportunity to provide input over the defense of any action that would result in liabilities in excess of $60,000 to Owner or the Hotel and (2) in no event shall Manager admit or confess to any liability of Owner (or Lessor) without Owner’s (or Lessor’s, as applicable) consent;
(j)    collect on behalf of Owner and account for and remit to Government authorities all Impositions collectible by the Hotel directly from patrons or guests, or as part of the sales price of any goods, services or displays, including gross receipts, admissions or similar or equivalent taxes, duties, levies or charges;
(k)    collect all charges, rent and other amounts due from guests, lessees, concessionaires and other debtors of the Hotel;
(l)    pay all monetary obligations, including insurance premiums, of the Hotel; and
(m)    perform such other tasks as are customary and usual in the operation of a hotel of the class and standing of the Hotel.
4.03    Services and Centralized Purchasing. Manager shall cause the following services to be made available to the Hotel:
4.03.1    Services.
(a)    During the Pre-Brand Commencement Date Period, Manager shall furnish the Additional Services. Owner and Manager acknowledge that Manager is not providing Brand Services or Other Brand Services prior to the Brand Commencement Date.
(b)    On and following the Brand Commencement Date, Manager shall furnish the Brand Services, Other Brand Services and the Additional Services

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

(collectively, the "Services") to the Hotel. Owner acknowledges that the Services are an integral part of Manager's marketing and operation of hotels and resorts under the Brand Name, and Manager requires the flexibility to modify the Services to respond to market trends, competitive conditions, customer demands, economic conditions, technological advances and other factors affecting the marketing and operation of hotels under the Brand Name (including the costs associated with maintaining and upgrading such Services), as they may change from time to time. Accordingly, Owner agrees that Manager shall have the right to: (a) modify the structure, scope, delivery, fees, costs and terms of any Services; (b) add new, or discontinue existing Services; or (c) make mandatory Services optional, or make optional Services mandatory, as Manager deems advisable from time to time, each such change to be implemented upon no less than sixty days' notice to Owner; provided that in each case that following any such change, the Services shall continue to be allocated on a fair and equitable basis considering the factors that Manager or its Affiliate deems most relevant, including the nature of the Services provided, the benefit received, and the marginal cost of providing the Services to different classes of hotels (recognizing that one or more of such hotels may have unique characteristics or circumstances justifying a different basis).
4.03.2    Centralized Purchasing. During the Pre-Brand Commencement Date Period, Manager may, and on and following the Brand Commencement Date Manager shall, furnish centralized purchasing programs for goods, supplies, equipment and services for the Hotel, including Operating Supplies, Operating Equipment, insurance and long distance telephone services, to the same extent furnished to Other Managed Hotels. Owner authorizes Manager to mark up its costs, and receive and retain remuneration and other benefits from vendors and service providers based on such purchases, provided that: (a) the total cost of goods and services (including any mark‑up, fees and other remuneration) is generally on terms no less favorable to Owner than that which would be available through unrelated third party vendors in an arms-length transaction; and (b) Manager shall, on an annual basis, remit to the Hotel Accounts the proportionate share of the pre‑tax profits earned by Manager and its Affiliates through such purchases by hotels participating in the purchasing programs, after deducting all operating expenses and capital costs attributable to providing such services. For purposes of calculating Owner's proportionate share of such pre‑tax profits, Manager shall use the number of available rooms at the Hotel divided by the total number of available rooms in all hotels participating in such services, or any other manner that reasonably approximates the proportionate share of purchases made by the Hotel in relation to the total purchases made by all hotels participating in Manager's purchasing services.
4.03.3    Services by Affiliates. Manager may provide any service required by this Agreement through an Affiliate. If Manager arranges for an Affiliate of Manager to perform services Manager is required to provide, Manager is ultimately responsible to Owner, and Owner shall not pay more for the Affiliate's services and expenses than Manager would have been entitled to receive under this Agreement had Manager performed the services. If Manager arranges for an Affiliate of Manager to provide goods to the Hotel, such goods shall be supplied at prices and on terms at least as favorable to the Hotel as generally

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

available in the relevant market. At the request of Owner (but not more than once in each Operating Year), Manager shall provide Owner with a current list of any direct or indirect subsidiaries of Hilton Worldwide, Inc. through which Manager is providing goods or services to the Hotel.
4.04    Fees and Reimbursements. Owner shall pay Manager the following fees and reimbursements:
4.04.1    Management Fee. As consideration for Manager's services during the Term, Owner shall pay to Manager a management fee (the "Management Fee") equal to the sum of: (a) the Base Fee; (b) the CAR Fee (if any) and (c) 15% of Incentive Income (if any) for each Operating Year (the "Incentive Fee").
The "Base Fee" is an amount equal to (i) during the Pre-Brand Commencement Date Period, 2.50% of Total Operating Revenue and (ii) on and following the Brand Commencement Date a percentage of Total Operating Revenue as follows:

Full Operating Year Following the Brand Commencement Date	% of Total Operating Revenue
First (and preceding short Operating Year)	2.50%
Second	2.75%
Third and thereafter	3.00%

4.04.2    Services Fees.
(a)    Starting with the Brand Commencement Date, as consideration for the Brand Services, Owner shall pay to Manager or its Affiliate the Brand Services Fee.
(b)    Starting with the Brand Commencement Date, as consideration for the Other Brand Services, Owner shall pay to Manager or its Affiliate the Other Brand Services Fee.
(c)    Starting with the Commencement Date, as consideration for the Additional Services, Owner shall pay to Manager or its Affiliate the Additional Services Fee.
The costs related to the provision of Services to Brand Name hotels shall be allocated on a fair and equitable basis considering the factors that Manager or its Affiliate deems most relevant, including the nature of the Services provided, the benefit received, and the marginal cost of providing the Services to different classes of hotels (recognizing that one or more of such hotels may have unique characteristics or circumstances justifying a different basis). The Services Fees may include amounts reasonably calculated to cover the overhead and other costs incurred by Manager or its Affiliate, including: (i) recovery of development costs and promotion costs for such Services; (ii) costs of equipment employed in providing the Services; (iii) costs of operating, maintaining and upgrading the Services; (iv) the costs

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

for the installation and maintenance of any equipment and technology systems at the Hotel used in connection with the Services; and (v) compensation and employee benefits of Corporate Personnel directly involved in providing the Services. Manager represents and warrants to Owner that Services Fees do not include a profit component (i.e., a mark-up in addition to the cost of the items provided as part of the Services). Owner acknowledges that, from time to time, there might be a current surplus or current deficit of funds for any one or more Services and that any retention of funds for use at a later date (including interest earned thereon) shall not constitute a profit.
4.04.3    Reimbursements to Manager. Owner shall pay or reimburse Manager for the following costs and expenses, subject in all instances to the Budgets and as otherwise expressly provided in this Agreement:
(a)    the Employment Costs paid by Manager or its Affiliates in connection with the Hotel Personnel;
(b)    the Employment Costs payable to all employees of Manager and its Affiliates while working on an assignment for the specific benefit of the Hotel, Owner or its Affiliates;
(c)    reasonable travel and entertainment expenses of all employees of Manager and its Affiliates incurred in performing Manager's duties hereunder in connection with the operation of the Hotel in accordance with the policies of Manager then in effect;
(d)    the expenses paid or reimbursed by Manager or its Affiliates to all independent consultants rendering services to the Hotel;
(e)    payments made or incurred by Manager or its Affiliates, or its or their employees to third parties for goods and services in the ordinary course of business in the operation of the Hotel;
(f)    all taxes and similar assessments (other than Manager's income taxes) levied against any reimbursements payable to Manager under this Agreement for expenses incurred for Owner's account, including the reimbursable expenses described in this Section 4.04.3;
(g)    reasonable legal fees incurred by Manager in connection with operation of the Hotel;
(h)    as an Owner expense, and not a Hotel operating expense, legal fees incurred by Manager in connection with review and preparation of a subordination, attornment and non‑disturbance agreement under Section 7.05; and
(i)    all other expenditures which are authorized, permitted or required under the provisions of this Agreement which have been paid or funded by Manager on Owner's behalf.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

To the extent that any Employment Costs or other expense payable by Owner or reimbursable to Manager or its Affiliates is not incurred solely for the benefit of the Hotel, Manager shall allocate such amount or expense accordingly.
4.05    Place and Means of Payment.
4.05.1    Payment. Manager shall pay itself the amounts due it under Section 4.04 from the Hotel Accounts each month concurrently with the delivery of the monthly report under Section 5.08.1. The Base Fee and CAR Fee paid each month shall be the applicable percentage of the Total Operating Revenue or Campground Area Revenue (as applicable) as set forth in such monthly report. The Incentive Fee paid each month shall be the difference between: (a) 15% of year-to-date Incentive Income; less (b) the aggregate of Incentive Fees paid year-to-date. If the aggregate monthly Management Fees paid during an Operating Year either exceed or are less than the Management Fee shown in the annual report for such Operating Year, then Manager shall deposit into or withdraw the amount of such overpayment or underpayment, as the case may be, from the Hotel Accounts.
4.05.2    Taxes. All amounts shall be paid to Manager in United States dollars, in immediately available funds, without reduction for any withholding tax, value added tax and any other assessment, tax, duty, levy or charge required under the applicable laws of any applicable jurisdiction. If any gross receipts, sales, use, excise or similar tax that is based upon gross income or revenues is imposed upon Manager for the receipt of any payments under this Section 4.05, then Owner shall also pay Manager an amount equal to such tax. If any gross receipts, sales, use, excise or similar tax that is based upon gross income or revenues is imposed upon the payment made pursuant to this Section 4.05, the amount due will be such that the net amount retained by Manager, after payment of such tax, equals the amount payable to Manager under Section 4.05 as if no gross receipts, sales, use, excise or similar tax had been imposed upon Manager for the receipts of any payments under this Section 4.05.
4.05.3    Interest. To the extent that there are insufficient available funds in the Hotel Accounts for Manager to pay itself the amounts due it under this Section 4.05, all unpaid amounts shall bear interest at an annual rate of interest equal to the lesser of: (a) the prevailing lending rate of Manager's principal bank for working capital loans to Manager plus 3%; and (b) the maximum amount permitted by applicable law. Interest shall accrue from the date payment was first due until either: (i) there are sufficient funds in the Hotel Accounts for Manager to pay itself the entire outstanding amount; or (ii) Owner otherwise pays Manager the entire outstanding amount.
4.06    Hotel Personnel.
4.06.1    Manager as Employer. Manager or its Affiliate shall be the employer, and shall have sole discretion and authority over the hiring, firing, promotion, supervision, training and compensation, of the Hotel Personnel (except as provided in Section 4.06.2 below); provided, however, all Employment Costs of

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

Hotel Personnel shall be the responsibility of Owner, subject in all instances to the Budgets and as otherwise expressly provided in this Agreement. Manager is permitted to draw on the Hotel Accounts in connection with the payment of such Employment Costs to the Hotel Personnel. To the extent there are insufficient available funds in the Hotel Accounts, Owner shall immediately reimburse Manager for the amount of such payments in accordance with Section 4.04.3.
4.06.2    Executive Staff. Owner shall have the right to interview and approve the individuals selected by Manager as the members of the Executive Staff prior to each individual’s respective appointment, which approval shall not be unreasonably withheld or delayed. Prior to appointing a member of the Executive Staff, Manager shall provide Owner with a written summary of such individual's professional experience and qualifications and shall offer Owner the opportunity to interview the candidate at the Hotel or another mutually acceptable location. Owner shall forego its right to interview any such individual if Owner or its authorized representative is unwilling or unable to participate in the interview within five business days following Manager's offer. Owner shall be deemed to have approved the appointment of any such individual unless Owner delivers notice of its disapproval of such appointment within ten business days after Manager's offer to Owner to interview the candidate. Owner acknowledges that it may not reject more than three qualified candidates proposed by Manager for any Executive Staff position each time the position is being filled and if Owner disapproves three proposed qualified candidates, Manager may hire any of the three qualified candidates in its sole discretion.
4.06.3    Labor Relations. Manager shall have the exclusive authority to negotiate with any labor unions representing the Hotel Personnel, and shall so negotiate for the best interests of Owner. Any collective bargaining agreement or labor contract will be executed by Manager or its Affiliate as the employer.  For the avoidance of doubt, neither Manager nor its Affiliates shall have authority to bind Owner or Lessor with respect to any other hotels owned or leased by Owner or Lessor except to the extent Manager or its Affiliates operate such hotel on behalf of Owner or Lessor and then only pursuant to and in accordance with the terms of the related management agreement with Owner or Lessor. With respect to labor negotiations not involving multi-employer bargaining arrangements applicable to the Hotel and other hotel properties not owned or operated by Manager, Manager shall consult with Owner in advance of, and, to the extent practicable, during the course of, negotiations with any labor union.
4.06.4    Manager Personnel. Manager may temporarily assign its (or its Affiliates') employees from other hotels or from its corporate offices to act as an Executive Staff member, or with respect to other managerial positions of the Hotel. Manager shall allocate the Employment Costs of such personnel to the Hotel in proportion to the time and services rendered to the Hotel by the personnel.
4.06.5    Business Expenses. Manager shall reimburse Hotel Personnel from the Hotel Accounts for all reasonable business expenses, including business entertainment and travel expenses, in accordance with its Standard Practices,

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

subject in all instances to the Budgets and as otherwise expressly provided in this Agreement.
4.06.6    Benefit Plans.
(a)    Manager shall have the right, subject in all instances to the Budgets and as otherwise expressly provided in this Agreement, to provide eligible Hotel Personnel who are not covered by collective bargaining or similar arrangements with benefits of: (i) incentive plans; (ii) pension, profit sharing or other employee retirement; and (iii) disability, health, welfare or other benefit plans now or hereafter applicable to employees of Other Managed Hotels. Manager shall charge the Hotel with the Hotel's pro rata share of the costs and expenses of such plans allocated to the Hotel on the same basis as allocated to participating Other Managed Hotels.
(b)    Manager may (but shall not be required to) provide benefits and allow participation in such plans on whatever modified basis as it may determine appropriate under the circumstances, and may waive any waiting period or any preconditions to coverage or participation otherwise applicable to such employees. No statement, promise, representation or warranty regarding the terms of such plans or the participation or coverage of employees shall be enforceable, binding or effective in any way unless made in writing and signed by an authorized representative of Manager.
4.06.7    Non-Solicitation. Owner, its Affiliates, and Owner's representatives, and their respective successors and assigns shall not solicit the employment of Corporate Personnel or any member of the Executive Staff at any time during the Term or within twelve months following termination of this Agreement (provided that the foregoing restriction shall not apply with respect to Executive Staff in the event of a termination pursuant to a Manager Event of Default) without Manager's prior written approval.
4.07    Capital Expenditures.
4.07.1    Manager's Obligations. Manager is authorized to make (or arrange for), at Owner's (or, if applicable, Lessor’s) expense, all Capital Expenditures that are: (a) described in the approved Budget; (b) otherwise approved in writing or via email by Owner, if not included in the approved Budget; (c) reasonably necessary to repair or correct any condition on or about the Hotel which constitutes a violation of any Legal Requirement that imposes liability or potential liability on the Owner or Manager; (d) reasonably necessary to repair or correct any condition on or about the Hotel which presents a threat to life or property of Owner, Manager, the Hotel Personnel or any guest or invitee on or about the Hotel; or (e) necessary to maintain the Brand Standards of the Hotel. Notwithstanding the foregoing, Owner (and Lessor) shall not be obligated to fund Capital Expenditures that are not included in the Capital Budget to maintain the Brand Standards of the Hotel, unless such expenditures are also required pursuant to clause (c) or (d) above. Notwithstanding the foregoing, Manager shall

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

not be responsible for making any Major Capital Expenditures, unless specifically agreed upon by Manager and Owner.
4.07.2    FF&E Expenditures. Manager shall use the funds in the FF&E Reserve for FF&E Expenditures. If at any time there are insufficient available funds in the FF&E Reserve to pay for FF&E Expenditures required or permitted under this Agreement, Manager shall notify Owner of the amount required and, within thirty days after such notice, Owner (or Lessor) shall provide sufficient amounts to Manager for the FF&E Expenditures. Owner acknowledges that costs to be incurred and funds associated with the same may be required in advance of the work being performed.
4.07.3    Other Capital Expenditures. Owner shall separately provide (or cause Lessor to provide) all funds necessary for all Capital Expenditures (other than FF&E Expenditures made from the FF&E Reserve) under any approved Capital Budget or as otherwise expressly set forth in this Agreement. Manager shall use reasonable efforts to anticipate the need for any Capital Expenditures to the Hotel, and in connection therewith, Manager shall advise Owner of any reasonably anticipated Capital Expenditures in order to enable Owner to plan for such Capital Expenditures. If Owner (or Lessor) fails to provide funds necessary for any Capital Expenditures required or permitted under this Agreement within thirty days after receipt of written notice from Manager, or at any times provided in the Budget, Manager shall have the right to use funds in the FF&E Reserve for such Capital Expenditures, and replenish the funds in the FF&E Reserve from the revenues generated by the Hotel prior to the payment of any amounts to Owner. Manager's right to so use funds in the FF&E Reserve shall not excuse Owner's failure to provide funds on a timely basis.
4.07.4    Major Capital Expenditures. If Manager performs supervisory services with respect to carrying out any Major Capital Expenditures, Manager shall be paid a supervisory fee in connection therewith. Owner shall have the option of whether to utilize Manager or a third party for such Capital Expenditures execution; provided, however, any third party selected therefor shall be subject to Manager's reasonable approval. All Capital Budgets shall contain an estimate of fees for Manager's or a third party's services in connection with the same.
4.07.5    Limitations. Notwithstanding anything to the contrary contained herein, Manager shall not be permitted to carry out any Capital Expenditures without Owner's prior written approval, if the Capital Expenditures in question involves: (a) structural changes to the Hotel Building envelope or Hotel Building skin, including physical additions to the Hotel Building (i.e., the addition of more space to the Hotel Building); (b) changes to the size of the guest rooms; or (c) reconfiguration of any load bearing walls in the Hotel.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

ARTICLE V
ACCOUNTS; WORKING FUNDS; RECORDS AND REPORTS
5.01    Bank Accounts. Manager shall establish and maintain bank accounts in the name of Owner (or with respect to the FF&E Reserve and accounts relating to Campground Area Revenue, Lessor) at a banking institution or institutions mutually selected by Owner and Manager (collectively, the "Hotel Accounts"). Manager shall deposit in the applicable Hotel Accounts all monies furnished by or on behalf of Owner as working funds under Section 5.03(b) and all monies received from the operation of the Hotel, and shall disburse the same for the purposes set forth in Section 5.04. Manager may maintain such funds as it reasonably deems proper in house banks or in petty cash funds at the Hotel. Manager's designees shall be the only persons authorized to draw from the Hotel Accounts, and Manager may make deposits in all Hotel Accounts, in accordance with the terms of this Agreement and Manager's standard accounting policies and practices. Manager shall establish controls to ensure accurate reporting of all transactions involving the Hotel Accounts. Unless due to Manager's Grossly Negligent or Willful Acts, any loss suffered in the Hotel Accounts, or in any investment of funds into any such account, shall be borne by Owner, and Manager shall have no liability or responsibility therefor. Manager shall reasonably cooperate with Owner, at Owner’s expense, to transfer the Hotel Accounts to be in the name of Lessor or Owner, as applicable, in the event such change is necessary to comply with REIT requirements.
5.02    FF&E Reserve.
5.02.1    Establishment of FF&E Reserve. From the revenues from the operation of the Hotel, or with funds provided by or on behalf of Owner (or Lessor) under Section 5.03(b) or otherwise, Manager shall establish and maintain a reserve (the "FF&E Reserve").
5.02.2    Contribution to FF&E Reserve. Concurrently with the delivery of the monthly reports required under Section 5.08.1, Manager shall deposit into the FF&E Reserve an amount equal to (i) during the Pre-Brand Commencement Date Period, 1.0% of Total Operating Revenue (ii) on and following the Brand Commencement Date, a percentage of the preceding month's Total Operating Revenue, as follows:

Full Operating Year following the	% of Total Operating
Brand Commencement Date	Revenue
First	1%
(and preceding short Operating
Year)
Second	2%
Third	3%
Fourth and thereafter	4%
The foregoing amounts are minimum and do not represent the amounts which may be necessary to operate and maintain the FF&E according to the Brand Standards, and the Capital Budgets may call for expenditures in excess of the amounts being reserved.
5.02.3     FF&E Reserve Account. Manager shall maintain the FF&E Reserve in an interest-bearing Hotel Account. Interest earned on the FF&E

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

Reserve shall be added to the FF&E Reserve, but shall not be credited against amounts required to be added thereto. Any amounts remaining in the FF&E Reserve at the end of each Operating Year shall be carried forward until fully expended, but shall not be credited against required contributions to the FF&E Reserve for any subsequent Operating Year.
5.02.4     Additional Contributions. As the Hotel ages, the contribution to the FF&E Reserve described in this Section 5.02 may not be sufficient for the replacements, renewals and additions to the FF&E required to maintain the Brand Standards. If Manager, acting reasonably, determines that the percentage contribution to the FF&E Reserve is not adequate to maintain the Brand Standards, Manager shall notify Owner and the parties shall, acting in good faith, endeavor to agree upon an appropriate adjustment to the FF&E Reserve contribution.
5.03    Working Funds. Owner shall provide working funds to Manager, to be deposited into the Hotel Accounts, within fifteen business days of a request by Manager stating the amount required and the necessity for such funds. Owner shall provide (or shall cause Lessor to provide) sufficient funds to ensure the uninterrupted and efficient operation of the Hotel, in accordance with the then-applicable Budget or as otherwise expressly set forth in this Agreement, including sufficient funds to pay all of the items described in Section 5.04. If Owner (or Lessor) does not deposit the funds requested by Manager, Manager may withdraw such funds from the FF&E Reserve. In such event, Manager shall notify Owner and Owner shall immediately replenish (or shall cause Lessor to immediately replenish) the funds withdrawn from the FF&E Reserve. On or prior to the Commencement Date, Owner shall deposit (or cause Lessor to deposit) initial working funds in the amount of at least US$600,000 (it being agreed by Owner and Manager that approximately $300,000 of the foregoing $600,000 has been funded on the date hereof from Owner’s Permitted Mortgagee’s seasonality reserve) into the Hotel Accounts. In addition, Manager may (but is not obliged to) use or pledge its credit or advance its own funds to make ordinary and customary purchases of goods and payments for services for the Hotel on Owner's behalf, in which event:
(a)    Owner shall pay for such purchases when payment is due and shall indemnify and defend Manager against all losses, costs and expenses, including attorneys' fees and costs, interest and any late payment fees, that may be incurred by or asserted against Manager by reason of Owner's failure to pay for such purchases; and
(b)    any advances by Manager shall be due and payable on demand, together with interest at the rate specified in Section 4.05.3.
5.04    Expenditures.
5.04.1    Operating and Other Expenses. Manager is authorized to pay all expenses incurred in connection with the operation of the Hotel from the Hotel Accounts (or, if appropriate, from house banks or petty cash funds available at the Hotel), subject in all instances to the Budgets and as otherwise expressly provided in this Agreement, in such order of priority determined by Manager in its sole discretion, including the following:

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

(a)    the Management Fee, the Services Fees and all reimbursements and other amounts due to Manager and its Affiliates under Section 4.04.3 or under any other provision of this Agreement;
(b)    all Departmental Expenses and Undistributed Operating Expenses;
(c)    all costs and expenditures incurred or made in connection with the authorized items under Section 4.02 and all other expenditures which Manager is permitted or required to make under any other provision of this Agreement;
(d)    reimbursements for any advances made by Manager;
(e)    deposits into the FF&E Reserve;
(f)    Employment Costs of and reimbursements to Hotel Personnel; and
(g)    premiums for any insurance maintained by Manager under ARTICLE VI.
5.04.2    Capital Expenditures. Owner shall provide (or cause Lessor to provide) funds in accordance with the applicable Capital Budgets and as otherwise expressly set forth in this Agreement within the time periods set forth in Section 4.07 after a request by Manager stating the amount required and the necessity for such funds.
5.04.3    Distributions to Owner. Subject to the working funds requirements of Section 5.03, Manager shall distribute excess funds from the Hotel Accounts to Owner upon Owner's request but no more frequently than monthly.
5.05    Books and Records. Manager shall keep full and adequate books of account and such other records as are necessary to reflect the results of the operation of the Hotel. Owner shall make available to Manager, or its representatives, all books and records, including contract documents, invoices and all other construction records pertaining to the initial development of the Hotel and any Major Capital Expenditures. Owner acknowledges that, if such books and records are not made available to Manager, Manager may be unable to keep books of account which fully and adequately reflect the results of the operation of the Hotel. Manager shall keep the books and records for the Hotel in all material respects in accordance with its Standard Practices and the Uniform System, on an accrual basis in accordance with generally accepted accounting principles consistently applied. Manager shall, on reasonable notice, afford to Owner's auditors the right during normal business hours to inspect, at Owner's sole cost and expense, the Hotel or examine and make extracts from the books and records of the Hotel provided that: (a) Owner's auditors agree to keep such books and records confidential; and (b) such inspections and examinations are made with as little disruption to the business operations of the Hotel as reasonably practicable. The books and records of the Hotel (including books of account, front office records and guest information) shall be kept at the Hotel or, if Manager maintains a centralized computer system serving the Hotel, at the location of such centralized computer system with copies maintained at the Hotel. Upon the termination of this Agreement, Manager shall provide Owner with all such books and records of the Hotel (except to the extent prohibited by any Legal Requirements, except as provided below regarding Hotel Guest Data or to the extent any such book and records

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

represent Manager’s proprietary information (unless such proprietary information is required in order to ensure the orderly continuation of the operation of the Hotel subject to Legal Requirements)). In addition to the Hotel's books and records, Manager shall maintain any guest profiles, contact information, histories and other information obtained or collected by Manager at the Hotel in the ordinary course of business from guests of the Hotel relating specifically to such guests' stay at the Hotel (the "Hotel Guest Data"). During and after the Term, Manager shall retain, use and otherwise process the Hotel Guest Data in accordance with its publicly posted privacy policy, as amended from time to time, and use its reasonable efforts to retain, use and otherwise process the Hotel Guest Data in accordance with all Legal Requirements. Owner shall not be permitted to use the Hotel Guest Data for any purpose during the Term. Upon the expiration or earlier termination of this Agreement, Manager shall assist with the generation of a set of hotel termination reports that will, among other things, facilitate Owner’s performance of its obligations under Section 10.07(e). During and after the Term, Owner and Manager each shall use commercially reasonable efforts to (w) comply with all Legal Requirements applicable to Hotel Guest Data,(x) comply with Manager’s or its Affiliates’ privacy policy applicable to Hotel Guest Data, (y) provide at least the same level of privacy protection as is required by the relevant US-EU Safe Harbor Privacy Principles, located at http://www.export.gov/safeharbor, as they may be amended from time to time, with respect to Hotel Guest Data originating from the European Union or Switzerland that Owner receives from Manager, and (z) refrain from any action or inaction that could cause the other party to breach any Legal Requirements or the privacy policy of Manager or its Affiliates with respect to the Hotel Guest Data. The foregoing obligations of Owner and Manager which are imposed both during and after the Term shall survive the termination of this Agreement.
5.06    Budgets.
5.06.1    Owner and Manager agree that prior to the effective date of the Operating Budget for the 2015 Operating Year as approved by Owner pursuant to this Section 5.06, Manager shall be entitled to operate the Hotel in a manner consistent with its Standard Practices in its reasonable discretion. Manager shall submit to Owner proposed Budgets for the 2015 Operating Year by no later than February 6th, 2015 and such proposed 2015 Operating Year Budgets shall be subject to the review and approval process set forth in this Section 5.06. Not later than November 1 of each subsequent Operating Year, Manager shall deliver to Owner:
(a)    a forecast of estimated monthly and annual profit and loss, cash flow, and departmental revenue and expenses for the following Operating Year (collectively, the "Operating Budget"); and
(b)    the Capital Expenditures proposed for the following Operating Year, including reasonable detail of the proposed projects and the associated costs (the "Capital Budget").
Manager shall make reasonable commercial efforts to base the Budgets upon current and reliable information then available, taking into account the location of the Hotel and Manager's experience in operating other comparable hotels.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

5.06.2    Budget Review Meeting. Manager shall make its representatives available to meet with Owner within 10 days after delivery of the Budgets to review and discuss the Budgets, including a comparison with the previous year's performance, a discussion of marketing strategy, identity of markets, composition of and adjustments to the Competitive Set, and proposed expenditures.
5.06.3    Approval. Within 45 days after delivery of the Budgets, Owner shall either approve or disapprove each line item in each Budget, acting reasonably and exercising prudent business judgment. Owner shall not have the right to withhold approval of the following expenditures: (a) expenditures necessary to prevent a threat to life, health or safety of persons or damage to the Hotel; (b) expenditures required by this Agreement, including the forecasted fees and reimbursements under Section 4.04; and (c) Employment Costs. Owner shall have the right to challenge whether any expenditure in the proposed Budget is necessary to comply with the Brand Standards, but not the right to challenge (i) what the Brand Standards are, or (ii) any expenditures that would otherwise be required by Section 5.06.5(a)(iii) or (iv). Manager shall consider in good faith any comments or suggestions regarding forecasted demand, room rates, or revenue, but shall have the final authority over those items in its sole discretion. Any line items not specifically disapproved by Owner shall be deemed approved.
5.06.4    Budget Disputes. Subject to Section 5.06.4(a), Owner and Manager shall use commercially reasonable efforts to revise and agree upon any disputed line items expeditiously. Either party may submit an unresolved dispute over a Budget line item to an Expert for determination under Section 12.01 at any time after thirty days after delivery of the Budgets.
(a)    Operating Budget during Dispute. Pending the resolution of any dispute regarding line items in the Operating Budget, Manager shall operate the Hotel in accordance with the approved line items and may make any expenditures which Owner otherwise is required to approve in accordance with Section 5.06.3. With respect to all other line items, Manager may make expenditures up to the amount actually spent for such items in the immediately preceding Operating Year increased by the difference between the CPI on January 1 of the Operating Year immediately preceding the Operating Year in question and the CPI on January 1 of the Operating Year in question, subject to further adjustment under Section 5.06.5.
(b)    Capital Budget during Dispute. Pending the resolution of any dispute regarding the Capital Budget, Manager may not make any expenditures for disputed Capital Expenditures other than for ongoing Capital Expenditures from the prior Operating Year.
5.06.5    Effect of Approved Budgets. Manager shall use commercially reasonable efforts to comply with the Budgets. Owner acknowledges, however, that the Budgets are forecasts based on assumptions made at the time of preparation, and Manager does not guarantee or warrant the financial results set forth in the Operating Budget or Capital Budget. Accordingly:

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

(a)    Compliance with Operating Budget. Manager may: (i) incur variable expenses directly attributable to occupancy or revenues above forecasted levels; (ii) pay all Impositions, utilities, insurance premiums, debt service required under any Mortgages, and charges provided for in contracts and leases entered into pursuant to this Agreement that are not within Manager's ability to control; (iii) make any expenditures reasonably required on an emergency basis to avoid or mitigate damage to the Hotel or injury to persons or property, provided that it notifies Owner as promptly as reasonably possible; and (iv) make any expenditures necessary to comply with, or to cure or prevent any violation of, Legal Requirements.
(b)    Compliance with Capital Budget. Manager may reallocate expenditures between line items in the Capital Budget and shall not deviate substantially therein, provided, however, that Manager shall be entitled to reallocate up to five percent (5%) of the amount budgeted with respect to any line item in such Capital Budget to another item budgeted therein, so long as the total authorized expenditures are not exceeded. Unless not practical due to the emergency nature of an expenditure, Manager shall notify Owner at least thirty days prior to making any expenditure from the FF&E Reserve that was not specifically contemplated in the Capital Budget. Owner shall provide all funds necessary for any approved Capital Expenditure, except for FF&E Expenditures paid for from the FF&E Reserve, subject in all instances to the Capital Budget and as otherwise expressly provided in this Agreement.
5.06.6    Modifications. Manager may from time to time during each Operating Year prepare re-forecasts based on actual operations during the elapsed portion of the Operating Year and Manager's judgment as to revenues and expenses anticipated for the remainder of the Operating Year, but such re-forecasts shall not be modifications of the approved Budgets then in effect without Owner's approval.
5.07    Major Capital Expenditures. Major Capital Expenditures will be undertaken only at the request of Owner, whether on its own initiative or at the suggestion of Manager, and in any event shall be subject to the approval of Manager. Major Capital Expenditures shall be the responsibility of and funded by Owner.
5.08    Reports.
5.08.1    Monthly Reports. Within the time frames set forth below, Manager shall deliver to Owner the following statements, substantially in the form used at Other Managed Hotels (provided, however, that Manager shall be excused from delivery within such time frames to the extent any delay in sending the reports, as detailed below, is the result of any event or circumstance beyond Manager’s reasonable control including, without limitation, a Force Majeure Event or interruption or shut down to Manager’s reporting software or hardware):
(a)    a balance sheet within six business days after the end of each calendar month during the Operating Period;

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

(b)    a related profit and loss statement showing the results of operation of the Hotel for such month and the year‑to‑date, including a statement of departmental operations and a computation of the Management Fee for such month within six business days after the end of each calendar month during the Operating Period;
(c)    a related statement of cash flows of the Hotel for such month and the year‑to‑date within nine business days after the end of each calendar month during the Operating Period; and
(d)    trial balance data in electronic form within six business days after the end of each calendar month during the Operating Period.
Owner may reasonably request, and Manager shall provide within a reasonable time following such request, such additional information relating to the foregoing which is reasonably available to Manager.
5.08.2    Annual Reports. Within the timeframes set forth below, Manager shall deliver to Owner the following information (in addition to the monthly report for the last month of such Operating Year delivered pursuant to Section 5.08.1); provided, however, that Manager shall be excused from delivery within such time frames to the extent any delay in sending the reports, as detailed below, is the result of any event or circumstance beyond Manager’s reasonable control including, without limitation, a Force Majeure Event or interruption or shut down to Manager’s reporting software or hardware:
(a)    within thirty days after the end of each Operating Year, any year-end adjustments to the year-to-date information included in the monthly report for the last month of such Operating Year delivered pursuant to Section 5.08.1; and
(b)    within forty-five days after the end of each Operating Year, the RevPAR Index for the preceding Operating Year, as determined by Smith Travel Research.
5.08.3    Audited Statement. If Owner requests, Manager shall cooperate in obtaining at Owner's expense an opinion on the statement of profit and loss and statement of cash flows rendered by a firm of independent certified public accountants of recognized standing in the hotel industry as approved by Owner and Manager, showing the assets employed in the operation of the Hotel and the liabilities incurred in connection therewith, as of December 31 of such year.
5.08.4    Owner's Obligations. Owner shall supply any information not otherwise available to Manager that is necessary for the preparation of the above reports.
5.09    Meetings with Manager. Owner may meet quarterly with the general manager or his or her designee to review the operation of the Hotel, including any substantial deviation from the Operating Budget and the assumptions on which it was based. Manager shall reasonably consider any comments or suggestions of Owner.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

5.10    Owner's Rights to Inspection and Review. Upon reasonable advance written notice to the general manager of the Hotel, Manager shall accord to Owner, its accountants, attorneys and agents, the right to enter upon any part of the Hotel at all reasonable times during the Term for the purpose of examining or inspecting the same or examining and making extracts of the financial books and records of the Hotel or for any other purpose which Owner, in its discretion, shall deem necessary or advisable. All inspections shall be done without material disruption to the operation and business of the Hotel.
5.11    Compliance with ADA and Consent Decree. Owner shall perform all construction, survey, remediation, certification, and other obligations, as applicable, solely with respect to the ADA Survey Buildings and related parking, in each case to the extent that Manager is required to require of “hotel owners” under paragraphs 16(c), 16(f) through (h), 18 and 19 of the Consent Decree.  Owner acknowledges that it has received a copy of the Consent Decree.  Owner acknowledges that Manager is required to operate the Hotel consistent with paragraphs 23, 24, 25, 28, 29, 30, and any other applicable provisions of the Consent Decree.
ARTICLE VI
INSURANCE AND INDEMNITIES
6.01    Required Insurance Coverage. Owner shall obtain and maintain insurance in accordance with the terms of the Brand Standards (the "Brand Insurance Requirements"). In addition to the Brand Insurance Requirements, Owner shall also be bound by the terms contained in this ARTICLE VI, which shall supersede anything to the contrary contained in the Brand Insurance Requirements.
6.02    Specific Requirements. Without limiting the generality of the foregoing:
(a)    the general liability and auto liability limits shall be no less than US$100,000,000;
(b)    the crime insurance limit for employee dishonesty shall be no less than US$2,000,000; and
(c)    employment practices liability insurance shall be obtained in an amount no less than US$2,000,000. Such insurance shall include coverage for "mass"/class action multi‑party claims, and shall specifically amend the definition of "Employer" to include both Owner and Manager, regardless of who is the statutory employer.
6.03    Responsibility for Maintaining Insurance. Owner is responsible for maintaining insurance meeting the requirements of this ARTICLE VI. However, notwithstanding the requirements of Section 6.02 to the contrary, if Manager is the statutory employer of the employees of the Hotel, Manager must procure and maintain, at Owner's expense, crime insurance for employee dishonesty, employment practices liability insurance, workers' compensation and employer's liability coverage. If Owner or another party is the statutory employer of the employees of the Hotel, then Owner or such other party must obtain workers' compensation and employer's liability coverage in satisfaction of the requirements of this Section 6.03. Owner may request Manager, at the expense of Owner, to procure and maintain the other types of required

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

insurance except the general liability and auto liability insurance referenced in Section 6.02(a). If Owner so requests, the following shall apply:
(a)    Manager shall not be obligated to purchase insurance programs on behalf of Owner that meet Owner's insurance requirements under this Agreement.
(b)    Upon termination or assignment of this Agreement, or material breach by Owner, insurance coverage under any and all Manager-purchased insurance programs shall terminate with respect to Owner and Owner's property and Owner's insurance risks in the same manner as if the insurance had expired on the date of such termination, assignment or breach.
(c)    Participation in a Manager-purchased insurance program shall require a commitment of at least three annual policy periods by Owner, after which Owner shall again have the option to purchase its own insurance or continue in the Manager-purchased insurance program, subject always to the terms of paragraphs (a) and (b) above. However, if Owner obtains financing under the terms of which a lender requires insurance of a type or quality which a Manager-purchased insurance program does not satisfy in whole or part, then Owner shall be relieved from its three year commitment hereunder.
(d)    Manager-purchased insurance programs, if any, maintained by Manager under this Section 6.03 may, at Manager's option, be effected under policies of blanket insurance which also cover Other Managed Hotels. Manager shall have the right to charge the Hotel a share of the total cost paid by Manager, such share to be allocated to the Hotel using the same methodology or formula as used to allocate to other participating Managed Hotels. The "total cost" will include all costs associated with the procurement and maintenance of that insurance program, including premiums, taxes, assessments, agent/broker fees, agent/broker commissions, claims within deductibles, administrative costs of risk management and claims personnel of Manager, actuarial fees, collateral costs, and claims administration fees.
(e)    Manager-purchased insurance programs, if any, maintained by Manager under this Section 6.03 may contain deductible or retention provisions for which Owner shall be entirely responsible. If such a deductible or retention expense is incurred, Manager may either invoice Owner with the payment to be made directly by Owner or Manager may initially pay the expense on behalf of Owner and then charge the cost back to Owner either directly or through the allocation of costs as provided in paragraph (d) above.
(f)    Manager-purchased insurance programs, if any, maintained by Manager under this Section 6.03 may use elements of self-insurance or self-assumption including the use of captives or other forms of alternative risk financing.
(g)    Manager does not warrant that the insurance programs it purchases, if any, will be more advantageous or competitive relative to the alternatives Owner may be able to procure; however, such programs will be provided to the Hotel on the same terms as any Other Managed Hotels.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

6.04    Liability for Claims. The insurance requirements contained herein shall not be construed in any manner to replace, relieve or limit Owner's indemnity obligations for any loss or Claims arising out of this Agreement or otherwise.
6.05    Ability of Manager to 'Force Place' Insurance. If Owner does not obtain and continuously maintain in force the insurance and policy limits set forth in Sections 6.01 and 6.02, Manager may (but is not obligated to) obtain and maintain such insurance for Owner. Owner shall reimburse Manager for premiums and other costs incurred by Manager in force placing such insurance.
6.06    Changes to Insurance. In addition to modifications made to the Brand Insurance Requirements, Manager shall have the right to raise the minimum amount of insurance to be maintained with respect to the Hotel required under Section 6.02 to make such insurance comparable to the amount of insurance carried with respect to Other Managed Hotels, taking into account the size and location of the Hotel. In addition, neither party shall unreasonably withhold its consent to a written request by the other party, supported by relevant evidence, that such minimum limits of insurance be lowered on the basis that such insurance cannot be obtained in such amounts, or can be obtained only at a prohibitive cost.
6.07    Named Insureds. Any insurance policies obtained by Manager shall show Manager or Manager's Affiliate as the principal or first named insured and Owner as an insured. Any insurance policies obtained by Owner shall show Owner as the principal or first named insured and Manager an insured, along with other entities as are named in the Brand Insurance Requirements. If appropriate, property insurance that is obtained on Owner's behalf by Manager shall include a mortgagee endorsement clause in favor of mortgagees, as their interests may appear.
6.08    Schedule of Insurance. Upon request, either party shall make available to the other a schedule of insurance obtained by such party pursuant to this ARTICLE VI, listing the policy numbers of the insurance obtained, the names of the companies issuing such policies, the brokers or agents used, the names of the parties insured, the amounts of coverage, the expiration date, and the risks covered, thereby including the policy form, policy declarations, description and list of endorsements. Each party shall provide to the other party certificates of insurance or other satisfactory evidence of all insurance procured and maintained by such party pursuant to this Agreement within a reasonable time following such insurance being taken out, the policy being renewed, amended or cancelled, or otherwise upon the request of the other party. The obligations contained in this Section 6.08 are in addition to the evidence of insurance obligations contained in the Brand Insurance Requirements.
6.09    Waiver of Subrogation. Neither Manager nor Owner shall assert against the other, and both Manager and Owner hereby waive with respect to each other, or against any related entity or person, and on behalf of their insurers, any claims for any losses, damages, liability or expenses (including attorneys' fees) incurred or sustained by either of them on account of injury to persons or damage to property arising out of the ownership, development, construction, completion, operation or maintenance of the Hotel, to the extent that the same are covered by the insurance required under this ARTICLE VI. Each policy of insurance shall contain a waiver of subrogation reflecting the provisions of this Section 6.09.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

6.10    Business Interruption Insurance. Business interruption and/or contingent business interruption coverage shall include the fair value of Manager's expected compensation under this Agreement and other fees ordinarily paid to Manager by Owner. Business interruption proceeds shall be allocated between Owner and Manager in proportion to the net income to Owner and fees to Manager that would have been earned during the period to which the proceeds relate.
6.11    Indemnities.
6.11.1    Owner Indemnity to Manager. Except as provided in Section 6.11.2, Owner shall indemnify, defend and hold Manager harmless for, from and against any and all Claims that Manager may have alleged against it, incur, become responsible for or pay out for any reason related to: (a) the design, construction, development, operation, or ownership of the Hotel (including, for the avoidance of doubt, any environmental condition relating to the Hotel); or (b) Owner's breach of its warranties or representations under Section 13.12.
6.11.2    Manager Indemnity to Owner. Manager shall indemnify, defend and hold Owner harmless for, from and against any and all Claims that Owner may have alleged against it, incur, become responsible for or pay out by reason or to the extent caused by Manager's Grossly Negligent or Willful Acts.
6.11.3    Defense, Settlement and Insurance Coverage. Owner and Manager acknowledge that their respective indemnity obligations may create a conflict of interest in the defense of a Claim that could be exploited by a claimant. Owner and Manager shall cooperate to defend and resolve any Claim in a manner that minimizes the exposure to the claimant. All Claims asserted against Manager shall be presumptively subject to the indemnity under Section 6.11.1, and all Claims asserted against Owner shall be presumptively not subject to the indemnity under Section 6.11.2, pending final resolution of the Claim. Pending the resolution of any question as to whether Manager or any of its Affiliates or any of its officers or employees are entitled to indemnity under this Section 6.11, Manager is authorized to pay from the Hotel Accounts all expenses of defending or handling any matter referred to in this Section 6.11. To the extent that it is ultimately determined that such entities or persons are not entitled to indemnity hereunder, Manager shall reimburse Owner for all such expenses. After final resolution of the underlying Claim, Owner and Manager shall cooperate in the exchange of any information reasonably necessary to resolve their respective indemnity obligations. The settlement by either party in good faith of any Claim shall not, by itself, create any presumption of the validity of the Claim or that the acts or omissions giving rise to the Claim constitute a basis for indemnity. Owner and Manager shall look first to the appropriate insurance coverages in effect pursuant to this Agreement if any claim or liability occurs as a result of personal injury or property damage, regardless of the cause of such claim or liability.
6.11.4    Indemnified Parties. The indemnities contained in this Section 6.11 shall run to the benefit of Owner, Manager, their respective Affiliates, and the directors, partners, members, managers, officers and employees of each such entity.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

6.11.5    Survival. The provisions of this Section 6.11 shall survive any cancellation, termination or expiration of this Agreement and shall remain in full force and effect until such time as the applicable statute of limitation shall cut off all demands, claims, actions, damages, losses, liabilities or expenses which are the subject of this Section 6.11.
6.11.6    Notice of Indemnity Obligations. Any party seeking indemnity under this Section 6.11 shall notify the other party promptly after receiving notice of the underlying claim. Any omission or delay in providing such notice shall relieve the other party of its indemnity obligation to the extent that it is prejudiced by the omission or delay. Any indemnified party shall be entitled, upon written notice to the indemnifying party, to the timely appointment of counsel by the indemnifying party for the defense of any claim, which counsel shall be subject to the approval of the indemnified party. If, in the indemnified party's judgment, a conflict of interest exists between the indemnified party and the indemnifying party at any time during the defense of the indemnified party, the indemnified party may appoint independent counsel of its choice for the defense of the indemnified party as to such claim. In addition, regardless of whether the indemnified party has appointed counsel or selects independent counsel: (a) the indemnified party has the right to participate in the defense of any claim and approve any proposed settlement of such claim; and (b) all reasonable costs and expenses (including attorneys' fees and costs) of the indemnified party shall be paid by the indemnifying party. If the indemnifying party fails to timely pay such costs and expenses (including attorneys' fees and costs), the indemnified party has the right, but not the obligation, to pay such amounts and be reimbursed by the indemnifying party for the same, together with interest thereon in accordance with Section 4.05.3 until paid in full. The Parties hereby acknowledge that it is not a defense to a demand for indemnity that less than all claims asserted against the indemnified party are subject to indemnification.
ARTICLE VII
TITLE; ASSIGNMENT
7.01    Title to Hotel. Owner covenants that, as of the Effective Date, it has, pursuant to the Hotel Lease, a valid and subsisting leasehold interest in the Land and the Hotel, and it shall continue to have such valid and subsisting leasehold interest in and to the Land and Hotel. Owner shall cause the Lessor to enter into an Owner Agreement in the form attached hereto as EXHIBIT D (the “Owner Agreement”). Owner further covenants that, subject to the terms and conditions of this ARTICLE VII and the Owner Agreement, it shall maintain throughout the Term full ownership in such leasehold interest and the right to utilize the FF&E and the Operating Equipment. Owner shall ensure that Manager is able to peaceably and quietly operate the Hotel free from molestation, eviction and disturbance by Owner or by any other person or persons claiming by, through or under Owner.
7.02    Assignment by Manager.
7.02.1    Prohibited Assignments. Except as provided in Section 7.02.2, Manager shall not assign this Agreement without the prior written consent of Owner. Any consent granted by Owner to an assignment shall not be deemed a

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waiver of the covenant herein contained against assignment in any subsequent case. Except as otherwise provided in Section 7.02.3, an assignment of this Agreement shall not release Manager from any of its obligations under this Agreement.
7.02.2    Permitted Assignments. Manager, without the consent of Owner, has the right to assign this Agreement to: (a) any Affiliate of Manager; (b) any entity which may become an Affiliate as a result of a related and substantially concurrent transaction; (c) any successor or assign of Manager which may result from any merger, consolidation or reorganization involving Manager; or (d) a corporation or other entity which shall acquire all or substantially all of the business and assets of Manager, provided that in each instance, the any such assignee expressly assumes all of Manager’s obligations under this Agreement and shall have, at the time of such assignment, the necessary experience (directly, through its Affiliates, by contract or otherwise) to perform this Agreement and any such assignee is able at the time of such assignment, whether directly, through an Affiliate, by contract or otherwise, to assure the uninterrupted operation of the Hotel in accordance with this Agreement.
7.02.3    Release. Upon execution of any assignment permitted under this Section 7.02, Manager shall provide Owner with a copy of the assignment, and thereupon, except in the case of an assignment to an Affiliate of Manager, Manager shall be released of all of its covenants and liabilities hereunder, other than liabilities accruing or based upon events occurring prior to the date of the delivery of such assignment to Owner. Any such release shall be contingent upon the delivery to Owner of an appropriate instrument whereby the assignee shall assume all of the obligations of Manager hereunder.
7.03    Assignment by Owner.
7.03.1    Prohibited Transfers. Except as otherwise provided in this Section 7.03, Owner shall not sell, lease or otherwise transfer or convey any interest in the Hotel or this Agreement without the prior written consent of Manager. No Equity Interest in Owner, the Hotel and/or the Land shall be issued, converted to or held as, bearer shares or any other form of ownership, for which there is no traceable record of the identity of the legal and beneficial owner of such Equity Interest.
7.03.2    Manager’s Consent. Manager may withhold its consent to the sale or lease of the Hotel and to the assignment of this Agreement to a proposed purchaser or tenant if: (a) the proposed transferee, or any of its Affiliates, is the owner of a trade name of a chain of hotels which competes with the Brand Name Hotels, irrespective of the number of hotels comprising the competitive chain; (b) the proposed transferee is a Specially Designated National or Blocked Person; (c) the proposed transferee or any of its Affiliates is generally recognized in the community as being of ill repute, is in any other manner a person with whom a prudent business person would not wish to associate in a commercial venture or a person that, in Manager's reasonable determination, would be considered by regulators in the gaming industry in any jurisdiction where Manager or any of its

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Affiliates holds a gaming license to be an unsuitable business associate of Manager and its Affiliates or is unable to satisfactorily complete Manager's compliance review process; (d) the proposed transferee does not have the ability to fulfill Owner's financial obligations under this Agreement; or (e) the proposed transferee or any of its Affiliates maintained a prior business relationship with Manager or any of its Affiliates that was terminated by Manager or any of its Affiliates, in which event Owner shall be prohibited from assigning this Agreement to the proposed purchaser or tenant. Furthermore, Manager may, at its sole option, condition its consent of any proposed transfer on: (i) the cure of any existing defaults, including the payment in full at the closing of such sale or lease and assignment (the "Closing") of all unpaid obligations owed Manager and its Affiliates by Owner and/or Owner's agreement to undertake and complete renovation of all or part of the Hotel; (ii) receipt of evidence from the purchaser or tenant that insurance coverage, as required by ARTICLE VI, is in full force and effect on the Closing date; and (iii) payment of the amount of any estimated fees and charges which shall accrue to Manager and its Affiliates through the Closing date, which amounts cannot be calculated in full prior to or at the Closing date together with payment of the then-customary application fee being charged by Manager in connection with similar sales or leases. To the fullest practical extent, Owner shall give to Manager sufficient written notice of the date on and place at which such sale or lease is to be consummated in order to give Manager an opportunity to prepare appropriate transfer documents and to be present at such time.
7.03.3    Marketing of the Hotel. Owner agrees that it will provide prompt notice to Manager informing Manager that it is marketing the Hotel for sale, lease or other transfer.
7.03.4    Effect of Sale or Lease.
(a)    If at any time after January 1, 2017 Owner sells, leases or otherwise transfers or conveys the Hotel to an unrelated third party purchaser in a bona fide arm's length transaction, Owner shall have the right to terminate this Agreement by giving prior written notice (the "Sale Termination Notice") to Manager. The Sale Termination Notice shall set forth an estimate of the effective termination date of this Agreement, which date shall not be less than thirty days subsequent to the date of the Sale Termination Notice. The actual termination shall be effective as of the Closing, regardless of the estimate provided in the Sale Termination Notice. Accordingly, Owner shall, upon reasonable notice, have the right to extend the effective date of such termination for a reasonable period of time based on delays in the Closing, provided that Owner shall pay all actual costs reasonably incurred by Manager in postponing the effectiveness of such termination. On reasonable notice, Owner shall have the right to rescind such Sale Termination Notice, provided that (x) Owner shall pay all actual costs reasonably incurred by Manager as a result of the rescission of the effectiveness of such termination, and (y) Owner recognizes that in anticipation of such termination, certain Hotel Personnel may have resigned from their employment with the Hotel, or certain hotel guests may have cancelled their reservations with the Hotel, and that such factors may negatively impact Manager’s ability to operate the Hotel pursuant to the Operating Budget. As a condition of any

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termination of this Agreement by Owner under this Section 7.03.4(a), (i) Owner shall pay to Manager, on or before the effective date of such termination all amounts due Manager and its Affiliates under this Agreement for the period of time prior to the date of termination and (ii) the proposed unrelated third party purchaser must be approved for, and enter into, a franchise agreement with Manager or its Affiliate to license the Brand Name for the Hotel under the licensor’s then-current terms and conditions; but which the parties agree shall provide for (1) a term of not less than the then-remaining balance of the then-current Term under this Agreement, and (2) a territorial restriction substantially similar to the territorial restriction set forth in this Agreement which shall remain in effect for the Restricted Area until December 30, 2022 (a “Replacement Franchise Agreement”). If this Agreement is terminated by Owner pursuant to this Section 7.03.4(a), Owner shall not be responsible for repayment of the unamortized Key Money; provided, however, that as an additional condition to termination of this Agreement the Replacement Franchise Agreement and related ancillary documents shall provide that if the Replacement Franchise Agreement is terminated for any reason prior to the scheduled expiration date of the Initial Term, then the third party purchaser shall refund to Manager’s Affiliate an amount equal (a) the Key Money, multiplied by (b) a fraction, the numerator of which is the number of whole calendar years from the date of such termination until the scheduled expiration of the Initial Term, and the denominator of which is 20.
(b)    Unless this Agreement is terminated pursuant to Section 7.03.4(a), the Hotel shall not be sold or leased unless the purchaser or tenant, as the case may be, first delivers to Manager an executed written instrument, reasonably satisfactory in form and substance to Manager, expressly assuming and agreeing to perform all of the terms and provisions of this Agreement. Upon any such sale or lease of the Hotel in accordance with this Section 7.03, all of the rights and obligations of Owner hereunder shall vest in the purchaser or tenant, as the case may be, and all such rights and obligations of the seller or lessor shall thereupon terminate (with the exception of any liabilities or obligations incurred prior to the date of such sale or lease, as to which the seller or lessor shall remain fully liable). If Owner does not satisfy any terms and conditions of this Section 7.03, consent to any sale, lease or transfer of the Hotel and/or assignment of this Agreement shall be deemed withheld by Manager and any such sale, lease, transfer and/or assignment shall be a default hereunder.
7.03.5    Transfer of Controlling Interest in Owner. The voluntary or involuntary sale, assignment, transfer or other disposition, or transfer by operation of law (other than by will or the laws of intestate succession) of (i) any of Equity Interests in Owner the result of which is that after such transaction thirty-five percent (35%) or more of the Equity Interests in Owner is owned, directly or indirectly, by any one person or entity that, as of the Effective Date, is not a direct or indirect owner of 35% or more of an Equity Interest in Owner (the “Transfer Threshold”), or (ii) a controlling interest in Owner (i.e., the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Owner, whether through the ownership of voting securities or by contract or otherwise), shall be deemed a sale or lease of the Hotel with respect to Sections 7.03.1 and 7.03.2, and shall be subject to the same rights of Manager as set forth in such Sections. Owner from time to time, upon the written request of

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Manager, shall promptly furnish Manager with a list of the names and addresses of the owners of the capital stock, partnership interests or other proprietary interests in Owner. Owner shall notify Manager of any contemplated sale or other disposition of a controlling interest in Owner in writing with the names and addresses of the transferee or transferees of such controlling interest.
Notwithstanding the foregoing to the contrary, the following transfers of Equity Interests in Owner shall not be deemed to be a sale, lease or assignment under this Article VII (and therefore expressly permitted):
(a)    any transfers (or distributions) of Equity Interests in Owner to a person or entity that is the sole 100% direct or indirect owner of the transferring (or distributing) entity.
(b)    any transfers (or the pledge or encumbrance) of Equity Interests or other interests in KBS SOR US Properties II LLC, or in any of the direct or indirect owners of KBS SOR US Properties II LLC (including, without limitation, KBS Strategic Opportunity Limited Partnership II, KBS Strategic Opportunity Holdings II, LLC or KBS Strategic Opportunity REIT II, Inc.) provided that (i) KBS Strategic Opportunity REIT II, Inc. continues to own, either directly or indirectly, 51% of the ownership interests in Owner, and (ii) in the case where a transfer described in this subsection (a) exceeds the Transfer Threshold or otherwise results in change in a controlling interest of Owner (i.e., the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Owner, whether through the ownership of voting securities or by contract or otherwise), (A) the proposed transferee is not (1) the owner of a trade name of a chain of hotels that competes with the Brand Name Hotels nor is any Affiliate of such proposed transferee; (2) a Specially Designated National or Blocked Person; (3) a person or entity that would be considered by regulators in the gaming industry in any jurisdiction where Manager or any of its Affiliates holds a gaming license to be an unsuitable business associate of Manager and its Affiliates; (4) a person or entity that would expose Manager or its Affiliates to potential civil or criminal liability under anti-bribery, anti-corruption, anti-money laundering or similar laws; or (5) is a person or entity not under investigation and has not been convicted of fraud or similar criminal activities, and (B) Owner shall promptly provide to Manager (1) copies of the documentation relating to such transfer, together with reasonably satisfactory evidence that such transfer satisfied the conditions set forth in clauses (i) and (ii), and (2) an updated organizational chart of Owner.
7.04    Manager Cooperation. Manager shall cooperate with Owner and any prospective purchaser, lessee, Mortgagee or other lender in connection with any proposed sale, lease or financing of or relating to the Hotel, but shall not be required to release any information that is confidential or proprietary to Manager or its Affiliates. Owner shall reimburse Manager for any associated out‑of‑pocket expenses, including attorneys' fees.
7.05    Permitted Mortgages. Owner shall not grant, either in connection with original financing or any refinancing, any Mortgage unless such Mortgage: (a) is listed or described in EXHIBIT B; (b) is approved by Manager in advance and in writing; or (c) complies with each of the following requirements: (i) the related financing is obtained from a Permitted Lender which is not

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an Affiliate of Owner and (ii) the Loan-to-Value Ratio (when aggregated with any other Mortgages) does not exceed 80%. The following shall apply to each Mortgage: (A) a copy of the Mortgage and other loan documents shall be delivered to Manager promptly after closing of the loan; (B) Mortgagee shall enter into a subordination, attornment and non‑disturbance agreement with Manager in a form and in substance reasonably acceptable to Manager, which shall provide, inter alia, that this Agreement shall survive the foreclosure of any such Mortgage, or the granting of a deed in lieu thereof, and shall be binding upon the purchaser at any such foreclosure, or the grantee of a deed in lieu thereof, and their respective successors and assigns, and Owner shall pay the reasonable fee charged by Manager for execution of such subordination, attornment and non-disturbance agreement (which such fee is, as of the Commencement Date, $3,000); (C) except to the extent otherwise set forth in a subordination, attornment and non-disturbance agreement contemplated in clause (B) above, any security interest in the Hotel Accounts or the FF&E Reserve shall be subject to the terms of this Agreement; (D) no security interest shall be granted in the payroll account; and (E) except to the extent otherwise set forth in a subordination, attornment and non-disturbance agreement contemplated in clause (B) above, no security interest shall be given in business interruption proceeds to be used either for Hotel operations or allocated to Manager unless such Permitted Mortgagee acknowledges that it shall be obligated to release any business interruption proceeds for the continued operation of the Hotel including, without limitation, for payment to Manager of business interruption proceeds to the extent provided in Section 6.10 of the Management Agreement notwithstanding such security interest. A Mortgage which satisfies the conditions set forth in this Section shall be a "Permitted Mortgage".
7.06    Successors and Assigns. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Owner and Manager, their respective heirs, legal representatives, successors and assigns.
7.07    Public Offering or Transfer. Neither any transfer of publicly traded stock nor any public offering of equity ownership interests (whether partnership interest, corporate stock, shares or otherwise) in either party or by its parent company or other owner of such party, or entity that itself or through its ownership of legal or beneficial interests in one or more other entities holds legal or beneficial interests or voting power in such an owner shall be deemed to be a sale, lease or assignment under this ARTICLE VII.
7.08    Sale of Securities.
7.08.1    Any sale or offers to sell any securities issued by Owner and any person controlling Owner (a “Controlling Person”) through the medium of any prospectus or otherwise shall clearly disclose to all purchasers and offerees that: (a) neither Manager nor any of its Affiliates or their respective officers, directors, agents or employees are issuers or underwriters of the securities; and (b) Manager, its Affiliates and their respective officers, directors, agents and employees have not assumed and shall not have any liability whatsoever arising out of or relating to the sale of, or offer to sell, such securities, including any liability or responsibility for any financial statements, prospectuses or other financial information contained in any prospectus or similar written or oral communication.
7.08.2    Owner shall obtain Manager's advance approval for any description of Manager, or any description of this Agreement or of Owner's relationship with Manager hereunder, contained in any prospectus or similar

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

communication to be delivered in connection with the sale or offer by Owner or any Controlling Person of any securities.
7.08.3    Manager may condition its approval upon changes in such descriptions prior to the delivery therefor to any prospective purchaser; any such descriptive materials, and any changes therein, shall be submitted to Manager at least thirty days in advance of the proposed usage in connection with a sale or offer of securities.
7.08.4    All terms used in this Section 7.08 shall have the same meaning as in the Securities Act of 1933, as amended.
7.09    Blocked Persons or Entities.
7.09.1    Owner represents and warrants to Manager that, as of the date of this Agreement, to Owner's knowledge: (i) neither Owner (including its directors and officers) nor any of its Affiliates is a Specially Designated National or Blocked Person; (ii) neither Owner nor any of its Affiliates is directly or indirectly owned or controlled by the government of any country that is subject to an embargo or economic or trade sanctions by the United States government; (iii) neither Owner nor any of its Affiliates is acting on behalf of a government of any country that is subject to such an embargo; and (iv) neither Owner nor any of its Affiliates is involved in business arrangements or otherwise engaged in transactions with countries subject to economic or trade sanctions imposed by the United States government. Owner shall notify Manager in writing immediately upon becoming aware of the occurrence of any event which renders the foregoing representations and warranties of this paragraph incorrect.
7.09.2    Manager represents and warrants to Owner that, as of the date of this Agreement, to Manager's knowledge: (i) neither Manager (including its directors and officers) nor any of the Hilton Affiliates is a Specially Designated National or Blocked Person; (ii) neither Manager nor any of the Hilton Affiliates is directly or indirectly owned or controlled by the government of any country that is subject to an embargo or economic or trade sanctions by the United States government; (iii) neither Manager nor any of the Hilton Affiliates is acting on behalf of a government of any country that is subject to such an embargo; and (iv) neither Manager nor any of the Hilton Affiliates is involved in business arrangements or otherwise engaged in transactions with countries subject to economic or trade sanctions imposed by the United States government. Owner represents and warrants to Manager that, as of the date of this Agreement, to Owner's knowledge: (i) neither Owner (including its directors and officers) nor any of its Affiliates is a Specially Designated National or Blocked Person; (ii) neither Owner nor any of its Affiliates is directly or indirectly owned or controlled by the government of any country that is subject to an embargo or economic or trade sanctions by the United States government; (iii) neither Owner nor any of its Affiliates is acting on behalf of a government of any country that is subject to such an embargo; and (iv) neither Owner nor any of its Affiliates is involved in business arrangements or otherwise engaged in transactions with countries subject to economic or trade sanctions imposed by the United States government. Manager

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shall notify Owner in writing immediately upon becoming aware of the occurrence of any event which renders the foregoing representations and warranties of this paragraph incorrect.
7.09.3    Notwithstanding anything to the contrary in this Agreement, Owner shall not permit the direct or indirect transfer of Owner’s interest in the Hotel or in this Agreement, or any Equity Interest in Owner, the result of which is that either (i) the Owner becomes a Specially Designated National or Blocked Person, or (ii) a Specially Designated National or Blocked Person owns either a twenty-five percent (25%) or more Equity Interest or a direct or indirect controlling interest in the Hotel, Owner or Owner’s interest in this Agreement.
7.09.4    Notwithstanding anything to the contrary in this Agreement, Manager shall not permit the direct or indirect transfer of Manager’s interest in this Agreement or any Equity Interest in Manager, the result of which is that either (i) the Manager becomes a Specially Designated National or Blocked Person, or (ii) a Specially Designated National or Blocked Person owns either a twenty-five percent (25%) or more Equity Interest or a direct or indirect controlling interest in Manager or Manager’s interest in this Agreement.
7.09.5    Notwithstanding anything to the contrary in this Agreement, no direct or indirect interest in the Hotel or in this Agreement, and no direct or indirect interest of greater than 25% or which is a direct or indirect controlling interest in Manager, may be transferred to a Specially Designated National or Blocked Person or to an entity in which a Specially Designated National or Blocked Person has an interest.
7.09.6    If Owner or any person with an Equity Interest in Owner becomes a Specially Designated National or Blocked Person, or if a Specially Designated National or Blocked Person acquires a direct or indirect interest in the Hotel, Owner or Owner's interest in this Agreement, Manager may terminate this Agreement by giving notice effective immediately and pursue all rights and remedies available at law and/or in equity. If Manager or any person with an Equity Interest in Manager becomes a Specially Designated National or Blocked Person, or if a Specially Designated National or Blocked Person acquires a direct or indirect interest in Manager or Manager's interest in this Agreement, Owner may terminate this Agreement by giving notice effective immediately and pursue all rights and remedies available at law and/or in equity.
7.10    Anti-Bribery Laws.
7.10.1    Representations of Owner.
(a)    Owner and its subsidiaries, directors, officers, employees, representatives, consultants, agents and all other persons having a controlling interest in owner or otherwise acting on its behalf (collectively, the “Owner Interested Parties”) shall, in connection with activities associated with this Agreement, comply with any applicable anti-corruption laws, including but not limited to, the U.S. Foreign Corrupt Practices Act, and the U.K. Bribery Act

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(collectively, the “Anti-Corruption Laws”). In connection with any aspect of this Agreement, Owner represents, warrants and covenants, on a continuing basis, that neither Owner nor any Owner Interested Party has taken or shall take any action, directly or indirectly, that may result in a violation of the Anti-Corruption Laws by Owner or Manager, including, without limitation, making, offering, authorizing, or promising any payment, contribution, gift, business courtesy, bribe, rebate, kickback, or giving of any other thing of value, regardless of form or amount, to any foreign or domestic Government Official to obtain a competitive advantage for any party or to receive favorable treatment in obtaining or retaining business. Should Owner learn that conduct has or may have occurred in violation of this provision, it will immediately notify Manager.
(b)    Owner represents, warrants and covenants, on a continuing basis, that except as may otherwise be disclosed by Owner to Manager in writing, neither Owner, any Owner Interested Party, nor any of Owner’s direct or indirect shareholders (including legal or beneficial shareholders), or other persons designated by Owner to act on its own behalf or receive a benefit under this Agreement is a Government Official. Furthermore, no Government Official has or will have any existing or inchoate legal or beneficial interest in this Agreement or any payments to be made hereunder. Owner shall notify Manager immediately in writing in the event of a change in the Government Official status of any such persons.
(c)    Owner represents, warrants and covenants, on a continuing basis, to Manager that funds received or paid in connection with entry into or performance of this Agreement have not been and will not be derived from or commingled with the proceeds of any activities that are proscribed and punishable under the criminal laws of the United States, and that it is not engaging in this transaction in furtherance of a criminal act, including acts in violation of applicable Anti-Corruption Laws. Should Owner learn that conduct has or may have occurred in violation of this provision, it will immediately notify Manager.
(d)    Without prejudice to Section 10.02.1, in the event that Manager has any basis for a reasonable belief that Owner may not be in compliance with any of the foregoing representations, warranties, covenants, undertakings, obligations or conditions set forth in this Section 7.10.1, Manager shall advise Owner of such belief and Owner shall cooperate with any and all reasonable information and other documentation requests, including requests for execution of certificates of compliance, and inquiries in connection therewith, and shall permit inspection at all reasonable times and upon reasonable prior notice of books and records pertaining to development, ownership and use of the Hotel.
7.10.2    Representations of Manager.
(a)    Manager and its subsidiaries, directors, officers, employees, representatives, consultants, agents and all Hilton Affiliates or other persons acting on its behalf (collectively, the “Manager Interested Parties”) shall, in connection with activities associated with this Agreement, comply with any applicable Anti-Corruption Laws. In connection with any aspect of this Agreement, Manager

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

represents, warrants and covenants, on a continuing basis, that neither Manager nor any Manager Interested Party has taken or shall take any action, directly or indirectly, that may result in a violation of the Anti-Corruption Laws by Owner or Manager, including, without limitation, making, offering, authorizing, or promising any payment, contribution, gift, business courtesy, bribe, rebate, kickback, or giving of any other thing of value, regardless of form or amount, to any foreign or domestic Government Official to obtain a competitive advantage for any party or to receive favorable treatment in obtaining or retaining business. Should Manager learn that conduct has or may have occurred in violation of this provision, it will immediately notify Owner.
(b)    Manager represents, warrants and covenants, on a continuing basis, that except as may otherwise be disclosed by Manager to Owner in writing, neither Manager nor other persons designated by Manager to act on its own behalf under this Agreement is a Government Official. Furthermore, no Government Official has or will have any existing or inchoate legal or beneficial interest in this Agreement or any payments to be made hereunder. Manager shall notify Owner promptly in writing in the event of a change in the Government Official Status of any such persons.
(c)    Manager represents, warrants and covenants, on a continuing basis, to Manager that funds received or paid in connection with Manager’s entry into or performance of this Agreement have not been and will not be derived from or commingled with the proceeds of any activities that are proscribed and punishable under the criminal laws of the United States, and that it is not engaging in this transaction in furtherance of a criminal act, including acts in violation of applicable Anti-Corruption Laws.
(d)    In the event that Owner has any basis for a reasonable belief that Manager may not be in compliance with any of the foregoing representations, warranties, covenants, undertakings, obligations or conditions set forth in this Section 7.10.2, Owner shall promptly advise Manager of such belief and Manager shall cooperate with any and all reasonable information and other documentation requests, including requests for execution of certificates of compliance, and inquiries in connection therewith, and shall permit inspection at all reasonable times and upon reasonable prior notice of books and records pertaining to management of the Hotel.
ARTICLE VIII
DEFECTS AND IMPROVEMENTS; DAMAGE OR DESTRUCTION; EMINENT DOMAIN
8.01    Defective Conditions. If the design or construction of the Hotel is defective, and the defective condition causes material damage to the Hotel, poses a risk of injury to people or property, does not comply with the Brand Standards, or is not in compliance with one or more Legal Requirements, after written notice from Manager, Owner shall as expeditiously as possible remedy such defect. To the extent such design or construction poses a risk of injury to people or is results in the Hotel not being in compliance with one or more Legal Requirements, Owner's obligation to proceed expeditiously shall apply regardless of whether or when insurance proceeds may be available to cover the necessary expenditures. Any amounts expended by Owner in

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

effecting the remedy of any such defect shall not be deducted in determining Total Operating Revenue and shall not be funded from any of the Hotel Accounts (other than the FF&E Reserve to the extent any such remedy requires FF&E Expenditures).
8.02    Damage or Destruction. If the Hotel is damaged by fire or other casualty and: (a) the cost of restoration exceeds 25% of the replacement cost of the Resort Land and Buildings and parking garage located within the Non-Resort Land and Buildings, but specifically excluding land, excavations, footings and foundations; (b) the estimated length of time required to restore the Hotel substantially to its pre‑casualty condition and character is more than one hundred eighty days, as indicated by an architect's certificate or other evidence reasonably satisfactory to Manager; or (c) the Mortgagee does not make sufficient proceeds of insurance available to Owner to permit Owner to rebuild and restore the Hotel to the standards required by this Agreement, then Owner may terminate this Agreement by delivering written notice to Manager within sixty days after the occurrence of the casualty and paying the termination fee to the extent required by Section 10.01.4 (in addition to all other fees and amounts payable under Section 10.07(b)). If Owner does not terminate this Agreement, Owner shall diligently commence and complete the restoration of the Hotel to at least the condition and character of the Hotel immediately before the casualty occurred. If Owner does not commence restoration within ninety days after the casualty occurs, or complete restoration within two years after casualty occurs (in each instance subject to extension up to 270 days as a result of any Force Majeure Event), then Manager shall have the right to terminate this Agreement pursuant to Section 10.02.2(f).
8.03    Eminent Domain.
8.03.1    Substantial Taking. If all of the Hotel, or such substantial portion thereof as to make it infeasible, in the reasonable opinion of Owner to restore and continue to operate the remaining portion for the purposes contemplated hereby or in the reasonable opinion of Manager to restore and continue to operate the remaining portion in accordance with the Brand Standards or Standard Practices, shall be taken through the exercise, or by agreement in lieu of the exercise, of the power of eminent domain, then upon the date that Owner shall be required to surrender possession of the Hotel, or a portion thereof, this Agreement shall terminate and neither party shall have any further obligation to the other party hereunder, except for (a) Owner’s obligation to pay to Manager the Termination Fee to the extent required by Section 10.01.4 (in addition to all fees and amounts payable under Section 10.07(b)) and (b) liabilities accruing, or based upon events occurring, prior to or concurrently with the effective date of such termination. If a substantial portion of the Hotel is taken, but Mortgagee fails or refuses to make available to Owner sufficient proceeds of such eminent domain proceedings in order to permit Owner to make appropriate alterations, restorations or repairs to the remainder of the Hotel, so that the Hotel would continue to be operable for the purposes herein contemplated, then Owner and Manager shall have the right to terminate this Agreement upon written notice to the other party. Upon the date that Owner shall be required to surrender possession of the Hotel to the condemning authority, this Agreement shall terminate and neither party shall have any further obligation to the other party hereunder, except for (a) Owner’s obligation to pay to Manager the Termination Fee to the extent required by Section 10.01.4 (in addition to all fees and amounts

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payable under Section 10.07(b)) and (b) liabilities accruing, or based upon events occurring, prior to or concurrently with the effective date of such termination.
8.03.2    Partial Taking. If such taking of a portion of the Hotel shall not make it infeasible, in the reasonable opinion of Owner to restore and continue to operate the remaining portion for the purposes contemplated hereby or in the reasonable opinion of Manager to restore and continue to operate the remaining portion in accordance with the Brand Standards or Standard Practices, then this Agreement shall not terminate, and Owner shall proceed with all due diligence to repair any damage to the Hotel, or to alter or modify the Hotel so as to render it a complete architectural unit which can be operated as a hotel of substantially the same type and class as before. If Owner does not complete restoration within two years after the taking, then Manager shall have the right to terminate this Agreement pursuant to Section 10.02.2(f).
8.03.3    Awards. If the Hotel is taken by the power of eminent domain, Manager shall have the right, but not the obligation, subject to applicable law, either to institute or to intervene in any available administrative proceeding or judicial action intended to determine just compensation for the taking, for the purpose of representing Manager's compensable interest in any award arising from this Agreement and from Manager's right of quiet enjoyment. Any award made to Owner that does not recognize the separate compensable interest of Manager shall be apportioned between the parties in consideration, without limitation, of such factors as: (a) recoupment by Owner of Owner's total investment in the Hotel; (b) return on Owner's total investment in the Hotel to date; (c) actual loss of income (including the Management Fee); (d) loss of reasonably anticipated future income (including the Management Fee); (e) length of the unexpired Initial Term (or, if applicable, the remaining term of any exercised Extension Term); and/or (f) the proportion that the Management Fee has historically borne to the return to Owner after payment of the Management Fee. If Owner and Manager cannot agree upon an apportionment within ninety days after the amount of the award payable to Owner has been determined by settlement or a final judicial determination, either party may submit the dispute for resolution pursuant to Section 12.01.
ARTICLE IX
INTELLECTUAL PROPERTY
9.01    Intellectual Property. Owner acknowledges that Manager or one of its Affiliates is or will become the owner or licensee of certain intellectual property (collectively, "Intellectual Property") including its: (a) software in use at one or more Other Managed Hotels and all source and object code versions thereof and all related documentation, flow charts, user manuals, listing, and service/operator manuals and any enhancements, modifications or substitutions thereof (the "Manager Software"); (b) trade secrets, know-how and other proprietary information relating to the operating methods, procedures and policies distinctive to Other Managed Hotels; and (c) the Trademarks. Manager shall utilize the Intellectual Property in connection with the operation of the Hotel to the extent Manager deems appropriate for the purpose of carrying out its agreements and obligations hereunder. Any use by Manager shall be strictly on a non‑exclusive basis, and

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neither the use nor anything contained in this Agreement shall confer any proprietary license or other rights in the Intellectual Property upon Owner or any third parties.
9.02    Trademarks.
9.02.1    Ownership of Trademarks. Manager represents that it has the right to use the Trademarks in connection with the operation of the Hotel. Owner shall not contest the rights of Manager or its Affiliates in respect of the Trademarks, including any additions or improvements to the Trademarks by whomever developed.
9.02.2    Use of Trademarks. As part of the management services to be provided under the terms of this Agreement, the following provisions shall also apply to the use of the Trademarks:
(a)    Owner may not itself use the Trademarks or apply for international, United States federal or state or territorial registration of any rights in the Trademarks. Without Manager's prior consent, Owner may not use any of the Trademarks as all or part of its legal name or any other trade or assumed name under which Owner does business, and Owner shall disclose in any trade or assumed name filing that the Hotel is independently operated. Except as provided in Section 9.03, no other letter, word, design, symbol or other matter of any kind shall be superimposed on, associated with or shown in such proximity to the Trademarks so as to alter or dilute them and Owner shall not combine any of the Trademarks with any other trademark, service mark or logo, nor shall it use any of the Trademarks in association with any of its other businesses or ventures without first obtaining Manager's consent.
(b)    Manager reserves the sole right and discretion to:
(i)    determine how and on what materials the Trademarks may be used;
(ii)    require the signing of confidentiality agreements by Owner, Hotel Personnel and third parties to protect the Trademarks or any other confidential or proprietary materials of Manager or its Affiliates;
(iii)    set standards for and designate approved third-party suppliers of products bearing any of the Trademarks, and receive third-party commissions, fees or royalty payments; and
(iv)    handle disputes and control actual or threatened litigation with third parties relating to any part of the Trademarks.
9.02.3    Obligations of Owner. Without first obtaining Manager's consent, Owner shall not publish any Hotel advertising materials or implement any Hotel advertising or promotional programs of its own. Owner shall promptly notify Manager of any litigation filed or threatened against Owner involving the Trademarks, as well as any apparent third-party infringement of the Trademarks

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of which Owner becomes aware and, at Manager's expense, shall cooperate fully with Manager on such matters.
9.03    Hotel Names. From and after the Brand Commencement Date, the Hotel shall be known as the "DoubleTree Resort by Hilton Myrtle Beach Oceanfront" or by any other name mutually agreed upon by Manager and Owner that includes the Brand Name. The Brand Name (whether used alone or with other words), and all other names, logos or designs owned by Manager or any of its Affiliates and used in operation of the Hotel, together with the goodwill appurtenant thereto (collectively, the "Manager-Owned Hotel Names"), are the exclusive property of Manager or its Affiliates. No default of Manager or any provision of this Agreement confers upon Owner, or its successors or assigns, the right to use Manager-Owned Hotel Names for any purpose.
9.04    Intellectual Property Disputes. Notwithstanding Sections 12.01 and 12.02, Manager or its Affiliates may bring an action in any court of competent jurisdiction to enforce or protect its rights in the Intellectual Property, including enjoining any unauthorized or improper use of the Intellectual Property.
9.05    Prohibitions on Owner Activities. For so long as this Agreement is in effect, neither Owner, nor any of its Affiliates, shall use any part of the Hotel, nor otherwise take any action in connection with the Hotel, to further or promote: (a) any lodging facility or business (including any other hotel owned and/or operated by Owner or an Affiliate, or of which a principal of Owner or an Affiliate holds an interest) operated under a trade name or trademark not owned by or licensed to Manager, including advertising or promotion of hotels, vacation or time-sharing facilities (or any similar product sold on a fractional or other basis with use rights on a weekly or other periodic basis), conference centers or other lodging products; or (b) any other business or concession of Owner or its Affiliates, or any of their principals, such rights of promotion being strictly reserved to Manager and its Affiliates.
ARTICLE X
DEFAULT AND TERMINATION
10.01    Manager Event of Default and Owner Termination Event.
10.01.1    Manager Event of Default. Each of the following shall be an event of default by Manager (each, a "Manager Event of Default"):
(a)    Manager fails to pay any funds required to be paid to Owner within 10 days after the date due hereunder, and such default continues for ten days after notice is received from Owner; or
(b)    Manager fails to keep, observe or perform any other material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, and such default continues for thirty days after notice is received from Owner;
(c)    any breach by Manager of Section 7.09; or
(d)    any breach by Manager of Sections 7.10.2(a) to 7.10.2 (c) (inclusive)

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(e)    an Insolvency Event occurs with respect to Manager.
10.01.2    Owner Termination Event. Owner has the right to terminate this Agreement (each, an "Owner Termination Event") under Sections 8.02 or 8.03. An Owner Termination Event shall not constitute a breach of this Agreement.
10.01.3    Owner Termination Notice. If a Manager Event of Default or an Owner Termination Event occurs, then Owner may exercise its right to terminate this Agreement by delivering written notice to Manager at any time following the occurrence of such event (provided that without limiting Owner’s obligations under Section 10.06.1, no such notice shall be required for a Manager Event of Default under Section 10.01.1(e)), or if a grace period is provided, then following the expiration of the applicable grace period, and while such event shall be continuing. Except as provided in the immediately preceding sentence with respect to a Manager Event of Default under 10.01.1(e), this Agreement shall terminate upon the date specified in such written notice, which date shall be not less than thirty days nor more than seventy-five days after the notice is delivered.
10.01.4    Termination Fee Following Termination by Owner. If a termination is based on an Owner Termination Event, Owner shall pay Manager a termination fee (the "Termination Fee") equal to the total Base Fees earned for the preceding twenty-four full calendar months (or in the event there are less than twenty-four full calendar months remaining on the then-current Term, an amount equal to the average monthly Base Fees earned for the preceding twenty-four full calendar months multiplied by the number of full calendar months remaining on the then-current Term); provided, however, any Termination Fee payable in connection with Section 8.03 shall be offset by amounts actually collected by Manager as part of a condemnation award pursuant to Section 8.03.3. If the Agreement is terminated less than twenty-four months after the Commencement Date, the Termination Fee shall be equal to the average monthly Base Fee from the Commencement Date to the date of termination multiplied by twenty-four. Owner shall pay the Termination Fee on or before the termination date specified in the notice. Payment of the Termination Fee is a condition precedent to termination, and is payable in addition to all other fees and amounts payable under Section 10.07(b). Notwithstanding the foregoing, Owner shall be required to pay to Manager the Termination Fee required by this Section 10.01.4 only in the event that within two years following the effective date of termination pursuant to Sections 8.02 or 8.03 Owner elects to rebuild and restore the Hotel, but fails to offer to Manager the opportunity to reinstate this Agreement upon the same terms and conditions for the remainder of the Term, and in such event that Termination Fee shall be payable within thirty days after demand by Manager (provided such demand must be made no later than one year after the re-opening of the Hotel).
10.02    Owner Event of Default and Manager Termination Event.
10.02.1    Owner Event of Default. Owner shall be in default if any of the following occurs (each, an "Owner Event of Default"):

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(a)    Owner (or Lessor) fails to provide funds to be deposited in the Hotel Accounts within fifteen business days after Manager's request for additional funds under Section 5.03;
(b)    Owner fails to keep, observe or perform any other material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner, and the failure continues for thirty days after notice is received from Manager;
(c)    an Insolvency Event occurs with respect to Owner;
(d)    Owner or any person or entity having a controlling interest or an Equity Interest in Owner becomes a Specially Designated or Blocked Person or an entity in which a Specially Designated or Blocked Person has an interest;
(e)    any guarantor of Owner’s obligations hereunder or any Mortgagee is or becomes a Specially Designated or Blocked Person or an entity in which a Specially Designated or Blocked Person has an interest;
(f)    any breach by Owner of Section 7.09; or
(g)    any breach by Owner of Sections 7.10.1(a) to 7.10.1(c) (inclusive).
10.02.2    Manager Termination Event. Manager may terminate this Agreement if any of the following occurs (each, a "Manager Termination Event"):
(a)    if for any reason the Hotel is not ready to open to the general public under the Brand Name by September 30, 2016 subject to any extensions as a result of (a) a Force Majeure Event or (b) delays primarily caused by Manager, provided, however, that in no event shall such date be extended beyond the Outside Conversion Date unless due to delays primarily caused by Manager;
(b)    for any reason not caused by the act or omission of Manager or a Force Majeure Event, any required licenses for the sale of alcoholic beverages are at any time suspended, terminated or revoked for sixty or more consecutive days, or if, for any reason not caused by the act or omission of Manager or a Force Majeure Event, the right to serve alcoholic beverages in the Hotel is otherwise suspended for sixty or more consecutive days;
(c)    a Mortgagee acquires title to the Hotel, through a foreclosure, a deed in lieu of foreclosure, or otherwise, in a manner not permitted under the applicable subordination, non-disturbance and attornment agreement;
(d)    any event occurs or state of facts exist with respect to the ownership or management of the Hotel that in Manager's opinion would adversely affect any gaming license or application for gaming license of Manager or its Affiliates anywhere in the world or the current status of Manager or any of its Affiliates with any gaming commission, board or similar governmental or regulatory agency;

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(e)    Manager has a termination right under Section 7.09.6; or
(f)    Manager has a termination right under Sections 8.02 or 8.03.
A Manager Termination Event shall not constitute a breach of this Agreement.
10.02.3    Manager Termination Notice. If an Owner Event of Default or a Manager Termination Event occurs, then Manager may exercise its right to terminate this Agreement by delivering written notice to Owner at any time following the occurrence of such event, or if a grace period is provided, then following the expiration of the applicable grace period, and while such event shall be continuing. This Agreement shall terminate upon the date specified therein, which date shall be:
(a)    the date of the notice, for a termination based on a Manager Termination Event specified in Section 10.02.2(e);
(b)    not less than five days nor more than seventy-five days after the notice is delivered, for a termination based on an Owner Event of Default specified in Section 10.02.1(a); and
(c)    not less than thirty days nor more than seventy-five days after the notice is delivered, for any other termination.
10.02.4    Termination Fee Following Termination by Manager.
(a)    If Manager terminates this Agreement pursuant to Section 10.02.2(a) then Owner shall pay Manager a termination fee equal to US$452,000.
(b)    If Manager terminates this Agreement pursuant to Section 10.02.2(f), Owner shall pay Manager a termination fee equal to the Termination Fee. Notwithstanding the foregoing, Owner shall be required to pay to Manager the Termination Fee required by this Section 10.02.4(b) only in the event that within two years following the effective date of termination Owner elects to rebuild and restore the Hotel, but fails to offer to Manager the opportunity to reinstate this Agreement upon the same terms and conditions for the remainder of the Term, and in such event that Termination Fee shall be payable within thirty days after demand by Manager (provided such demand must be made no later than one year after the re-opening of the Hotel) Owner shall pay the Termination Fee on or before the termination date specified in the notice. The Termination Fee is payable in addition to all other fees and amounts payable under Section 10.07(b).
10.03    Cure Period. Any default by Manager under Section 10.01.1(a) or Owner under Section 10.02.1(b), as the case may be, which is susceptible of being cured, shall not constitute a basis of termination if the nature of such default shall not permit it to be cured within the cure period allotted, provided that within such cure period either Manager or Owner has commenced to cure such default and shall proceed to complete the same with reasonable diligence.

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10.04    Effect of Termination. The termination of this Agreement under this ARTICLE X shall not affect the rights of the terminating party with respect to any damages it has suffered as a result of any breach of this Agreement, nor shall it affect the rights of either party with respect to liability or claims accrued, or arising out of events occurring, prior to the date of termination.
10.05    Remedies. If a Manager Event of Default or an Owner Event of Default occurs, neither the right of termination nor the right to sue for damages nor any other remedy available to either party hereunder shall be exclusive of any other remedy given hereunder or now or hereafter existing at law and/or in equity. In addition, if Owner breaches any covenant under Sections 3.01, 10.07(g) or 10.07(h), Manager shall also have the right to injunctive relief.
10.06    Employee Termination Notice Requirements.
10.06.1    Notwithstanding any contrary provision of this Agreement, in connection with any termination of this Agreement, other than pursuant to an Owner Termination Notice under Section 10.01.3 that expressly requests Manager to comply with any Employee Termination Notice Requirements and specifies a termination date not less than fifteen days plus the number of days necessary for Manager to comply with any Employee Termination Notice Requirements after the notice is delivered, Owner shall take, or shall cause to be taken, any and all action necessary with respect to Hotel Personnel (including rehiring, or causing to be rehired, the Hotel Personnel) so that the Manager will not be required to comply with any Employee Termination Notice Requirements and shall indemnify, defend and hold Manager harmless from and against any and all Claims asserted against or incurred by Manager related to the same. Owner shall also indemnify, defend and hold Manager harmless from and against any and all Claims asserted against or incurred by Manager related to Owner's failure to take, or cause to be taken, the action necessary with respect to Hotel Personnel so that the Manager will not be required to comply with any Employee Termination Notice Requirements.
10.06.2    If an Owner Termination Notice expressly requests Manager to comply with any Employee Termination Notice Requirements or Manager is otherwise required to comply with any Employee Termination Notice Requirements, the termination date specified by any notice under this ARTICLE X shall automatically be deemed extended, to the extent necessary, to the date equal to fifteen days plus the number of days necessary for Manager to comply with any Employee Termination Notice Requirements. Manager may waive this automatic extension for any termination based on an Owner Event of Default, in which case Owner shall indemnify and hold Manager harmless from any and all Claims asserted against or incurred by Manager as a result of any actual or alleged failure to comply with any Employee Termination Notice Requirements.
10.07    Actions to Be Taken on Termination. Upon termination of this Agreement for any reason:
(a)    Any and all expenses arising as a result of such termination or as a result of the cessation of Hotel operations (including expenses arising under this Section 10.07) actually and reasonably incurred by Manager shall be for the sole account of Owner, and Owner shall reimburse Manager immediately on receipt of

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any invoice or invoices from Manager for any expenses (provided the foregoing shall not constitute a waiver by Owner of any damages or any liability of Manager as a result of any Manager Event of Default).
(b)    Within fifteen days after termination, Owner shall pay Manager all Management Fees, reimbursable expenses and other amounts due Manager under the terms of this Agreement through the termination date. This obligation is unconditional and survives the termination of this Agreement. In addition, Manager has the right to pay itself the foregoing Management Fees, reimbursable expenses and other amounts due Manager under the terms of this Agreement out of any available funds in the Hotel Accounts.
(c)    Manager shall peacefully vacate and surrender the Hotel to Owner on the effective date of such termination.
(d)    Manager shall assign and transfer to Owner:
(i)    all books and records maintained under Section 5.05 that do not constitute Manager's proprietary information, in the form of paper files maintained at the Hotel and electronic Hotel termination reports; and
(ii)    all of Manager's right, title and interest in and to all liquor, restaurant and any other licenses and permits, if any, held by Manager in connection with the operation of the Hotel; but only to the extent such assignment or transfer is permitted under the law of the state in which the Hotel is located. If Manager has expended any of its own funds in the acquisition of licenses or permits, Owner shall reimburse Manager for such expenditure.
(e)    Owner shall honor all business confirmed for the Hotel with reservations dates after the effective date of termination.
(f)    Manager shall assign to Owner its interest (if any) in, and Owner shall confirm in writing its continuing responsibility for, all obligations and liabilities relating to, any and all contracts (including collective bargaining agreements and pension plans, leases, licenses or concession agreements and maintenance and service contracts) in effect with respect to the Hotel as of the date of termination of this Agreement.
(g)    Owner shall immediately take all steps reasonably requested by Manager to disassociate the Hotel and Owner from the Manager-Owned Hotel Names, and shall in any event delete all Trademarks from the Hotel name and cease to use all FF&E, Operating Equipment and Operating Supplies bearing any Manager-Owned Hotel Names within a reasonable period of time after termination, it being understood that Owner has the right to use any and all items of Operating Equipment and Operating Supplies then on hand bearing any Manager-Owned Hotel Names, but shall not have the right to reorder any such items. Manager has the right to remove from the Hotel, on or before the effective date of termination, the Intellectual Property and all other written materials bearing Manager-Owned Hotel

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Names. Under no circumstances shall Owner copy, reproduce or retain any of these materials. If Owner does not remove Trademarks bearing Hotel signage on or prior to the effective date of termination, Manager has the right, at Owner's expense, to enter the Hotel and to remove and retain all such interior or exterior signage without any liability to Owner for the cost to restore or repair the Hotel or equipment for any damage resulting therefrom, except to the extent of Manager’s Grossly Negligent or Willful Acts.
(h)    As of the effective date of termination, Manager shall remove the Manager Software from the Hotel and disconnect the Hotel from the reservations systems and the related software applications. Manager shall provide reasonable assistance to Owner in facilitating the orderly transfer of Owner's records and data contained in the Manager Software.
(i)    After termination of this Agreement, Owner shall return any of Manager's books and records, files and correspondence remaining at the Hotel pursuant to Section 5.05.
ARTICLE XI
PERFORMANCE TEST
11.01    Right of Termination. Subject to Sections 11.03 and 11.04, and so long as no Owner Event of Default has occurred and is continuing, Owner has the right to terminate this Agreement if there are two consecutive Operating Years which occur after the 2nd Full Operating Year following the Brand Commencement Date (each, a "Measurement Year") where for each Measurement Year:
(a)    the GOP is less than 90% of the budgeted GOP as set out in the Budgets; and
(b)    the RevPAR Index is less than 95% (the "RevPAR Test").
provided, however, that as a condition to Owner exercising its right to terminate this Agreement pursuant to this ARTICLE XI, Owner must be approved for and enter into a then current form of franchise agreement with Manager’s Affiliate on then current terms and conditions which provides for the continued operation of the Hotel under the Brand Name for not less than the then-remaining balance of the then current Term. Manager or its Affiliates shall not disapprove of Owner as a franchisee so long as, at such time, Owner meets all criteria set forth in Section 7.03.2(a) through (e), and has satisfied all conditions set forth in Section 7.03.2(i) through (iii).
11.02    Termination. Owner may exercise its right to terminate this Agreement under Section 11.01 by giving notice to Manager within sixty days after receipt by Owner of the annual report required under Section 5.08.2 for the second of the two Measurement Years (a "Performance Notice") and this Agreement shall terminate on the day ninety days after the Performance Notice. If Owner does not exercise its right strictly in accordance with the terms of this Section 11.02 (time being of the essence), Owner is deemed to have waived its right to terminate this Agreement.
11.03    Payment of Cure Amount. If Owner provides Manager with the Performance Notice and Manager pays the Cure Amount to Owner within sixty days after receipt by Manager of

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the Performance Notice, the Performance Notice is deemed to have been withdrawn and Owner has no right to terminate this Agreement pursuant to Section 11.01 unless the Measurement Years relate to two consecutive Full Operating Years after the two Measurement Years to which the Performance Notice was related. Manager shall have the right to pay the Cure Amount two times during the Initial Term and once during any Extension Term.
11.04    No Termination if Force Majeure. Owner cannot exercise the right of termination under Section 11.01 if the applicable level of GOP or RevPAR is not achieved as a result of: (a) a Force Majeure Event; (b) failure of Owner (or Lessor) to provide working funds to maintain the Hotel after applicable notice from Manager as provided in Section 5.03; (c) a casualty; or (d) a taking by eminent domain. Additionally, Owner cannot exercise the right of termination under Section 11.01 if the applicable level of RevPAR is not achieved as a result of the performance of Capital Expenditure or Major Capital Expenditures adversely affecting a material portion of the income generating areas of the Hotel or any other area material to the operation of the Hotel.
11.05    Changes to the Competitive Set.
11.05.1    Request for Removal and Replacement. Notwithstanding anything to the contrary contained in this Agreement, if at any time after the Commencement Date: (a) a hotel in the then existing Competitive Set is no longer operating at a level substantially equivalent to the Brand Standards; (b) information with respect to a hotel in the then existing Competitive Set is no longer available through the Smith Travel Research; and/or (c) a material change to a hotel in the then existing Competitive Set occurs, including the cessation of operation of a hotel or a change to the standards of operation of a hotel, then either party may request that the other party consent to the removal and replacement of such hotel in the Competitive Set.
11.05.2    Selection of Replacement. In the event that the removal of a hotel from the Competitive Set is requested by either party and the other party consents to such removal, Owner and Manager, each acting reasonably, endeavor to agree upon one or more replacement hotels to be included in the Competitive Set that consist of hotels in the Hotel's immediate market area that are most comparable to the Hotel in quality, price and market position (with due consideration given to location, age, quality, size, amenities, amount of meeting space and business mix); provided that: (a) any replacement hotel must have been in operation for at least five full years; (b) the Competitive Set includes at least four hotels and no more than six hotels, and (c) a single hotel in the Competitive Set does not account for more than 30% of the total guest rooms of all hotels included in the Competitive Set (the "Replacement Hotel Requirements"). If the parties are unable to reach agreement as to: (i) whether a hotel should be removed from the Competitive Set, and/or (ii) which hotels are to be included in the Competitive Set, either party may submit the matter to an expert for resolution in accordance with Section 12.01.
11.05.3    Adjustment to RevPAR Test. In connection with the removal of a hotel from the Competitive Set or the selection of a replacement hotel or hotels for the Competitive Set, either party may also request that the RevPAR Test be modified to account for the changes to the Competitive Set. If the parties are

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unable to reach agreement as to a modification of the RevPAR Test, either party may request that an expert resolve such dispute, concurrently with the resolution of whether a hotel should be removed from the Competitive Set and/or which hotels are to be included in the Competitive Set.
11.05.4    Adjustment to Competitive Set and RevPAR Test. In the event a hotel or hotels are removed from the Competitive Set pursuant to the procedure set forth in this Section 11.05, and the parties determine that the immediate market area does not include a replacement hotel which meets Replacement Hotel Requirements, either party may propose: (a) a replacement hotel which does not meet the Replacement Hotel Requirements for the other party's consideration; and (b) in connection with such proposal, a modification to the RevPAR Test to account for the changes to the Competitive Set that result from the addition of a hotel which does not meet the Replacement Hotel Requirements. If the parties are unable to reach agreement as to: (i) the inclusion of a hotel which does not meet the Replacement Hotel Requirements, and/or (ii) a modification to the RevPAR Test in connection therewith, either party may submit the matter to an expert for resolution in accordance with Section 12.01.
11.05.5    Annual Review of Competitive Set. The Competitive Set shall be reviewed and amended as requested under this Section 11.05 and as part of the approval of the Budgets.
ARTICLE XII
DISPUTE RESOLUTION
12.01    Expert Determination.
12.01.1    Matters for Expert Determination. All disputes relating to any of the following matters shall be resolved according to this Section 12.01:
(a)    computation of the Management Fee;
(b)    amounts due to Manager under Sections 4.04 and 4.05.2;
(c)    adjustments in dollar amounts of insurance coverages required to be maintained;
(d)    approval or modification of any Pre-Commencement Budget or Budget line items, including approval or modification of the Competitive Set, except where required to comply with Brand Standards (except to the extent Owner is otherwise permitted to object to the necessity of expenditures to comply with the Brand Standards pursuant to Sections 3.04 or 5.06.3); and
(e)    amounts due to Manager or Owner on termination of this Agreement (excluding damages).
12.01.2    Selection of Expert. The party initiating the expert determination shall give written notice to the other party setting out the items to

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be determined. Within five business days, the parties shall agree upon a mutually-acceptable Expert. If the parties are unable to agree upon an Expert, the initiating party shall submit the matter to the Chairman of the International Society of Hospitality Consultants ("ISHC"), who shall designate an individual as the Expert.
12.01.3    Procedure. The Expert shall establish in its sole discretion the procedure for resolving the dispute, including what evidence to consider, whether to allow written submissions, and whether to hold a hearing, subject to the following:
(a)    the Expert has the power to demand from either party whatever information in that party's possession that the Expert deems necessary to resolve the dispute;
(b)    except as specifically requested by the Expert, no party may present any evidence that was not shared with the other party in a good faith attempt to resolve the dispute before the arbitration was initiated;
(c)    no discovery may be conducted between the parties;
(d)    no attorneys may appear on behalf of either party (although either party may use attorneys for their own consultation or advice); and
(e)    the Expert shall schedule and conduct all proceedings with the objective of resolving the dispute as quickly and efficiently as reasonably possible.
12.01.4    Decision of Expert. All decisions of the Expert, absent fraud or manifest error, are final and binding on the party (without appeal or review) and are enforceable in any court of competent jurisdiction.
12.01.5    Fees and Expenses. During the pendency of the expert resolution proceedings, the parties shall share equally the fees and expenses of the Expert. In rendering its decision, the Expert shall designate the party whose position is substantially upheld, who shall recover from the other party its share of the fees and costs so paid. The Expert may determine that neither party's position was substantially upheld. The parties shall otherwise bear their own costs and expenses of the expert resolution proceeding.
12.02    Arbitration of Other Disputes. Except as provided in Section 9.04, all disputes arising out of or relating to the relationship created by this Agreement shall be resolved by arbitration in New York, NY as follows:
12.02.1    Selection of the Arbitrators. The party initiating the arbitration shall give notice to the other party setting out the items to be arbitrated. Within five business days, each party shall select and concurrently designate a party-appointed arbitrator. The two party-appointed arbitrators shall select a third, neutral arbitrator as soon as practicable thereafter and a panel consisting of the three arbitrators shall resolve the dispute. Notwithstanding the foregoing, for any

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dispute the subject matter of which would be valued in an amount less than US$150,000, if the parties mutually agree on a single arbitrator, the dispute may be resolved by such sole arbitrator.
12.02.2    Administration. The arbitration shall be administered by JAMS and held at a location mutually agreeable to the Owner, Manager and arbitrator(s), and absent such mutual agreement, in New York, NY. If, at the time a dispute arises, JAMS does not exist or is unable to administer the resolution of the dispute, then the dispute resolution process shall be administered by the American Arbitration Association ("AAA"). If, at the time a dispute arises, AAA does not exist or is unable to administer the dispute resolution process and the parties cannot agree on the identity of a substitute service provider, then either party may petition the state or federal district court in New York, NY to appoint an arbitrator to administer the arbitration. If the court refuses to do so, either party may proceed by filing an action in any court of competent jurisdiction.
12.02.3    Rules. The arbitration shall be conducted in accordance with the rules of the service provider except to the extent inconsistent with this Agreement. The arbitrators shall strictly limit discovery, motion practice and collateral proceedings to resolve the dispute at issue as efficiently and expeditiously as reasonably possible.
12.02.4    Equitable Relief. Subject to the applicable law, the arbitrators have the power to grant equitable relief, both by way of interim relief or as a part of its final award.
12.02.5    Fees and Expenses. During the pendency of the arbitration, the parties shall pay the fees and expenses of their respective party-appointed arbitrators and shall share equally the fees and expenses of the neutral arbitrator. As part of the award, the arbitrators shall designate the party whose position is substantially upheld, who shall recover from the other party all of its reasonable attorneys' fees, costs and expenses, including its share of the fees and costs paid to the neutral arbitrator, expert witness fees, compensation for in‑house counsel, and all other fees and expenses incurred in connection with the arbitration. The arbitrators may determine that neither party's position was substantially upheld or otherwise allocate the fees and expenses in accordance with the relative extent to which either party's position was upheld.
12.03    Miscellaneous.
12.03.1    Authority. The authority of the arbitrators or the Expert, as the case may be, is limited to deciding the matter submitted to it.
12.03.2    Venue and Jurisdiction for Enforcement Proceedings. Each party submits to the non-exclusive jurisdiction of the state and federal courts of New York, NY for the purpose of confirming or enforcing any arbitration award rendered pursuant to this Agreement.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

12.03.3    Limitation on Remedies. ANYTHING HEREIN CONTAINED, AND ANYTHING AT LAW OR IN EQUITY TO THE CONTRARY NOTWITHSTANDING, IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES (INCLUDING ANY EXPERT OR ARBITRATION PROCEEDING) ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT OR IN ANY MANNER PERTAINING TO THE HOTEL OR TO THE RELATIONSHIP OF THE PARTIES HEREUNDER, EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY RIGHT, POWER OR PRIVILEGE EITHER MAY HAVE TO CLAIM OR RECEIVE FROM THE OTHER PARTY HERETO ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES (BUT DOES NOT WAIVE THE RIGHT, POWER OR PRIVILEGE TO CLAIM OR RECOVER ACTUAL DAMAGES), EACH PARTY ACKNOWLEDGING AND AGREEING THAT THE REMEDIES HEREIN PROVIDED, AND OTHER REMEDIES AT LAW AND IN EQUITY, SHALL IN ALL CIRCUMSTANCES BE ADEQUATE (INCLUDING THE RIGHT TO RECOVER ACTUAL DAMAGES). THE FOREGOING WAIVER AND RELEASE SHALL APPLY IN ALL ACTIONS OR PROCEEDINGS BETWEEN THE PARTIES (INCLUDING ANY EXPERT OR ARBITRATION PROCEEDING) AND FOR ALL CAUSES OF ACTION OR THEORIES OF LIABILITY, WHETHER FOR BREACH OF THIS AGREEMENT OR FOR VIOLATION OF ANY OTHER DUTY OWING BY EITHER PARTY TO THE OTHER WHICH MAY IN ANY WAY RELATE TO MANAGER'S MANAGEMENT OR OPERATION OF THE HOTEL. BOTH PARTIES FURTHER ACKNOWLEDGE THAT THEY ARE EXPERIENCED IN NEGOTIATING AGREEMENTS OF THIS SORT, HAVE HAD THE ADVICE OF COUNSEL IN CONNECTION HEREWITH, AND HAVE BEEN ADVISED AS TO, AND FULLY UNDERSTAND, THE NATURE OF THE WAIVERS CONTAINED IN THIS SECTION 12.03.3 AND IN SECTION 13.13. Furthermore, if Manager breaches any agency duty, Owner shall not be entitled to: (a) disgorgement, forfeiture or restitution of any compensation paid by Owner to Manager; (b) disgorgement, forfeiture or restitution of any benefit received by Manager in connection with any transaction on behalf of Owner or the Hotel unless the monetary value of such benefit could have been calculated and passed through to Owner in a commercially reasonable manner; (c) divestiture of any financial or other interest held by Manager; or (d) any relief that does not take into account the benefits received by Owner from the services provided by Manager.
12.03.4    Legal Proceedings. Notwithstanding anything in this ARTICLE XII to the contrary, the parties have the right to commence litigation or other legal proceedings with respect to any claims solely relating to: (a) preserving or protecting the proprietary information of Manager; (b) emergency or injunctive relief; or (c) enforcement of the dispute resolution provisions of this Agreement; or (d) enforcement of the decision and/or award by any Expert or arbitrator.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

ARTICLE XIII
GENERAL PROVISIONS
13.01    Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing and shall be addressed to the party to be so notified as follows:
If to Owner:    IC Myrtle Beach Operations LLC
c/o Integrated Capital LLC
11100 Santa Monica Boulevard, Suite 360
Los Angeles, California 90025
Attention: Kenneth H. Fearn
KBS Realty Advisors
620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
Attention: Chief Legal Officer
With a courtesy copy to:
Stroock & Stroock & Lavan LLP
2029 Century Park East, 18th Floor
Los Angeles, California 90067
Attention: Chauncey M. Swalwell, Esq.
Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 4th Floor
Costa Mesa, California 92626-1993
Attention: Scott Morehouse
If to Manager:    Doubletree Management LLC
7930 Jones Branch Drive
McLean, Virginia 22102
Attention: General Counsel
With a courtesy copy to:
DoubleTree Resort by Hilton Myrtle Beach Oceanfront
3200 South Ocean Boulevard
Myrtle Beach, South Carolina 29577
Attention: General Manager
Notices may be: (a) delivered by registered or certified mail, postage prepaid, return receipt requested; (b) sent by overnight delivery by the United States Postal Service, FedEx, UPS, or other nationally recognized delivery service; or (c) hand delivered. Either party may change the address(es) for notice to such party by delivering a notice by a means authorized by this Section 13.01. Notices are deemed to have been duly delivered and to be effective: (i) upon

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personal delivery thereof to the other party; (ii) on the next business day following deposit by the sender via overnight delivery by the United States Postal Service, FedEx, UPS, or other nationally recognized delivery service; or (iii) three business days after deposit by the sender in the United States Postal Service, or its successor, as registered or certified mail, postage prepaid, return receipt requested. Refusal to accept delivery of a notice constitutes delivery.
13.02    Modification and Changes. This Agreement cannot be changed or modified except by another agreement in writing signed by the party sought to be charged therewith, or by its duly authorized agent.
13.03    Entire Agreement. This Agreement constitutes all of the understandings and agreements of whatsoever nature or kind existing between Owner and Manager regarding the provisions set forth in this Agreement. Except as provided otherwise, in entering into this Agreement, neither Owner nor Manager is relying upon any statement, representation or promise, or the failure to make any statement, representation or promise, of the other (or of any officer, agent, employee, representative or attorney for the other).
13.04    References and Interpretations. Except as otherwise specifically indicated, all references to Articles, Sections and paragraphs refer to Articles, Sections and paragraphs of this Agreement, and all references to Exhibits refer to the Exhibits attached hereto. Unless expressly stated to the contrary, reference to any Section includes the subsections thereof. Article and Section headings are for convenience and reference only and are not intended to define, limit or describe the scope or intent of any provision. Pronouns and their variations refer to the masculine, feminine, neuter, singular or plural, as appropriate. The words "herein", "hereof", "hereunder", "hereinafter" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph. The terms "include" and "including" shall each be construed as if followed by the phrase "without being limited to". Neither party shall be deemed to have drafted this Agreement, and no provision shall be interpreted in favor of or against either party as drafter.
13.05    Consents and Approvals. Except as specifically otherwise provided, any consent required by this Agreement may not be unreasonably withheld, delayed or qualified, and no request authorized by this Agreement may be made unreasonably.
13.06    Survival of Covenants. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.
13.07    Third Party Beneficiaries. None of the rights or obligations created by this Agreement shall run to or be enforceable by any third party.
13.08    Waivers. No failure by Manager or Owner to insist upon the strict performances of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

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13.09    Partial Invalidity. Any provision of this Agreement prohibited by law or by court decree in any locality or state shall be ineffective to the extent of such prohibition without in any way invalidating or affecting the remaining provisions of this Agreement, or without invalidating or affecting the provisions of this Agreement within the states or localities where not prohibited or otherwise invalidated by law or by court decree. Further, if any provision of this Agreement is held unenforceable by virtue of its scope, but may be made enforceable by a limitation thereof, such provision shall be deemed to be amended to the minimum extent necessary to render it enforceable under the laws of the jurisdiction in which enforcement is sought.
13.10    Applicable Law. This Agreement shall be construed in accordance with and be governed by the laws of the State of New York without recourse to its choice of law or conflict of law principles.
13.11    Representations and Warranties of Manager. Manager represents and warrants to Owner, as of the Effective Date hereof, as follows:
(a)    Manager is duly organized, validly existing and in good standing under the laws of the state of its organization, is duly qualified to do business in the state in which the Hotel is located, and has full power, authority and legal right to execute, perform and timely observe all of the provisions of this Agreement to be performed or observed by Manager. Manager's execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Manager.
(b)    This Agreement constitutes a legal, valid and binding obligation of Manager, does not and will not constitute a breach of or default under the organizational and governing documents of Manager or the terms, conditions or provisions of any law, order, rule, regulation, judgment, decree, agreement or instrument to which Manager is a party or by which it or any substantial portion of its assets is bound or affected and is enforceable against Manager in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law).
(c)    No approval of any third party that has not been obtained prior to the execution of this Agreement is required for Manager's execution and performance of this Agreement.
(d)    Manager, at its own expense, shall maintain in full force and effect throughout the Term of this Agreement its legal existence and the rights required for it timely to observe and perform all of the terms and conditions of this Agreement.
(e)    There is no litigation or proceeding pending or threatened against Manager that could adversely affect the validity of this Agreement or the ability of Manager to comply with its obligations under this Agreement. Without limiting the foregoing, no Insolvency Event has occurred with respect to Manager.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

13.12    Representations and Warranties of Owner. Owner represents and warrants to Manager, as of the Effective Date, as follows:
(a)    Owner is duly organized, validly existing and in good standing under the laws of the state of its organization, is duly qualified to do business in the state in which the Hotel is located, and has full power, authority and legal right to execute, perform and timely observe all of the provisions of this Agreement to be performed or observed by Owner. Owner's execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Owner.
(b)    This Agreement constitutes a legal, valid and binding obligation of Owner, does not and will not constitute a breach of or default under any of the organizational or governing documents of Owner or the terms, conditions or provisions of any law, order, rule, regulation, judgment, decree, agreement or instrument to which Owner is a party or by which it or any substantial portion of its assets (including the Hotel) is bound or affected and is enforceable against Owner in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law).
(c)    No approval of any third party (including the holder of any Mortgage) that has not been obtained prior to the execution of this Agreement is required for Owner's execution and performance of this Agreement.
(d)    Owner, at its own expense, shall maintain in full force and effect throughout the Term of this Agreement its legal existence and the rights required for it timely to observe and perform all of the terms and conditions of this Agreement.
(e)    Owner holds (or will hold prior to the Commencement Date), or will cooperate with Manager to hold (to the extent Manager is required to hold pursuant to this Agreement) all approvals and permits necessary to permit the ownership and operation of the Hotel in accordance with the terms of this Agreement.
(f)    Lessor is the sole owner of the Land, the Hotel and the FF&E, and Owner is the sole operating lessee of the Land, the Hotel and FF&E. Owner has full power, authority and legal right to own or lease its property, including the Hotel.
(g)    There is no litigation or proceeding pending or threatened against Owner or the Hotel that could adversely affect the validity of this Agreement or the ability of Owner to comply with its obligations under this Agreement. Without limiting the foregoing, no Insolvency Event has occurred with respect to Owner.
(h)    No Equity Interest in Owner, the Hotel and/or the Land has been issued, converted to or is held as, bearer shares or any other form of ownership, for which there is no traceable record of the identity of the legal and beneficial owner of such Equity Interest.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

13.13    Limitations on Fiduciary Duties.
13.13.1    The relationship between the parties is that of principal, in the case of Owner, and agent, in the case of Manager. Nothing in this Agreement constitutes, or shall be construed to constitute or create, a partnership, joint venture or lease between Owner and Manager with respect to the Hotel.
13.13.2    This Agreement shall be interpreted in accordance with general principles of contract interpretation without regard to the common law principles of agency (except as expressly provided for in this Agreement), and shall establish and create only duties and obligations enforceable against the parties. It is the intent and desire of the parties that any liability between them shall be based solely on principles of contract law and the express provisions of this Agreement. To the extent any duties, fiduciary or otherwise, that exist or may be implied for any reason whatsoever, including those resulting from the relationship between the parties, and including all duties of loyalty, good faith, fair dealing, care, full disclosure, or any other duty deemed to exist under the common law principles of agency or otherwise, but specifically excluding Corporate Personnel's handling of Owner's funds and the covenant of good faith and fair dealing (unless the Agreement specifically states that a party may perform a duty or obligation in that party's sole discretion) (collectively, the "Implied Fiduciary Duties"), are inconsistent with, or would have the effect of modifying, limiting or restricting, the express provisions of this Agreement, the terms of this Agreement prevail.
13.13.3    For purposes of assessing Manager's duties and obligations under this Agreement, and subject to Section 13.13.2, the parties acknowledge that the terms and provisions of this Agreement and the duties and obligations set out in this Agreement are intended to satisfy any fiduciary duties which may exist between the parties. The parties also hereby unconditionally and irrevocably waive and release any right, power or privilege either may have to claim or receive from the other party any punitive, exemplary, statutory, or treble damages or any incidental or consequential damages with respect to any breach of the Implied Fiduciary Duties. Furthermore, Owner specifically consents to all transactions and conduct by Manager and its Affiliates described in this Agreement, including those set out below, and waives any Implied Fiduciary Duties which Manager may owe to Owner now, or which may arise in the future, in connection with such transactions or conduct.
(a)     Except as provided in Section 13.17, Manager and its Affiliates may establish or engage in any business of any kind or participate in any investment of any kind, whether using any of the Trademarks or any of the other proprietary information of Manager, at any location, in Manager's sole discretion. Furthermore, Manager and its Affiliates may exercise such rights even though these businesses or investments may directly or indirectly compete with the Hotel, with Owner or its Affiliates, or with any other business or investment of Owner or its Affiliates.
(b)    Subject to Section 4.03.3, Manager may elect to use the services of its Affiliates in fulfilling its obligations under this Agreement, as specifically described in this Agreement.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

(c)    Subject to Section 4.04.2, Manager and its Affiliates may receive the fees, charges and reimbursements specifically described in this Agreement in connection with the provision of its management services and its Services to the Hotel and for other properties operated, managed, licensed or owned by Manager or its Affiliates.
(d)    Subject to Section 4.03.2, Manager and its Affiliates may receive the payments, fees, commissions and reimbursements from vendors in connection with Manager's purchasing services described in this Agreement for the Hotel and for other properties operated, managed, licensed or owned by Manager or its Affiliates.
(e)    Manager and its Affiliates may use the Hotel Guest Data in any manner; however, Owner's use of the Hotel Guest Data is restricted during and after the Term as described in this Agreement.
(f)    Subject to Section 5.01, Manager is permitted to use the funds in the Hotel Accounts expressly in accordance with and solely for the purposes and to the extent described in this Agreement (including without limitation 5.04.1 and 5.06.5) or any agreement between Manager, Owner and any lender (including payment to Manager or its Affiliates of all fees, charges and reimbursements described in this Agreement).
(g)    Subject to Section 4.02, Manager is permitted to institute, prosecute and settle the legal actions or proceedings described in this Agreement, in its name or in the name of Owner, as described in this Agreement.
(h)    Subject to Section 4.06, Manager has the right to determine all Hotel Personnel policies, including transferring Hotel Personnel of the Hotel to other properties owned, operated or licensed by Manager from time to time.
(i)    Subject to Section 4.06.3, Manager has the authority to negotiate and make agreement with any labor unions and enter into or amend or modify in any material respect any collective bargaining agreements with labor unions in connection with the Hotel, as described in this Agreement.
Owner acknowledges and agrees that its consent to the transactions and conduct by Manager described in this Agreement, including those specifically set out above, and its waiver of any Implied Fiduciary Duties otherwise owed by Manager: (i) has been obtained by Manager in good faith; (ii) is made knowingly by Owner based on its adequate informed judgment as a sophisticated party after seeking the advice of competent and informed counsel; and (iii) arises from the Owner's knowledge and understanding of the specific transactions and actions or inactions of operators that are normal, customary, and reasonably expected in the hotel industry generally, and also arises from those specific transactions and action or inactions of Manager that are normal, customary and reasonably expected by Owner under this Agreement (the "Customary Actions").
13.13.4    Owner and Manager acknowledge that: (a) during the Term changes in applicable Legal Requirements regarding the law of agency, or other law potentially affecting the rights of parties to a contract like the Agreement, are

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

likely to occur; and (b) such changes may result in the Customary Actions constituting conduct which may be interpreted as a violation of a fiduciary duty owed by Manager to Owner. In such event, at the request of either party then subject to any limitations in applicable Legal Requirements that would prohibit such an action, the parties shall execute an amendment to this Agreement to incorporate such conduct in the specific list of permitted transactions and conduct of Manager set out above, it being the specific intent of the parties that the express terms of this Agreement shall govern and control the rights, duties and obligations of the parties throughout the Term. Further, nothing in this Agreement is deemed to constitute a waiver or the right of either party to object to a future change in applicable Legal Requirements as an ex post facto law.

/s/ Authorized Signatory
Manager Initials	Owner Initials
13.14    Confidentiality. Except as provided below, all matters disclosed in the negotiation of this Agreement and the matters set forth in this Agreement are strictly confidential. Owner and Manager shall otherwise keep strictly confidential all information of a proprietary or confidential nature about or belonging to the other party or to any Affiliate of the other party to which the receiving party gains or has access by virtue of the relationship between Owner and Manager established pursuant to this Agreement. Except as disclosure may be required to obtain the advice of professionals or consultants, or financing for the Hotel from an Permitted Lender, or in furtherance of a permitted or proposed assignment of this Agreement, or as may be required by law or by the order of any government, regulatory authority or tribunal or otherwise to comply with Legal Requirements (including reporting requirements applicable to public companies), Owner and Manager shall make every effort to ensure that such information is not disclosed to the press or to any other third person without the prior consent of the party which provided the confidential information. The obligations set forth in this Section 13.14 shall survive any termination or expiration of this Agreement. Owner and Manager shall cooperate with one another on all public statements, whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Agreement or the performance of their respective obligations under this Agreement.
13.15    Further Assurances. Owner and Manager shall do and cause to be done all acts, and execute and deliver all documents and instruments, reasonably necessary for each of them to perform their respective obligations under, and to give effect to the transactions contemplated by, this Agreement.
13.16    Force Majeure. In the event of a Force Majeure Event, the obligations of the Parties and/or the time period for the performance of such obligations (other than the payment of money) shall be adjusted to the extent such Parties are prevented, hindered, or delayed in such performance during the period of such Force Majeure Event. Upon the occurrence of a Force Majeure Event, the affected Party shall give prompt, written notice of such Force Majeure Event to the other Party. If at any time during the Term either Party is unable to perform its obligations under this Agreement due to a Force Majeure Event, or if it becomes necessary, in Manager's and Owner’s commercially reasonable opinion, to cease operation of the Hotel in order to protect the Hotel and/or the health, safety or welfare of the guests and/or employees of the Hotel, then

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

Manager may close and cease or partially cease operation of all or any part of the Hotel as necessary based on the occurrence of the Force Majeure Event, reopening and recommencing operation of the Hotel when Manager and Owner reasonably determine that the reopening and recommencement of operations may be done pursuant to applicable Legal Requirements and without jeopardy to the Hotel, its guests or Hotel Personnel.
13.17    Area Restriction. On or prior to December 30, 2022 (the "Restricted Period"), Manager and its Affiliates shall not, without Owner's consent, open (whether by ownership, lease, operation, management, license or franchise) a Brand Name hotel within the following "Restricted Area":
That area which is within a nine mile radius of the main entrance to the Hotel.
This Restrictive Area is generally illustrated on the map attached to, and incorporated by reference into, this Agreement as EXHIBIT E. The Restrictive Area shall include the shore and/or side of the street currently closest to the Hotel. If there is a conflict between EXHIBIT E and this narrative description, this description will control.
The foregoing restriction shall not apply to any hotel that is, as of the Effective Date, open, under construction or approved for development or opening as a Brand Name hotel (or is a substantially equivalent replacement of such a hotel).
The foregoing restriction shall not apply to any “Hilton” hotel, "Hilton Garden Inn" hotel or to any hotel other than the Brand Name in which "Hilton" is secondary to another brand name (for purposes of identifying such other brand as having a relationship with Hilton Worldwide, Inc.). By way of example, a "Homewood Suites by Hilton" hotel would be a hotel in which "Hilton" is secondary to another brand name.
The foregoing restriction shall not apply to shared ownership properties commonly known as vacation ownership or timeshare ownership (or similar real estate projects).
The foregoing restriction shall not prohibit Manager or its Affiliates from entering into agreements to construct, own, lease, operate, manage, license or franchise a Brand Name hotel within the Restricted Area as long as such other hotel does not open as a Brand Name hotel during the Restricted Period.
13.18    Non-Resort Land and Buildings. As of the date of this Agreement, Owner and Manager acknowledge and understand that Manager shall manage the operations of the entire Hotel, including the Non-Resort Land and Buildings, and the Non-Resort Land and Buildings shall be deemed to be part of the Hotel until the effective date of any termination contemplated in this Section 13.18. Owner may, however, subject to satisfaction of the conditions set forth below, at any time upon not less than sixty days prior written notice to Manager (subject in all respects to the requirements set forth in Section 10.06, to the extent applicable), elect to terminate Manager’s management of all or any portion of the Non-Resort Land and Buildings. Effective upon the date of such termination (as set forth in Owner’s notice to Manager, but subject to satisfaction of the conditions set forth below and the requirements of Section 10.06 to the extent applicable), this Agreement shall terminate with respect only to the portion of the Non-Resort Land and Buildings designated in Owner’s termination notice, and neither party shall have any further obligation to the other party hereunder with respect to such portion of the Non-Resort Land and Buildings,

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

except for (a) Owner’s obligation to pay to Manager all fees and amounts payable to Manager under this Management Agreement with respect to any portion of the Non-Resort Land and Buildings through the date of such termination, and (b) liabilities accruing, or based upon events occurring, prior to or concurrently with the effective date of such termination with respect to such portion of the Non-Resort Land and Buildings. As a further condition to such termination:
13.18.1    the applicable portion of the Non-Resort Land and Buildings shall not be leased to, operated by or sold to a Specially Designated National or Blocked Person;
13.18.2    the Owner and Manager shall agree, in good faith, to reasonably amend this Management Agreement to delete all references to the applicable Non-Resort Land and Buildings being terminated by Owner;
13.18.3    Owner shall provide for, subject to Manager’s reasonable approval as set forth below, any facilities reasonably necessary to replace any laundry, parking, maintenance, trash, registration, “back of house” or other similar facilities located or operated on or in any of the Non-Resort Land and Buildings as of the Brand Commencement Date (or would have been located or operated on or in any of the Non-Resort Land and Buildings as of the Brand Commencement Date in the event of a termination prior to the Brand Commencement Date) necessary for the operation of the Resort Land and Buildings and Pier Area (as applicable, any facilities being so replaced are referred to as “Replaced Facilities,” and any facilities replacing such Replaced Facilities are referred to as “Replacement Facilities”). Such Replacement Facilities shall be subject to Manager’s reasonable approval, provided that such approval shall not be withheld with respect to any such Replacement Facilities which are substantially similar in quality and utility to the Replaced Facilities as the same exist on the Brand Commencement Date (or would have existed on or in any of the Non-Resort Land and Buildings as of the Brand Commencement Date in the event of a termination prior to the Brand Commencement Date) and allow for the continued operation of the Hotel in an efficient and reasonably uninterrupted manner in accordance with this Agreement (“Complying Replacement Facilities”). For the avoidance of doubt (i) Owner acknowledges that Manager may dispute whether any such Replacement Facilities are substantially similar in quality and utility to the Replaced Facilities as the same exist on the Brand Commencement Date or allow for the continued operation of the Hotel in an efficient and reasonably uninterrupted manner in accordance with this Agreement, (ii) to the extent Manager has deemed as of the Brand Commencement Date the Brand Standards have been satisfied (or Manager has waived the Brand Standards) with respect to any Replaced Facility, the Brand Standards similarly shall be deemed satisfied or waived with respect to any Complying Replacement Facilities to the extent such Complying Replacement Facility is substantially similar in quality and utility as the Replaced Facility as the same exist on the Brand Commencement Date and (iii) such Complying Replacement Facilities shall be operational as of the effective date of the termination relating to the Replaced Facilities as a condition to such termination.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

13.19    Campground Area. As of the date of this Agreement, Owner and Manager acknowledge and understand that Manager shall manage the operations of the Campground Area, the Campground Area shall be deemed to be part of the Hotel and shall be operated by Manager until delivery of any notice by Owner or Manager pursuant to this Section 13.19, and the Campground Area Revenue will not be included in Total Operating Revenue (but such Campground Area Revenue will be used in calculating the CAR Fee). Owner may, however, at any time upon not less than thirty days and not more than seventy-five days prior written notice to Manager (subject in all respects to Section 10.06 to the extent applicable), elect to terminate Manager’s management of all of the Campground Area. Additionally, Manager may, at any time upon not less than ninety days prior written notice to Owner, elect to terminate Manager’s management of all of the Campground Area. Effective upon the date of such termination (as set forth in Owner’s notice to Manager or Manager’s notice to Owner, as applicable), this Agreement shall terminate with respect only to the Campground Area, and neither party shall have any further obligation to the other party hereunder with respect to such portion of the Campground Area (including the obligation to pay CAR Fees for the period after the date of such termination), except for (a) Owner’s obligation to pay to Manager all amounts payable to Manager under the Management Agreement with respect to the Campground Area through the date of such termination, and (b) liabilities accruing, or based upon events occurring, prior to or concurrently with the effective date of such termination with respect to the Campground Area. In the event of such termination.
13.19.1    the applicable portion of the Campground Area shall not be leased to, operated by or sold to a Specially Designated National or Blocked Person and;
13.19.2    the Owner and Manager shall agree, in good faith, to reasonably amend this Management Agreement to delete all references to the Campground Area and CAR Fee.
[SIGNATURES ON FOLLOWING PAGES]

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
"OWNER"
IC Myrtle Beach Operations LLC (f/k/a IC Myrtle
Beach TRS LLC), a Delaware limited liability
company

By:	IC Myrtle Beach Manager LLC, a Delaware
limited liability company, its managing

By:	/s/ Kenneth H. Fearn
	Name:	Kenneth H. Fearn
	Title:	President
"MANAGER"
Doubletree Management LLC, a Delaware limited
liability company

By:	Hilton Worldwide, Inc., as "Operator"

By:	/s/ Authorized Signatory
Authorized Person
[party initials required on page 67]

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

EXHIBIT A
Legal Description of the Land
Parcel 1
All that certain piece, parcel or tract of land situate, lying and being in Myrtle Beach, Socastee Township, South Carolina, shown and designated as PARCEL I, on a plat entitled “BOUNDARY SURVEY AND BUILDING LOCATION OF SPRINGMAID BEACH SURVEYED FOR LEROY SPRINGS & COMPANY, INC., LOCATED SOUTH OF MYRTLE BEACH, HORRY COUNTY, S.C.” prepared by Robert L. Bellamy & Associates, Inc., dated March 15, 1994, having latest revision date of July 8, 1994, and recorded July 12, 1994, in Plat Book 130, Page 141 in the Office of the Register of Deeds for Horry County, reference to which is hereby craved for a more complete description.
Also being shown on that certain ALTA/ACSM LAND TITLE SURVEY prepared by by Robert L. Bellamy & Associates, Inc., under seal of Donald E. Thomas, SCPLS #17575, dated September 5, 2014, and last revised December 17, 2014, and more fully described as follows, according to said plat:
Commencing at the intersection of the southern right-of-way of South Ocean Boulevard (South Carolina Highway No. 73) and the northwestern right-of-way of Springmaid Boulevard; thence along the right-of-way of Springmaid Boulevard in a southwesterly direction for approximately 442.4 feet to a PK nail, at the Point of Beginning (P.O.B.) for Parcel 1; thence S43°38’56”W for a distance of 1000.12 feet to a PK nail; thence S46°21’04”E for a distance of 2.50 feet to a PK nail; thence S43°38’56”W for a distance of 431.34 feet to a concrete monument; thence N48°00’04”W for a distance of 500.40 feet to an iron pin; thence N43°40’08”E for a distance of 1213.69 feet to an iron pin; thence N80°23’21”E for a distance of 128.94 feet to an iron pin; thence S47°33’02”E for a distance of 76.40 feet to a PK nail; thence N43°59’16”E for a distance of 25.54 feet to a PK nail; thence N22°46’52”E for a distance of 16.02 feet to a PK nail; thence N03°12’54”W for a distance of 32.14 feet to an iron pin; thence N80°21’04”E for a distance of 80.85 feet to an iron pin; thence S46°20’26”E for a distance of 324.45 feet to a PK nail being the point of beginning. Said parcel contains 15.93 acres and is located in Socastee Township, Horry County, South Carolina.
TOGETHER with those certain easements, rights, and agreements as set forth in that certain Joint Access, Easement and Maintenance Agreement by and between Leroy Springs & Company, Inc., and City of Myrtle Beach dated November 12, 2014, and recorded December 12, 2014, in Book 3785, Page 229 in the Office of the Register of Deeds for Horry County.
Parcel 2
All that certain piece, parcel or tract of land situate, lying and being in Myrtle Beach, Socastee Township, South Carolina, shown and designated as PARCEL 2, on a plat entitled “BOUNDARY SURVEY AND BUILDING LOCATION OF SPRINGMAID BEACH SURVEYED FOR LEROY SPRINGS & COMPANY, INC., LOCATED SOUTH OF MYRTLE BEACH, HORRY COUNTY, S.C.” prepared by Robert L. Bellamy & Associates, Inc., dated March 15, 1994, having latest revision date of July 8, 1994, and recorded July 12, 1994, in Plat Book 130, Page 141 in the Office of the Register of Deeds for Horry County, reference to which is craved more a more complete description.
Also being shown on that certain ALTA/ACSM LAND TITLE SURVEY prepared by by Robert L. Bellamy & Associates, Inc., under seal of Donald E. Thomas, SCPLS #17575, dated September 5, 2014, and last revised December 17, 2014, and more fully described as follows, according to said plat:
Commencing at the intersection of the southeastern right-of-way of Springmaid Boulevard and the northeastern right-of-way of Nash Street at an iron pin at the Point of Beginning (P.O.B.) for Parcel 2; thence N43°38’56”E for a distance of 169.38 feet to an iron pin; thence N46°21’04”W for a distance of 2.50 feet to an iron pin; thence N43°38’56”E for a distance of 1000.10 feet to an iron pin; thence S46°22’26”E for a distance of 437.92 feet to an iron pin; thence S33°20’32”W for a distance of 417.22 feet to a computed

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

point; thence S44°03’33”W for a distance of 384.10 feet to a computed point; thence S41°55’07”W for a distance of 260.85 feet to a computed point; thence N46°51’22”W for a distance of 25.92 feet to a computed point; thence S41°39’49”W for a distance of 110.18 feet to a computed point; thence N46°48’57”W for a distance of 493.12 feet to an iron pin being the Point of Beginning. Said parcel contains 13.32 acres and is located in Socastee Township, Horry County, South Carolina.
For Informational Purposes Only: Parcels 1 and 2 – TMS # 186-12-01-008
Parcel 3
All that certain piece, parcel or tract of land situate, lying and being in Myrtle Beach, Socastee Township, South Carolina, shown and designated as PARCEL 3, on a plat entitled “BOUNDARY SURVEY AND BUILDING LOCATION OF SPRINGMAID BEACH SURVEYED FOR LEROY SPRINGS & COMPANY, INC., LOCATED SOUTH OF MYRTLE BEACH, HORRY COUNTY, S.C.” prepared by Robert L. Bellamy & Associates, Inc., dated March 15, 1994, having latest revision date of July 8, 1994, and recorded July 12, 1994, in Plat Book 130, Page 141 in the Office of the Register of Deeds for Horry County, reference to which is craved for a more complete description.
Also being shown on that certain ALTA/ACSM LAND TITLE SURVEY prepared by by Robert L. Bellamy & Associates, Inc., under seal of Donald E. Thomas, SCPLS #17575, dated September 5, 2014, and last revised December 17, 2014, and more fully described as follows, according to said plat:
Commencing at the intersection of the southeastern right-of-way of Davis Street and the southwestern right-of-way of Nash Street; thence along the right-of-way of Nash Street S46°48’57”E for a distance of 130.01 feet to an iron pin at the Point of Beginning (P.O.B.) for Parcel 3; thence S46°48’57”E for a distance of 150.00 feet to a computed point; thence S41°33’07”W for a distance of 199.89 feet to a computed point; thence N46°45’25”W for a distance of 150.00 feet to an iron pin; thence N41°33’02”E for a distance of 199.74 feet to an iron pin being the Point of Beginning. Said parcel contains 0.69 acres and is located in Socastee Township, Horry County, South Carolina.
For informational purposes only: TMS # 186-12-01-001
Parcel 4
All those pieces, parcels or lots of land, situate, lying and being in Socastee Township, Horry County, South Carolina, being shown and designated as “LOT 1 1,636 sq. ft. 0.04 AC”, “LOT 2 1,615 sq. ft. 0.04 AC.”, “LOT 3 1,615 sq. ft. 0.04 AC”, “LOT 4 1,638 sq. ft. 0.04 AC”, “LOT 5 1,696 sq. ft. 0.04 AC”, “LOT 6 2,016 sq. ft. 0.05 AC”, “LOT 7 1,891 sq. ft. 0.04 AC”, “LOT 8 1,622 sq. ft. 0.04 AC”, “LOT 9 1,649 sq. ft. 0.04 AC”, “LOT 10 1,602 sq. ft. 0.04 AC”, “LOT 11 1,617 sq. ft. 0.04 AC” and “COMMON AREA (DRIVE & ACCESS EASEMENT) 7,399 sq. ft. 0.17AC” on a plat entitled “SUBDIVISION PLAT OF CAMPGROUND II (NASH) MADE UP OF LOTS 4, 5, & 6, AND 30’ ALLEY (FORMERLY BEACH STREET), SOCASTEE TOWNSHIP, HORRY COUNTY, SOUTH CAROLINA PREPARED FOR: LEROY SPRINGS & COMPANY, INC.”, prepared by Robert L. Bellamy & Associates, Inc., dated June 27, 2011, and recorded in Plat Book 253, Page 262 in the Office of the Register of Deeds for Horry County, reference to which is craved for a more complete description.
For Informational Purposes Only:
TMS # 186-12-01-058 – Lot 1                TMS # 186-12-01-067 – Lot 10
TMS # 186-12-01-059 – Lot 2                TMS # 186-12-01-068 – Lot 11
TMS # 186-12-01-060 – Lot 3                TMS # 186-12-01-069 – Common Area
TMS # 186-12-01-061 – Lot 4

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

TMS # 186-12-01-062 – Lot 5
TMS # 186-12-01-063 – Lot 6
TMS # 186-12-01-064 – Lot 7
TMS # 186-12-01-065 – Lot 8
TMS # 186-12-01-066 – Lot 9

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

SCHEDULE 1 TO EXHIBIT A
Description of Hotel components and facilities

1.	Total number of guest rooms approximately 491 (to be reduced to 452 on or prior to the Brand Commencement Date)

2.	Meeting space approximately 35,000 square feet

3.	F&B facilities approximately 5,000 square feet of food and beverage facilities including:
The Pier Restaurant Currently known as BARnacles
The restaurant currently known as “Marlins” restaurant

4.	Spa /fitness center Gym center

5.	Campground Area As depicted on Schedule 2 of this EXHIBIT A (subject to exclusion pursuant to Section 13.19) including bath house structures located thereon.

6.	Parking approximately 643 parking spaces

7.
Other facilities and amenities    8 water features including 6 pools (2 indoor) and 2 lazy rivers; arcade building; miniature golf course, separate registration building which contains back office facilities; single story maintenance building; approximately 1060 linear foot pier area extending into the Atlantic Ocean (subject to applicable exclusions pursuant to Section 13.18).

Any such other additional facilities and amenities in existence at the Hotel as of the Commencement Date or as otherwise required pursuant to the PIP.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

SCHEDULE 2 TO EXHIBIT A
See Attached

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA

15.93 AC.
SPRINGMAID BOULEVARD (60' PUBLIC R/W)
(FORMERLY SOUTH OCEAN BOULEVARD)
DAVIS STREET (20' PUBLIC R/W)
NASH STREET (60' PUBLIC R/W)
PARCEL 2
580,397 sq. ft.
13.32 AC.
Resort Land and Buildings
Non-Resort Land and Buildings
Campground Area
Pier Area

Each highlighted building on this schedule is an "ADA Survey Building"
Live Oak Parking Garage
Palmetto Parking Garage
Palmetto - Phase II
Cypress Building
Live Oak Building
SPRINGMAID BOULEVARD (60' PUBLIC R/W)
PARCEL 1
PARCEL 2
PARCEL 3
DAVIS STREET (20' PUBLIC R/W)
NASH STREET (60' PUBLIC R/W)

EXHIBIT B
Permitted Mortgages

Loan in the original principal amount of up to $38,000,000 made by Wells Fargo Bank National Association, as of the Effective Date, to Owner and Lessor and secured by, amongst other things, a certain Fee and Leasehold Construction Mortgage with Assignment, Security Agreement and Financing Statement dated as of the Effective Date.

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA
B-1

EXHIBIT C
Property Improvement Plan

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA
C-1

Product Improvement Plan

Former Affiliation Brand:
Converting from Myrtle Beach, SC

Address: 3200 South Ocean Boulevard, Myrtle Beach, South Carolina, United States

To a Doubletree Hotel

By Wayne Huddleston

Inspection Date: Jun-01-2014
FINAL PIP REVISION DATE : Dec-15-2014 by Martin Schellenberg

Brand Management Approval

Final PIP Approval Date : Dec-15-2014

Final FLA PIP Approval Signature :

FINAL PIP

PIP Contact
Jeff Price
Email: Jeff.Price@hilton.com
Phone: 571 393-7358

Printed On: Dec-15-2014

Page: (1 of 16)

Property Information

Open Date:	1942/1992
Last Renovation:	2012
Multiple Renovations:	2012
Guestrooms:	2012/2013 Different by building
Public Areas:	
Parking:	Surface, covered and garage
Pool (indoor or outdoor):	Outdoors (multiple), indoor (2), lazy Rivers (2)
Whirlpool:	Yes
Hotel Van:	Yes
Multiple Towers:	Yes
Number Floors:	Seven (ground-1st is parking), with six floors of guestrooms Varies by building
Food Service Facilities:	Yes - Marlin's Buffet, Barnacles bar and Grill
Meeting Space/total size:	35,000 df
Boardroom:	Yes
Business Center:	Yes
Gift Shop:	Yes (in pier)
Exercise Room/Size:	Yes, approximately 450 sf Undersized to standard
Date exercise room was last renovated:	2006
Other Recreation:	Lawn areas, miniature golf course, beach
Retail Outlets:	Retail/gift shop on pier, tackle shop on pier Hours of operation not to standard
Guest Laundry:	Yes
Number Of Guest Rooms:	491
Accessible Rooms:	Yes
Guest Room Size:	Typical is 11' - 10" x 21' - 9"
Guest Room Mix:	
Typical King:	0
Typical Q/Q:	
Typical D/D:	0
Two Bedroom(K;D/D):	
Suites:	
Guest Bathroom:	
Size:	5' - 0" x 6' - 0" (tub and toilet only); outside vanity 5' long
Door Width:	28"
Tub Surround:	Synthetic material with etched lines
Shower stalls:	No
Floor:	12" x 12: tumbled ceramic tile
Vanity:	Granite
Water Closet:	White china, elongated bowl, closed front seat with lid
HVAC System:	
100% Makeup Air:	No (exterior corridors)
Public Areas:	Central HVAC
Guestrooms:	Through wall PTAC units
Digital Thermostats:	No
Elevators:	
Guest Elevator:	12
Service Elevator:	One
High Speed Internet (wired or wireless):	
Public Areas:	Yes
Meeting Space:	Yes
Guestrooms:	Yes
TV Size:	32"
Telephone System:	
Guestroom door lock system:	Saflok
Executive Lounge:	No
HHonors level:	NA
Fire Life Safety:	
Manufacturer:	
Installation Date:	
Last Fire System Upgrade Date:	2012

FINAL PIP

Page: (2 of 16)

PLEASE NOTE: Key information about the terms and effectiveness of this Property Improvement Plan is set out at the end of the document.

General

#	Active Date	Scope of Work	Finish Date
		General	
1		Notice to owner: All hotels must comply with applicable local, state, and federal accessibility requirements. This PIP does not necessarily include any work that may be required for compliance with Title III of the Americans with Disabilities Act (ADA). In addition, if a Franchise Agreement or a Management Agreement for a hotel constructed for first occupancy after January 26th 1993 is executed after March 30th 2011, Hilton Worldwide will require the owner to conduct a self-survey (provided by Hilton Worldwide) of the hotel's guestrooms and parking for compliance with ADA Title III requirements. Any areas of non-compliance will need to be addressed within five to seven years (depending on the item in question) as a condition of the franchise or management agreement.	Per Brand Standards
2		Master Plan - A comprehensive Master Plan must be created and submitted for brand review and approval prior to FLA. The current resort does not provide several key design elements required by DoubleTree by Hilton. The Plan must include; 1) Provide a new centrally located public space building connected to the hotel complex. This will be the primary focal point of the resort including: Front Drive; Porte Cochere; Guest registration; Lobby Public Space; Connectivity Zone; Restrooms; F&B etc. The lobby area required to be a minimum of 1,500 ft²/139 m² or 6 ft²/0.56 m² per guestroom, whichever is greater, excluding registration area, Lobby Bar and corridors accessing the guest elevators/lifts. Lobby must have direct visual connection to Food & Beverage elements. 2) The Cypress guestroom tower does not have elevators required by the brand. Provide plan for elevators, renovation, and/or possible demolition. (Possible site for new Lobby,F&B, public building) 3) Provide a plan for creating new food and beverage outlets in a new public building with a design in keeping with a contemporary and upscale hotel. (The brand will consider the Marlins building with full renovation and F&B concept review/approval). 4) Provide a plan to provide separation or re-development between the hotel and the adjacent trailer park.	Pre Conversion

General/Accessibility/Fire Safety Requirements

#	Active Date	Scope of Work	Finish Date
		General	
3		Architectural/Design Review - All architectural and design plans are required to be compiled by a licensed Architectural and/or licensed Interior Design Firm. All architectural plans, design schemes, material specifications and professionally prepared color boards/renderings, must be submitted for formal review, comments and written approval prior to commencing work. See the DoubleTree by Hilton Design & Construction Manual for detailed specifications on all areas of this PIP document. Send materials to: Director of Design, DoubleTree by Hilton Global Design. Once your Franchise License Agreement (FLA) is approved, a Hilton Worldwide Architecture & Construction Project Director will be assigned to assist you through the conversion process and facilitate the involvement of all necessary internal teams. Should you have any question as to the assignment of your Project Director, please contact Andy Albonetti, Vice President, Architecture & Construction, Hilton Worldwide, 755 Crossover Lane, Memphis, TN 38117. 901-374-5221 or E-mail andy.albonetti@hilton.com.	Pre Conversion

FINAL PIP

Page: (3 of 16)

4		General Requirements Summary - This hotel must fully comply with all Doubletree by Hilton Fire and Life Safety standards as outlined in the most current Doubletree by Hilton Design & Construction Manual. The more stringent requirements between Doubletree by Hilton standards and any local, national, state or city requirements must be followed as a minimum. See our Design & Construction Manual for specific requirements. As a general overview, the brand requirements include: • Fire Alarm System and Fire Sprinkler System. All areas of the property must be equipped with a fire alarm system and in most cases an automatic fire sprinkler system, which are zoned by floors. • Smoke Detectors. All areas of the hotel must have hard wired detectors with local annunciation; to also include special provisions for disabled rooms. • Kitchen Fixed Fire Extinguishing Systems. Hoods housing cooking equipment that produce grease-laden vapors must be protected by wet-chemical fire-extinguishing equipment. Provide, where necessary, to all cooking equipment and appliances in accordance with NFPA 17A and NFPA 96 using wet chemical water assisted type systems. • Fire Extinguishers. Provide in all public areas, corridors, and back of house areas as outlined in our Life Safety Standards (must also meet all local codes). • Approval, Testing and Maintenance. For all fire safety systems. • Fire/Emergency Exists. A minimum of two (2) fire emergency exists must be provided on each floor • Emergency Lighting. Ensure that all areas of the hotel are equipped with a fire sprinkler and fire alarm system that meets all applicable codes. Replace any damaged, rusted, or worn sprinkler heads in the public or guestroom areas of the hotel. Ensure that all sprinkler heads are equipped with the proper trim plate. Provide smoke and/or heat detectors in all areas required in the Doubletree by Hilton standards.	Pre Conversion
Accessibility			
5		Door Hardware - Remove all round door knobs, and install lever style handles. This requirement applies to the entire hotel.	Pre Conversion

Basic Standards Issues

#	Active Date	Scope of Work	Finish Date
Structure			
6		General Design & Construction - Per DoubleTree by Hilton Design and Construction standards, hotels may not install tile over tile in any area of the hotel. The standards require the old tile to be completely removed and new tile installed. Hotels may not install wall vinyl over existing wall vinyl in any area of the hotel. The standard requires the old wall vinyl to be completely removed and the new wall vinyl installed. The DoubleTree by Hilton brand and Quality Assurance will strictly enforce the above items.	Per Brand Standards
Technology			
7		Technology - Replace the electronic key card lock system with a new RFID/Radio frequency identification (contact-less) locks with NFC compatibility and that is compatible with the OnQ PMS system.	Pre Conversion
8		Technology - Install DMX music services in all required areas of the hotel. Each DoubleTree by Hilton Hotel is required to have DMX music service and telephone message on hold. Music service is required in the porte cochere (main entrance), common entryways, all common areas such as the lobby, lounge, restrooms, meeting pre function, fitness area, restaurant and bar to provide a warm and welcoming DoubleTree music experience. If not already in place, hotels will have to install speaker system and proper wiring to support the music system.	Pre Conversion
9		Technology - Provide all components of the Hilton Worldwide Management System "OnQ" to meet all current DoubleTree by Hilton Standards. Ensure that all ancillary systems such as point-of-sale, on-demand pay movies, High Speed Internet Access, call accounting, etc. are the most current operating version and properly interfaced with OnQ. Provide new On-Q rack system, electrical outlets/wiring as necessary for installation at the front desk, administrative areas and work areas as required by DoubleTree by Hilton Design & Construction Standards. Modify work side of front desk to accommodate hardware. Allow for a minimum of 90 days from signing of Management/Franchise License Agreement for the installation and training for this system.	Pre Conversion

Page: (4 of 16)

10		Technology - High Speed Internet Access - Install Stay Connected™ High Speed Internet Access. Every DoubleTree by Hilton hotel must participate in the Hilton Worldwide Wi-Fi program "Stay Connected™". A Brand approved Wi-Fi provider will conduct a detailed site survey of your hotel, which may require you to upgrade hardware, cabling, and bandwidth to meet Stay Connected standards. Please refer to the DoubleTree by Hilton Brand Standards manual which outlines Wi-Fi requirements and pricing guidelines for the guestrooms, lobby, meeting rooms, food & beverage outlets, business center and public space. For more information, please contact stay.connected@hilton.com. Complimentary Wi-Fi must be available in the lobby, prominent guest dining areas, lounge / bar, executive lounge and Connectivity Stations / Business Center. In addition, all Gold/Diamond members of Hilton HHonors must receive complimentary Wi-Fi in the guest room for the Member and one additional guest or device.	Pre Conversion
11		Technology - HDTV - Install all necessary equipment hardware and software to deliver High Definition TV signals to guestrooms and public area televisions. All equipment and cabling must support at least one of the following: QAM/DVB-T/DVB-C/DVB-T2/MPEG-4 as defined by the delivery system. Channel selections must meet brand standards.	Pre Conversion

Signage

#	Active Date	Scope of Work	Finish Date
		Exterior Signage	
12		Exterior Signage - Replace all exterior building, pylon, monument and directional signage. Install a new sign package meeting all current DoubleTree by Hilton exterior signage guidelines. All ground signs must be replaced with current specifications, paying close attention to the new design, shape, color and proper artwork per sign. All sign packages must be designed and manufactured by a DoubleTree approved/licensed sign vendor and must be approved by Hilton Worldwide prior to fabrication. Surface mounted raceways and exposed conduit are not acceptable in any circumstances.	Pre Conversion
		Interior Signage	
13		Interior Signage - Existing internal signage may be acceptable and added to where necessary, however to be permitted to remain, existing interior room or directional signage must be pre-approved by Doubletree. If not approved, existing signage must be removed and replaced with new Doubletree by Hilton standard signage. All existing signage that has the prior hotel name must be removed. Provide Hhonors brand required signage for designated Hhonors floors. Remove all signage from doors (signage must be mounted on the wall adjacent to the strike side of the door).	Pre Conversion
		Other Signage	
14		Hotel transportation- Add new DoubleTree by Hilton hotel required graphics to the hotel vehicles.	Pre Conversion

Site

#	Active Date	Scope of Work	Finish Date
		Landscaping	
15		Landscaping - Construct a new decorative entrance feature on each side of the drive entrance with signage, accent lighting, ornamental trees and shrubs and annual planting beds.	Pre Conversion
		Parking	
16		Parking - Apply a two phased approach for the repair of all parking lot and drive areas. 1.) Repair all existing parking lot and drive areas now. 2.) Seal and Stripe all "new" parking and drive areas that are created via the upcoming redevelopment efforts after construction has come to an end. Parking lot striping must be white, except where other colors are required for fire lanes, no parking zones, and accessibility. Repaint any curbing that is currently painted.	Pre Conversion
17		Parking Signage - Install 'Park At Your Own Risk' signage throughout the parking areas. Signs must be located along parking lanes and be mounted to light poles or independent poles with spacing not to exceed 100'-0"/30.5m.	Pre Conversion

Building Exterior

FINAL PIP

Page: (5 of 16)

#	Active Date	Scope of Work	Finish Date
		Facade	
18		Exterior - Power wash all existing buildings and re-paint as needed.	Pre Conversion
19		Exterior - Clean all PTAC grilles and replace them if needed.	Pre Conversion
		Porte Cochere	
20		Porte Cochere - Construct a new porte cochere in conjunction with construction of a new Lobby registration building. See the DoubleTree by Hilton Design & Construction Manual for detailed specifications.	Pre Conversion
21		Porte Cochere - Construct a new drive to the new main lobby building. Install a decorative non-slip surface paving, such as brick, stone, tile pavers or color stamp concrete under the porte cochere. Hand troweled, scored or floated concrete or asphalt is not allowed. Decorative paving in driving areas must be sealed and cleanable. Configure the paving to provide a full width, step-free pathway from the drive lane to the entrance doors.	Pre Conversion
		Doors	
22		Exterior Doors - Professionally restore the finish of secondary entrance doors and door frames to a "like new" condition using an approved electrostatic paint process where needed. Replace all worn/scarred door hardware.	Pre Conversion

Public Areas

#	Active Date	Scope of Work	Finish Date
		Entrance/Lobby/Registration Area	
23		Entrance - Construct a new registration and lobby building with new restaurant and bar. The lobby area must create a comfortable, secure and socially oriented atmosphere. Selected furnishings and finishes must enhance the overall décor in order to give the hotel the feel of casual elegance associated with quality upscale hotels. See the DoubleTree by Hilton Design & Construction Manual for detailed requirements and specifications. Submit architectural drawings, design specifications, color boards/renderings, to Doubletree for review, comment, and approval prior to commencing work.	Pre Conversion
24		Entrance - Entrance doors to the lobby must be in a vestibule configuration. Large diameter automatic revolving or bi-parting doors are required. Revolving doors must be a minimum 11'-0"/3.35m diameter. Where revolving doors are used, additional single 42"/1.07 m hinged doors in a vestibule configuration must be provided directly adjacent to the revolving door to accommodate handicapped guests and luggage carts. Main entrance vestibules must be a minimum of 12'-0"/3.7m deep with automatic sliding doors, 8'-0"/2.5m deep with revolving doors.	Pre Conversion
25		Luggage Storage - Provide a separate, securable luggage storage room located near the primary lobby entrance and directly accessible to the registration area. Hotels must have 0.75 ft^2/0.07m^2 per key or a minimum 200 ft^2/18.58m^2 of storage for luggage. Hotels with more than one registration area must allocate luggage storage at each area. Provide convenient space within the luggage room for storage of luggage carts when not in use.	Pre Conversion
26		Registration Desk - Provide a minimum of five registration workstations (based upon the number of guestrooms (six recommended). Workstations must be grouped together into units to allow circulation around each side of the unit. No more than two workstations are allowed within a single front desk unit. The front desk unit exterior finish must be natural wood, porcelain tile, marble, granite or decorative metal. Wood, wood edged, or laminate writing surfaces are not allowed. New work stations must be built in accordance with DoubleTree by Hilton Design and Construction Standards, drawings and specifications to insure proper coordination with equipment and wiring installations.	Pre Conversion
27		Registration Desk - Install a minimum of one single-drawer built-in cookie warmer centrally located within the front desk area. Hotels in excess of 150 keys are required to install a two-drawer cookie warmer centrally located within the front desk area. The cookie warmer must be built into the front desk unit in a manner that allows the front desk agent to provide cookies without losing eye contact with the guest. Provide ventilation and power supply to each warmer.	Pre Conversion

FINAL PIP

Page: (6 of 16)

28		Lobby Area - Internet Connectivity Zone - A Lobby Connectivity Zone must be provided as an integral part of the social zone of the lobby. This will replace the current business center. The Lobby Connectivity Zone location, layout and FF&E selections must be reviewed and approved by Global Design Services. The zone will require the following: 1) A minimum of two PC stations and connections for one laptop station must be provided. Additional computer stations should be considered if the hotel has more than 250 guestrooms. Refer to Section 400.00, 400.01, 400.02 and 400.03 for equipment and security requirements. Computer stations must be oriented so that as guests are viewing the screen they are not facing a wall and may view beyond the screen to the social space of the Lobby or out a window. 2) The computer stations are allowed to be on a communal table within the social space, a floating counter, in an alcove space, or within the general social area of the Lobby. 3) Furniture that supports the computer stations must meet the standards and requirements of all other public area furniture. 4) A printer is required and may be located at the Front Desk or near the computer stations. When the printer is located near the computer stations, it must be housed in a cabinet located below the height of the work surface, it must be easily identified and be located where the guest can retrieve prints without opening the top or side of the cabinet. 5) Provide electrical and data outlets for PC stations and personal use devices. Outlets are allowed to be built into the casegoods or located on the floor. 6) Provide complimentary connectivity to guests in the Lobby area, including Wi-Fi and printing, 24 hours a day.	Pre Conversion
29		Entrance - Replace all walk-off mats. Provide new high quality black or dark colored walk-off mats with Doubletree logos.	Pre Conversion
Retail Shop			
30		Gift Shop - Provide a new sundries/gift shop in the new registration building. The three approved sundries/gift shop types are: 1) A traditional gift shop (for high leisure destinations and large urban hotels) that is a minimum of 350 ft²/32 m². Shop must be securable and located adjacent to the lobby. 2) An upscale, self-service gift shop that is a minimum of 100 ft²/10 m², located within close proximity of the front desk. 3) Combination gift shop and upscale coffee shop with prior approval. If adjacent to the front desk, the gift shop may not be directly visible from the registration desk as guests check-in and/or engage with the front desk staff. No vending machines are permitted. All architectural plans, design specifications, renderings and color boards must be presented to Hilton Worldwide and Doubletree by Hilton Architecture & Construction for review, comment and approval prior to commencing work.	Pre Conversion
Public Restrooms			
31		Public Restrooms (applicable to all remaining public area bathrooms post renovation / see master plan)- A complete renovation of the public restrooms is required. Renovation must include: replacement of floor tile, vinyl wall covering, ceiling finishes, vanity counters and skirting, vanity mirrors, decorative lighting fixtures, toilet and urinal partitions, etc. Also, install the following items: touch electronic faucets, automatic soap dispensers, motion activated paper towel dispensers, free standing decorative trash receptacles, automatic flush valves at toilets and urinals, decorative full-length mirror, artwork, a baby changing station (wall mounted plastic not allowed). Please refer to the current DoubleTree by Hilton D&C manual for full requirements.	Pre Conversion
32		Public Restrooms (applicable to all remaining public area bathrooms post renovation / see master plan) - Replace the floor tile. Install new 18"/45 cm minimum porcelain tile (rectangular shaped tiles acceptable) or natural stone tile and matching 6" base.	Pre Conversion
33		Public Restrooms (applicable to all remaining public area bathrooms post renovation / see master plan) - Replace ceramic wall tile with full or wainscot height decorative tile on all fixture walls.	Pre Conversion
34		Public Restrooms (applicable to all remaining public area bathrooms post renovation / see master plan) - Replace the ceiling. Install a new ceiling system constructed of painted gypsum board. Acoustic tile ceiling is allowed, but must not exceed 30% of the total ceiling area. Acoustic ceiling tile must be 2'-0"/60 cm x 2'-0"/60 cm premium tile with tegular (reveal) edges.	Pre Conversion
35		Public Restrooms (applicable to all remaining public area bathrooms post renovation / see master plan) - Beneath existing vanity counters install an ADA compliant vanity skirt in all public restrooms. All plumbing must be shielded from guest view.	Pre Conversion
36		Public Restrooms (applicable to all remaining public area bathrooms post renovation / see master plan) - Replace the vanity mirrors. Install new frameless and backlit or decoratively framed mirrors. If a framed mirror is used, the frame must be a minimum of 2"/50 mm wide.	Pre Conversion

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37		Public Restrooms (applicable to all remaining public area bathrooms post renovation / see master plan) - Install a baby changing station in each restroom. The station must not be a plastic unit affixed to the wall, it must be incorporated as a millwork item.	Pre Conversion
38		Public Restrooms (applicable to all remaining public area bathrooms post renovation / see master plan) - Install artwork.	Pre Conversion
39		Public Restrooms (applicable to all remaining public area bathrooms post renovation / see master plan) - Remove existing water closets. Install new vitreous china, wall mounted, low flow water closets, with elongated bowls.	Pre Conversion
40		Public Restrooms (applicable to all remaining public area bathrooms post renovation / see master plan) - Remove the lighting above the vanities and stalls. Install new recessed down lighting and/or decorative lighting fixtures/sconces at all vanities. Install new recessed down lighting above the stalls.	Pre Conversion
41		Public Restrooms (applicable to all remaining public area bathrooms post renovation / see master plan) - Remove the light switches. Lights must be on keyed switches or controlled by motion sensors. The motion sensor must have a delay of 30 minutes from the last detection of movement in the defined area prior to shut down. Entry light must remain on at all times.	Pre Conversion

Food and Beverage Facilities

#	Active Date	Scope of Work	Finish Date
		Lounge Facilities	
42		Bar - All DoubleTree by Hilton hotels are required to have either a bar or lobby bar as a minimum. A bar is defined as a permanent, stand alone establishment, enclosed separately from public spaces such as the lobby. The bar includes the bar counter and associated seating (dining and lounge). A lobby bar is defined as an open area bar positioned within the lobby area. The lobby bar transitions throughout the day as necessary - serves coffee in morning, drinks in evening. The lobby bar includes the bar counter and associated seating (dining and lounge).	Pre Conversion
43		Barnacle's Bar and Gill - A complete renovation of the bar/lounge is required. Renovation must include: new floor finishes; new wall finishes; new dining chairs, dining tables, and barstools (recommended seating count equal to 25% of the hotel key count; 30% in convention center and resort hotels); new lighting scheme/fixtures; new artwork; new interior landscaping, etc. The furnishings, finishes and lighting must provide a visually upscale and contemporary image. Submit all architectural plans, cuisine concept, design specifications and color boards, etc. to Hilton Worldwide for review, comments and approval.	Pre Conversion
		Restaurant Facilities	
44		Restaurant - A new restaurant is required to provide three meal per day service. All new FF&E will be required and the new look and feel must provide a design scheme that presents an "upscale" image and coordinates appropriately with lobby area. A full kitchen or exhibition kitchen must be constructed, and In Room dining must also be provided per DoubleTree by Hilton Brand Standards. The restaurant concept, cuisine/menu concept, architecture plans, design specifications and color boards must be submitted to DoubleTree by Hilton Brand management and DoubleTree Global Design for review, comments and approval. (The brand may consider the Marlins space with a complete renovation and new concept)	Pre Conversion
45		Restaurant - DoubleTree by Hilton has developed a new quick service grab and go concept to allow a more flexible food and beverage operation tailored to each properties specific need. MADE Market is currently operating in properties and should be considered as an option for your renovation. Please contact shawn.mcgowan@hilton.com for specific standards for required equipment, signage, service standards, design, and food requirements. All architectural plans, design specifications, renderings and color boards must be presented to DoubleTree by Hilton Brand Management and Hilton Architecture & Construction for review, comment and approval prior to commencing work.	Pre Conversion
46		Restaurant - DoubleTree by Hilton Breakfast - All DoubleTree hotels must feature the DoubleTree by Hilton Breakfast Buffet standard program. The breakfast buffet must be designed so it can be closed off for meal periods in which it is not in use. Sliding doors or partitions that match the design and décor of the restaurant interior must be utilized. The DoubleTree by Hilton Breakfast Buffet must feature the required equipment, signage, service standards, table top set up, and food requirements as outlined in the DoubleTree by Hilton Breakfast Standards.	Pre Conversion

Meeting Spaces

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#	Active Date	Scope of Work	Finish Date
General			
47		Ballrooms/Meeting Rooms/Boardrooms - The primary entrance to the meeting facilities must have a digital, wall mounted event board. All meeting spaces must have electronic signage with the function room name and an integrated LED display for information services.	Pre Conversion
48		Ballrooms/Meeting Rooms/Boardrooms - Replace all entrance and service doors and all worn/scarred door hardware as needed. Install new solid core wood doors with one-way viewers looking into the function space. Viewers must be mounted 5'-0"/1.5 m above the finished floor. Painted hollow metal doors are not allowed except for required exterior exit doors.	Pre Conversion
49		Ballrooms/Meeting Rooms/Boardrooms - Provide updated decorative lighting and controls in all meeting spaces per current Hilton standards (electronic preset dimmer controls, etc.).	Pre Conversion
Ballroom Pre-function			
50		Ballroom Pre-Function - Provide high quality soft seating areas to serve as break out space.	Pre Conversion
51		Ballroom Pre-Function - Replace all furniture, lamps, tables, chairs, artwork, etc.	Pre Conversion
52		Ballroom Pre-Function - Desired ceiling work / updates will be brand approved via the master plan document. A mixture of new ceiling system constructed of painted gypsum board and acoustic tile ceiling is preferred. Acoustic ceiling tile must be 2'-0"/60 cm x 2'-0"/60 cm premium tile with tegular (reveal) edges.	Pre Conversion
Ballrooms			
53		Ballrooms - Replace the older stack chair seating. Seating must be stack type chairs or better, with padded seats and backs upholstered with commercial fabric. Chairs must have a flex back and stacking bars. Chair seat must be a minimum of 16"/40 cm wide x 22"/56 cm.	Pre Conversion
54		Ballrooms - Projection screens must be available for use within the ballroom. If the screens are permanently installed, they must be motorized, recessed in the ceiling, and retract into the ceiling when not in use.	Pre Conversion
55		Ballrooms - Desired ceiling work / updates will be brand approved via the master plan document. A mixture of new ceiling system constructed of painted gypsum board and acoustic tile ceiling is preferred. Acoustic ceiling tile must be 2'-0"/60 cm x 2'-0"/60 cm premium tile with tegular (reveal) edges.	Pre Conversion
56		Ballrooms - Install new, updated, decorative lighting fixtures including chandeliers and wall sconces.	Pre Conversion
57		Ballrooms - Install electronic locks, concealed hydraulic closers with hold open capability, decorative hardware, and perimeter sound stripping at all ballroom entrance doors.	Pre Conversion
Meeting Rooms			
58		Exhibit Hall - Two options are available for this space: 1.) If the space is used as exhibit space, a full renovation is necessary. The renovation must include: refinishing the concrete floor; repainting walls and ceiling; replacement of decorative and functional lighting (lighting to be recessed) and lighting controls. 2.) If the space is turned into storage space it has to be closed off from guest view and access. Any construction necessary to close the space off must be brand approved.	Pre Conversion
59		Meeting Rooms - The meeting rooms require complete renovation. Renovation must include: replacement of the carpet; installation of new 6"/150 mm wood or natural stone base, replacement of the vinyl wall covering; new ceiling finishes; replacement of decorative and functional lighting and lighting controls; replacement of operable partitions (if applicable); replacement of the window treatments; replacement of all artwork; replacement of the sound system. Ceilings must be constructed of painted gypsum board. Acoustic ceiling tile is allowed, but must not exceed 30% of the total ceiling area. Acoustic ceiling tile must be 2'-0"/60 cm x 2'-0"/60 cm premium tile with tegular (reveal) edges.	Pre Conversion
60		Meeting Rooms - Replace the carpet and carpet pad. Install 6"/150 mm wood or natural stone base.	Pre Conversion
Board Rooms			

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61		Boardroom - If the existing boardrooms are to remain in use, a renovation will be required. The renovation will have to meet all DoubleTree by Hilton brand requirements including; a large screen (50" minimum) wall mounted flat panel television; permanent board table with seating for 12 or more with power outlets and data controls for the television built into the table; minimum 12 fully upholstered ergonomic chairs; a decorative millwork wet bar with a granite top and refrigerator built into the cabinetry; artwork; decorative blackout window treatments; decoarative lighting; wall; ceiling finishes etc. If the boardrooms are erpurposed, brand approval is required.	Pre Conversion

Recreational Areas

#	Active Date	Scope of Work	Finish Date
		Fitness Center	
62		Fitness Center - Relocate the Fitness Center meeting current Brand Standard and space requirements. Brand Standards outline a choice of two equipment solutions (Precor and Life Fitness) and three designs (including all finishes)and space requirements. Please do not proceed with any fitness room modifications or construction without first speaking with the DoubleTree by Hilton Fitness team. The DoubleTree by Hilton Fitness team will provide all the necessary specifications for equipment and room design as well as, all contacts for receiving cost estimates, room design planning and procurement. All designs and equipment must be pre-approved by the Hilton Fitness team. Final certification will be provided by the Fitness team once all work is completed. To begin implementation please contact fitness@hilton.com.	Pre Conversion
		Pool Area	
63		Pool Area - Replace all pool non-metal furniture and refinish existing metal framed furniture. Provide chaise lounges, tables and seating to accommodate a minimum of 20 people in the pool area. Chaise lounges and chairs must be sling back type; plastic straps must not be used.	Pre Conversion
64		Indoor Pool Area - The pool area must be securable after hours. Install a card key electronic lock at the entry door (indoor pools).	Pre Conversion
65		Indoor Pool Areas - Replace the wall finishes. Install new porcelain tile, natural stone and/or epoxy painted/acrylic (orange peel) textured finishes.	24 Months

Back of House

#	Active Date	Scope of Work	Finish Date
		General	
66		Back of the House - Install protective shields, lens covers, or diffusers at all light fixtures (recessed and surface mounted) in back-of-house areas.	Pre Conversion
		Employee Restroom/Showers/Lockers	
67		Employee Restrooms - Install new ceramic tile flooring and new ceramic tile on wet walls.	Pre Conversion

Guest Support

#	Active Date	Scope of Work	Finish Date
		Vending	
68		Vending Areas - At existing vending rooms/alcoves install a new door frame and entry door with vision panel or sidelight.	Pre Conversion
69		Vending Areas - Remove the ceiling tile and grid system. Install a new ceiling system constructed of painted gypsum board. Install new recessed light fixtures(s).	Pre Conversion
		Guest Laundry	
70		Guest Laundry - Renovate the guest laundry to meet brand standards.	Pre Conversion

Circulation Areas

FINAL PIP

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#	Active Date	Scope of Work	Finish Date
Corridors			
71		Corridors - Repair and repaint all damaged areas of the corridor ceilings to a "like new" condition.	Pre Conversion
Elevator Lobbies			
72		Elevator Lobbies - Replace the flooring. Install new carpet, tile, natural stone, or wood flooring. Install 6"/150 mm wood, tile, natural stone, or approved synthetic base.	Pre Conversion
73		Elevator Lobbies -Repaint walls, and install full height or partial height decorative stone or porcelain tile.	Pre Conversion
Elevators			
74		Elevators - Install new decorative interior wall panels and mirrors and new handrails. One 16" x 32" sized advertising panel may be permitted (after review and approval) in each elevator. Restore all flooring to "like new" condition or replace.	Pre Conversion
Stairwells			
75		Stairwells - Clean, repair all damage, repaint stairwell floors, walls, ceiling, doors, rails, stairs and landings where necessary.	Pre Conversion
76		Stairwells - Refinish hardware.	Pre Conversion
77		Stairwells - Install a fire alarm pull station, adjacent to the exit door to the exterior, in all stairwells.	Pre Conversion
78		Stairwells - Remove light switches. Light fixtures should always be on.	Pre Conversion

Guest Rooms

#	Active Date	Scope of Work	Finish Date
Guest Rooms			
79		Guestrooms & Suites - A complete renovation of all guestrooms and parlor areas is required. Install new carpet and carpet pad (a natural stone or quartz composite threshold is required at entry, bath, and connecting doors). Wooden entry ways are acceptable but have to be brought to "like new" condition. Install 4"/100 mm or 6"/150 mm carpet, wood or an approved synthetic base. Install new vinyl wall covering or an approved decorative finish. Install new case goods. Install new soft seating (sofas, lounge chairs, ottomans, desk chairs). Install new window treatments (fabric valances or cornices are not allowed; an architectural detail such as a window pocket, soffit, or crown molding must be installed to conceal the drapery hardware). Install new lamps (table lamps must have rocker switches; desks and night stands must have power outlets in the wall, the furniture, or the lamp base). Replace all wall mounted and ceiling mounted light fixtures. Install an illuminated rocker-type light switch at the entry. Install new artwork and mirrors. Install an electronic safe. Install hinged wood closet doors.	Pre Conversion
80		Guestrooms & Suites - Typical Double/Double or Queen/Queen rooms shall include: • Two (2) brand approved beds (Double/Double or Queen/Queen) • Two (2) headboards - minimum 26"/65 cm above the bed (bottom of the headboard must continue below the top of the box spring) • Desk • Desk lamp (one non-switched duplex outlet is required 32"/81 cm to 36"/91 cm above the finished floor at the guest work surface; outlets may be built into the desk lamp) • Ergonomic desk chair • One night stand • One night stand lamp (one non-switched duplex outlet is required at the bedside surface; light fixtures with outlets in the base satisfy this requirement; outlet is not allowed in wall-hung light fixtures) • Minimum of four drawers designated for clothing storage incorporated into one or more case good pieces • Optional Mini-bar or under counter refrigerator installed within a special cabinet, the television credenza, or other approved case good piece • Dedicated area for coffee/tea service outside of the bathroom • 37"/94 cm (42"/1.07 m in suites) commercial grade LCD television mounted on a swivel post • Lounge chair • Side table • Floor lamp • Artwork (minimum of two pieces) • Full length mirror near the dressing area or closet • Two (2) 1-line telephones with voice mail and data port • brand approved alarm clock radio • In-room safe	Pre Conversion

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81		Guestrooms & Suites - Typical single bed (King) rooms shall include: • King brand approved bed • One (1) headboard - minimum 26"/65 cm above the bed (bottom of the headboard must continue below the top of the box spring) • Desk • Desk lamp (one non-switched duplex outlet is required 32"/81 cm to 36"/91 cm above the finished floor at the guest work surface; outlets may be built into the desk lamp) • Ergonomic desk chair • Two night stands • Two night stand lamps (one non-switched duplex outlet is required at each bedside surface; light fixtures with outlets in the base satisfy this requirement; outlet is not allowed in wall-hung light fixtures) • Minimum of four drawers designated for clothing storage incorporated into one or more case good pieces • Optional Mini-bar or under counter refrigerator installed within a special cabinet, the television credenza, or other approved case good piece • Dedicated area for coffee/tea service outside of the bathroom • 37"/94 cm (42"/1.07 m in suites) commercial grade LCD television mounted on a swivel post • Lounge chair • Side table • Floor lamp • Artwork (minimum of two pieces) • Full length mirror near the dressing area or closet • Two (2) 1-line telephones with voice mail and data port • brand approved alarm clock radio • In-room safe	Pre Conversion
82		Guestrooms & Suites - Repaint or refinish entrance doors, connecting doors, closet doors, and bathroom doors as needed. Repaint door frames of entrance door, connecting door, closet doors and bathroom doors as needed.	Pre Conversion
83		Guestrooms & Suites - Remove acoustical tile ceilings from all portions of the guestroom area. Install a gypsum board ceiling with a smooth, flat, painted finish.	Pre Conversion
84		Guestrooms & Suites - Construct a closet/enclosed clothes hanging space with a minimum of 3'-0"/90 cm in total inside width and 2'-0"/60cm in total inside depth. All closet openings must have brand approved closet doors. Replace any existing closet doors. Install new swing doors. Mirrored, bi-fold, bypass, and fabric type folding (accordion) doors are not acceptable. Free standing wardrobes are not allowed. Remove existing clothing armoires/wardrobes.	Pre Conversion
85		Guestrooms & Suites - Reduce the size and amenities for the 'kitchens'. Remove residential sized refrigerators and replace with under-counter refrigerators. Remove cook-tops. Provide renovation plans for review and approval.	Pre Conversion
86		Guestrooms & Suites - Re-paint walls. An approved accent wall at the headboard must be installed when an acrylic wall finish or paint is used.	Pre Conversion
87		Guestrooms & Suites - Remove painted 'bead board' wall paneling on guestroom walls. Patch and re-finish walls with a brand approved finish. (ex. Palmetto Building)	Pre Conversion
88		Guestrooms & Suites - Remove vertical 'battens' from guestroom walls. Patch and repaint walls. (ex. Palmetto Building)	Pre Conversion
89		Guestrooms & Suites - Replace all casegoods. To include headboards, night stands, desks, tables, television chests, etc. Furniture and its hardware must be manufacturer's commercial grade or better. Install a work surface in all guestrooms. Work surface must be 30"/76 cm high and have a minimum surface area of 10.83 ft^2/1.01 m^2. A nesting desk unit may be used in lieu of a freestanding desk (this unit is comprised of a fixed-top desk with a moveable nesting table). Remove all existing television armoires, dressers, or chests. Install new television chests or approved alternative furniture piece. Provide a dedicated area for coffee/tea service outside of the bathroom. Provide one of the following options for the proper presentation of the coffee maker and coffee accessories: a) A minimum 66"/1.68 m wide television chest for the coffee service to be placed next to the LCD television b) A dedicated, pull out, water tight drawer in the television chest with accessible power c) A separate location with a wet bar area and counter space with accessible power d) If a mini bar or refrigerator are encased in a separate case good, the coffee service can be placed on top.	Pre Conversion

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90		Guestrooms & Suites - DoubleTree by Hilton has a signature brand bed/mattress program that is required for all DoubleTree branded hotels. DoubleTree by Hilton may provide a conditional waiver to permit the existing mattress/box springs and bed frames currently installed in the hotel to remain for a period of time (date pending confirmation of current bedding design specifications and date of manufacture). Bed frame must be a minimum of 7 ½" above finished floor. If approved, this is conditional based on the existing mattress and box springs remaining in good condition and pass our Brand Quality Assurance inspections. At this waiver extension date, the hotel must install the Serta Sweet Dreams by DoubleTree or the Simmons Beautyrest Harmony box spring and mattress set in all guestrooms and suites. Further, all hotels, regardless of a waiver for their mattresses are required to install the DoubleTree by Hilton top of the bed program prior to opening. The mandatory Sweet Dreams program includes: either an approved comforter (duvet) or triple sheeting with executive stripped linen, down pillows (king size pillows recommended for king beds, 4 standard pillows for queen, and full beds), pillow protectors, a form fitting bed skirt and a "Super Topper" mattress pad must be placed on top of all mattresses. A brand approved (22" wide) decorative runner/scarf are optional at the foot of the bed. See DoubleTree by Hilton Brand standards for specifications and ordering requirements for the Serta Sweet Dreams and the Simmons Beautyrest Harmony mattress sets. The Sweet Dreams by Hilton bed and the Simmons Beautyrest Harmony bed are both made to comply with DoubleTree by Hilton standards and are the only two permitted. The DoubleTree by Hilton Bed and "Sweet Dreams" bed experience is a proprietary product and must be directly ordered from or sourced through Hilton Supply Management.	Pre Conversion
91		Guestrooms & Suites - Install new fully upholstered ergonomic desk chairs at the new desk/work surface. Install brand approved soft seating/Lounge chair.	Pre Conversion
92		Guestrooms & Suites - Replace the carpet and carpet pad. Wooden entry ways are acceptable but have to be brought to "like new" condition. Install new 4"/100 mm or 6"/150 mm wood or approved synthetic base. Install a natural stone or quartz composite threshold at entrance and connecting doors. Thresholds must be the full width of the frame.	18 Months
93		Guestrooms & Suites - Replace all drapes and sheers. Window treatments must include a blackout-lined over-drapery and a decorative sheer or a decorative sheer over colored blackouts. Restore the finish on all wood valances. Fabric valances or cornices are not allowed.	18 Months
94		Guestrooms & Suites - Install an illuminated wall switch immediately adjacent to the entrance door to control one light fixture when entering the guestroom. This fixture may be a decorative ceiling mount, ceiling recessed, or a decorative wall sconce.	Pre Conversion
95		Guestrooms & Suites - Replace the lighting package, including all table lamps, floor lamps, and ceiling mounted and wall mounted sconce lighting.	Pre Conversion
96		Guestrooms & Suites - Install or provide one non-switched duplex outlet 32"/81 cm to 36"/91 cm above the finished floor at the guest work surface. Outlets may be built into the desk lamp.	Pre Conversion
97		Guestrooms & Suites - Using furnishings, screen all outlets serving permanently plugged-in devices (lamps, etc.). Exposed outlets and cords are not permitted.	Pre Conversion
98		Guestrooms & Suites – Replace all televisions. All televisions must be U.L. listed for commercial use with an individual remote control. In standard type guestrooms install minimum 40" LED HDTVs (42" or larger LED HDTVs are recommended). In suite type rooms install minimum 46" LED HDTVs in parlor area and in bedroom. Televisions must be securely mounted to a case good piece utilizing a swivel mount that allows comfortable viewing from the desk. Televisions must sit a minimum of 2"/50 mm above the case good. The center of the television in bedrooms must be positioned 13"/33 cm above the top of the bed. Wall-mounted televisions are allowed on non-demising walls. If mounted on demising walls, sufficient blocking must be provided, it must be pre-approved by the brand and is subject to sound transmission studies. Cables or wiremold covers must not be visible to guests.	Pre Conversion
99		Guestrooms & Suites - Replace all PTAC units that are seven years in age or older. Units that are kept must be in good working condition.	24 Months
100		Guestrooms & Suites - Install remote, wall mounted, digital thermostats in all guest rooms. Thermostats must have backlit screens.	Pre Conversion
101		Guestrooms & Suites - Install a brand approved Doubletree by Hilton alarm clock/radio in all guestrooms. Alarm clock/radio is available and may be purchased directly from Hilton Supply Management.	Pre Conversion
102		Guestrooms & Suites - Replace the existing emergency evacuation plans on the back of the guestroom entry doors. Install new signage meeting current Doubletree standards.	Pre Conversion

FINAL PIP

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103		Guestrooms & Suites - Install an approved auxiliary door lock/latch at all connecting doors.	Pre Conversion
104		Guestrooms & Suites - Replace plastic balcony furniture with new brand approved metallic furniture. Strap furniture is not permitted.	Pre Conversion
105		Guestrooms & Suites - Insure brand approved safes are installed in all guestrooms.	Pre Conversion
106		Guestrooms & Suites - Install the Doubletree by Hilton approved amenities package in all guestrooms (ice bucket and tray, waste receptacles, coffee makers, bathroom amenities, telephone face plates, collateral etc.).	Pre Conversion
Guest Bathrooms			
107		Guest Bathrooms - A complete renovation of the guest bathrooms is required (including reconstruction to remove the vanity from the interior of all guestrooms, and expanding the existing tub/toilet room to provide for a new brand approved vanity). Renovation must include: modifications to the floor tile and base; restore all wall finishes; install a new suspended painted gypsum board ceiling; replacement of the vanities and vanity bases; replacement of the vanity mirrors; removal of the lighting above the vanities and the installation of new decorative lighting fixtures or brand approved backlit mirror (The new backlit mirror by "Electric Mirror" (or meeting the following specifications is brand recommended in leu of adding additional vanity lighting sconce lighting. Mirror must have a frosted glass frame with a polished edge, have a double-coated mirror backing, be backlit, and be specifically designed for bathroom applications. Lighting must be with 3000 Kelvin warm soft light lamps with copper safety backing for maximum reflectivity and clarity, and must be UL listed for damp locations.); installation of a recessed ceiling fixture centered over the vanity bowl and tub/shower area; remove all bulk amenity dispensers and restore the tub surrounds; new brand approved single lever vanity chrome; and installation of artwork above the toilet.	Pre Conversion
108		Guest Bathrooms - Expand the tub/toilet rooms and install brand approved vanity to provide a new three piece all inclusive guest bathroom. Vanity must be within same room as the tub and toilet.	Pre Conversion
109		Guest Bathrooms - Remove existing suspended tile ceiling grid and panels. Install a new suspended painted gypsum board ceiling.	Pre Conversion
110		Guest Bathrooms - Remove the existing vanities from guestroom/bedside. Install new vanity bases with a decorative/case good appearance and a drawer or cubby for hair dryer storage in the bathroom. Towel storage must also be incorporated into the vanity area to accommodate the brand terry program. Towels must not be stored over the water closet or in the bathtub/shower area. Vanity tops must be a minimum 3/4"/19 mm thick granite, stone, glass (semi-frosted underneath), or approved alternative and be stain resistant. All tops must have a 4"/100 mm backsplash.	Pre Conversion
111		Guest Bathrooms - Remove the existing vanity mirrors from guestroom/bedside. Install a new mirror with minimum dimensions of 36"/90 cm high x 48"/1.2 m wide in the new bathroom. Mirror may be backlit and frameless or framed. If the mirror is frameless, there must be no visible clips or fasteners. If framed, the frame must be decorative and a minimum of 2'/50 mm wide.	Pre Conversion
112		Guest Bathrooms - Remove the existing light fixture above the vanity mirror from guestroom/bedside. Install new lighting in the bathroom. Bathroom lighting must be an integral lit mirror supplemented with a recessed ceiling fixture centered over the vanity bowl, and a vapor-resistant fixture ceiling-mounted over the bathtub/shower area.	Pre Conversion
113		Guest Bathrooms - Repaint or refinish door and door frames to "like new" condition.	Pre Conversion
114		Guest Bathrooms - Replace the bathroom door knob and lock with a new levered handle and lock. The push button lock must release by turning the lever and by closing the door.	Pre Conversion
115		Guest Bathrooms - Restore the bathroom floor tile and grout to "like new" condition or replace with new 16"/ 400 mm x 16"/ 400 mm or larger decorative non-slip porcelain or natural stone tile (rectangular shaped tiles acceptable)with 4"/100 mm tile or natural stone base.	Pre Conversion
116		Guest Bathrooms - Install two soap dishes in all bathtub/shower combos. Soap dishes must not have grab handles and must not be plastic. A soap dish must be placed in the corner on the showerhead wall, 48"/1.2 m above the finished floor, with a bathtub height soap dish centered on the back wall 24"/61 cm above the finished floor. Bathtubs or showers with multiple grab bars required by the local jurisdiction may adjust soap dish locations as needed.	Pre Conversion

Page: (14 of 16)

117		Guest Bathrooms - A grab bar is required in all bathtub/shower combos and in all shower stalls. Relocate grab bar. A decorative chrome or stainless steel grab bar 24"/60 cm in length must be installed vertically on the bathtub wall, 21"/52.5 cm from the showerhead wall at bathtubs and 13"/33 cm from the showerhead wall at showers, with the bottom flange of the grab bar 30"/76 cm above the finished floor.	Pre Conversion
118		Guest Bathrooms - Replace the showerheads. Install brand approved adjustable flow rate showerheads in all guest baths. The rough-in plumbing for the showerhead must be at 7'-0"/2.1 m minimum.	Pre Conversion
119		Guest Bathrooms - In accessible guestroom baths, install a typical guest bathroom shower head at the standard height. Additionally, install a diverter valve and an additional bathtub/shower showerhead on a flexible hose mounted on a chrome riser permitting height adjustments from 42"/1.07 m - 72"/1.83 m above the finished floor.	Pre Conversion
120		Guest Bathrooms - Remove the towel racks from above the toilet and install artwork. Towel storage must be incorporated into the vanity area to accommodate the brand terry program. Towels must not be stored over the water closet or in the bathtub/shower area. Install two single robe hooks or one double robe hook. Mount at 6'-0"/1.8 m above the finished floor. An additional robe hook must be mounted in the accessible guest rooms in compliance with local Accessibility requirements. A minimum of one towel hook or bar must be mounted in close proximity of the shower.	Pre Conversion
121		Guest Bathrooms - Install or provide a freestanding, double sided, 1x - 5x magnification, LED lighted make-up mirror or a wall mounted, double arm, single sided, 5x magnification, LED lighted make-up mirror.	Pre Conversion
122		Guest Bathrooms - Remove all wall mounted hairdryers. Provide a hand-held hair dryer located in a vanity base cubby or drawer.	Pre Conversion
123		Guest Bathrooms - Install a separate wall switch for intermittent water closet exhaust fans.	Pre Conversion

DoubleTree by Hilton Non-Smoking Conversion - U.S. based DoubleTree by Hilton Hotels shall be 100% smoke-free in 2013. The compliance date for the transition of the U.S. Hotels that have designated smoking rooms will be June 30, 2013. This is a multi-step process that touches several systems and requires focused planning and coordination by the Hotel. The Hotel must designate a Project Manager on property who will be responsible for actively completing this process. The hotel must provide a covered smoking area away from the hotel entrance and any outdoor areas where smoking is not permitted. The designated area must be protected from the elements and include seating, a trash receptacle and ash tray. Upon renovation the hotel must comply with the additional requirements stated in Design and Construction Standard 2501.03.L.

The improvements identified in this property improvement plan ("PIP") relevant to the brand specified on the cover page of this PIP ("Brand") are based on conditions at the hotel existing on the Inspection Date specified on the cover page of this PIP ("Inspection Date"). This PIP and any specified waivers of relevant brand standards are only effective for the purpose of incorporation by reference into a fully executed and dated agreement relating to the implementation of the PIP ("Relevant Agreement") with the affiliate entity of Hilton Worldwide, Inc. that is party to such Relevant Agreement ("Hilton"), if such Relevant Agreement is entered into within 180 calendar days of the Inspection Date. In the event that a Relevant Agreement is not entered into within 180 calendar days of the Inspection Date, an updated PIP may be required (in Hilton's absolute discretion). The preparation and/or supply of this PIP shall not obligate Hilton (or any affiliate of Hilton) to enter into any Relevant Agreement (including, but not limited to, a franchise agreement or a management agreement).

The works set out in this PIP are required to be completed by the specified "Finish Date" as follows:

A Finish Date specified as "Pre-Conversion" or "Pre Opening" shall mean prior to the authorized opening of the Hotel (whether conditional or otherwise) under the Brand, which in no event will be later than the deadline date specified in the Relevant Agreement for the completion of such work. All "Finish Dates" that are a specified number of months or days shall mean the number of months or days after the authorized opening of the Hotel (whether conditional or otherwise) under the Brand.

FINAL PIP

Page: (15 of 16)

This PIP review is limited to aesthetic and functional layout and design, and certain functional, operational and quality criteria as specified by Hilton. It does not encompass, and Hilton does not make any representation or warranty as to, nor shall Hilton be responsible for, the architectural, structural, mechanical, or electrical adequacy, accessibility requirements or other compliance with applicable government or other legal requirements. Compliance is required with brand standards (including the fire safety and security equipment standards specified by Hilton), all applicable local, state and federal building codes, any legally mandated accessibility requirements and all other legal requirements. Accordingly, Hilton recommends that its counterparty(ies) engage an appropriate professional team and legal counsel to advise on such compliance. Any omission in this PIP report does not constitute a waiver of such requirements and does not release any obligation in any Relevant Agreement to conform to brand standards. Nothing in this PIP is intended to modify the terms of any Relevant Agreement to which it may be attached and/or incorporated by reference. In the event of any conflict of the terms, the terms of the Relevant Agreement are the terms that prevail.

FINAL PIP

Page: (16 of 16)

EXHIBIT D

Form of Owner Agreement

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA
D-1

OWNER AGREEMENT
THIS OWNER AGREEMENT ("Agreement") is being entered into as of this ___ day of December, 2014 by and among IC MYRTLE BEACH LLC, a Delaware limited liability company ("Lessor"), IC MYRTLE BEACH OPERATIONS LLC, a Delaware limited liability company ("Lessee"), and DOUBLETREE MANAGEMENT LLC, a Delaware limited liability company ("Manager").
RECITALS:
WHEREAS, as of the date hereof, Lessor is acquiring (the "Acquisition") certain real property in Myrtle Beach, South Carolina (the "Land") that is the current site of the Springmaid Resort, located at 3200 South Ocean Boulevard (the "Hotel");
WHEREAS, in connection with the Acquisition, Lessor is entering into a lease agreement, dated as of the date hereof (the "Lease"), leasing to Lessee the Land, the Hotel and certain furniture, fixtures and equipment used in connection therewith (the “FF&E”);
WHEREAS, Lessee is entering into a management agreement, dated as of the date hereof, with respect to the Hotel ("Management Agreement") with Manager;
WHEREAS, Lessor, Lessee and Manager desire to set forth certain obligations of the parties with respect to the ownership and operation of the Land, the Hotel and the FF&E and to address certain portions of the Management Agreement that affect the rights and obligations of all three parties.
NOW, THEREFORE, for the mutual covenants and considerations herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound agree as follows:
1.     Definitions. Capitalized terms that are not specifically defined herein shall have the meaning ascribed to such terms in the Management Agreement.
2.     Landlord Consideration. Lessor hereby acknowledges that it: (i) expects to derive benefits from this Agreement, and (ii) has determined that its execution, delivery and performance of this Agreement directly or indirectly benefit Lessor, are within its organizational purposes of Lessor, and are in its best interest.
3.     Acknowledgement of Lease. The Lease shall not be construed to impose any additional obligations or liabilities upon Manager, and shall not be construed to modify or amend any of the rights and duties of the parties under the Management Agreement. To the extent that any of the provisions of the Management Agreement impose a greater or inconsistent obligation on Lessee than the corresponding provisions of the Lease, Lessee shall be obligated to comply with the relevant provisions of the Management Agreement. Manager shall have no duty, obligation or liability to Lessor or Lessee to (i) make any determination as to whether any expense required to be paid by Manager hereunder is a cost of Lessor or a cost of Lessee or (ii) require that any costs or expenses of Lessor be paid from funds that can be identified as belonging to Lessor, or that other costs and expenses required to be paid by Lessee be paid from funds that can be identified as belonging to Lessee; it being the intent of the parties to this Agreement that (x) Lessee and Lessor shall look only to each other and not to Manager with respect to moneys that may be owed one to the other under the Management Agreement or the Lease and (y) Manager need only look to Lessee to perform "Owner" obligations under the Management Agreement.
4.     Lessor and Lessee Representations and Warranties.
a.    Lessor and Lessee each hereby represents and warrants that Lessor or its affiliates has and will maintain a direct or indirect controlling and majority interest in Lessee.
b.     Lessor represents and warrants that to Lessor's knowledge: (a) neither Lessor (including its directors and officers), nor any of its Affiliates, subsidiaries, respective shareholders, beneficial owners of non-publicly traded shareholders or, to Lessor 's knowledge, the funding sources for any of the foregoing is a Specially Designated National or Blocked Person; (b) neither Lessor nor any of its Affiliates, subsidiaries, respective shareholders, beneficial owners of non-publicly traded shareholders is directly or indirectly owned or controlled by the government of any country that is subject to an embargo or economic or trade sanctions by the United States government; (c) neither Lessor nor any of its Affiliates, subsidiaries, respective shareholders, beneficial owners of non-publicly traded shareholders is acting on behalf of a government of any country that is subject to such an embargo; and (d) neither Lessor nor any of its Affiliates, subsidiaries, respective shareholders, beneficial owners of non-publicly traded shareholders is involved in business arrangements or otherwise engaged in transactions with countries subject to economic or trade sanctions imposed by the United States government. Lessor shall notify Manager in writing immediately upon becoming aware of the occurrence of any event which renders the foregoing representations and warranties of this Section 4b incorrect.
5.     Termination of the Lease. The parties agree that the Management Agreement and the rights and benefits of Manager thereunder shall not be terminated or disturbed in any respect except in accordance with the terms of the Management Agreement, and not as a result of any termination or expiration of the Lease. Accordingly, if during the term of the Management Agreement the Lease is terminated for any reason, including, without limitation, expiration of the term thereof or the "rejection" thereof following Bankruptcy (as defined below) of Lessee (collectively, a "Lease Termination"), then, so long as (1) the Management Agreement is then in full force and effect, and (2) Manager attorns to Lessor as “Owner” under the Management Agreement (subject in all respects to Manager’s rights under Section 7.03 of the Management Agreement), Lessor: (a) shall recognize Manager’s rights under the Management Agreement, (b) agrees that Manager shall not be named as a party in any eviction or other possessory action or proceeding, and that Manager shall not be disturbed in its right to manage the Hotel pursuant to the Management Agreement, and (c) shall at the time of or prior to such Lease Termination either (i) elect not to take either of the actions described in clause (c)(ii) below, in which case all of "Owner’s" rights, benefits, privileges and obligations under the Management Agreement with respect to periods after the Lease Termination shall be assumed directly by Lessor, or (ii) cause a successor lessee, consented to by Manager, which consent shall not be unreasonably withheld or delayed, to (x) succeed to and assume Lessee’s rights and obligations under the Lease, the Management Agreement, and this Agreement, or (y) enter into a new lease with Lessor in substantially the same form as the Lease, and assume the rights and obligations of the Lessee under the Management Agreement and this Agreement, the intent being that the relationship between any successor Lessee, Lessor and Manager be under the same terms and conditions as the relationship between Lessee, Lessor and Manager hereunder and under the Management Agreement and the Lease.
6.     Guaranty. Lessor hereby guarantees the complete and satisfactory payment and performance of each and every obligation of Lessee as "Owner" under the Management Agreement (the "Guaranteed Obligations"). Lessor hereby absolutely, irrevocably, and unconditionally guarantees that the Guaranteed Obligations which are monetary obligations shall be paid when due and payable and that the Guaranteed Obligations which are performance obligations shall be fully performed at the times and in the manner such performance is required by the Management Agreement. This guaranty is an absolute, irrevocable and unconditional guaranty of payment and performance and the liability of Lessor hereunder shall be absolute and unconditional irrespective of: (i) any lack of validity, irregularity or enforceability of the Management Agreement or this Agreement; (ii) any change in the time, manner, place or any other term or condition of payments due under the Management Agreement or this Agreement, or any other amendment or waiver of, or consent to, or any departure from, the Management Agreement or this Agreement; (iii) any failure of Manager to enforce the provisions of the Management Agreement or this Agreement against Lessee; or (iv) any other circumstances that might otherwise constitute a defense available to Lessor with respect to, or a discharge of, any of the Guaranteed Obligations (other than because, or to the extent, the same have been previously discharged in accordance with the terms of the Management Agreement). If all or any part of the Guaranteed Obligations shall not have been paid when due and payable or performed at the time performance is required, Lessor (without first requiring the Manager to proceed against Lessee or any other party or any other security) shall pay or cause to be paid to Manager the amount thereof as is then due and payable and unpaid (including interest and other charges, if any, due thereon through the date of payment in accordance with the applicable provisions of the Management Agreement) or perform or cause to be performed such obligations in accordance with the Management Agreement, within ten (10) business days after receipt of written notice from the Manager of the failure by Lessee to make such payment or render such performance within the period required by the Management Agreement including the passage of any applicable notice and cure periods. If for any reason Lessor fails to perform or cause to be performed such obligations, Manager shall have the right to exercise any and all of the remedies available at law or in equity, and Lessor hereby agrees to pay any and all reasonable expenses (including counsel fees and expenses) incurred by Manager in enforcing its rights under this Agreement. The guaranty contained in this Agreement: (A) is a continuing guaranty and shall remain in full force and effect until the indefeasible satisfaction and discharge in full of Lessee’s obligations as "Owner" under the Management Agreement and Lessor’s and Lessee’s obligations under this Agreement, and (B) shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment under the Management Agreement or this Agreement becomes unrecoverable from Lessee by operation of law or for any other reason or must otherwise be returned by Manager upon the insolvency, bankruptcy or reorganization of Lessor or Lessee. The provisions of this Section shall survive the expiration or termination of the Management Agreement and this Agreement.
7.     Certain Lessor Obligations. Lessor agrees that it shall comply with and be bound by the provisions of the Management Agreement, as it may be amended, in accordance with the terms thereof and hereof, which relate to restrictions on transfer and restrictions on financing, as if Lessor were "Owner" thereunder.
8.     Lease Modifications. Manager agrees that the Lease may be amended or modified from time to time by agreement between Lessor and Lessee, and Lessor may exercise any one or more of its rights under the Lease from time to time at Lessor’s sole discretion (subject, in all events, to the terms and conditions of Section 5 above), all without consent of Manager, and this Agreement shall continue in full force and effect as to all such renewals, extensions and/or modifications and all such exercise of rights; provided, however, that the prior consent of Manager shall be required for any amendment or modification to the Lease with respect to any provision that, if amended, would be inconsistent with the obligations of the Lessor or Lessee hereunder or under the Management Agreement. Lessor and Lessee agree to deliver copies to Manager of any amendments or modifications of the Lease promptly following the execution and delivery thereof.
9.     Consents Under Management Agreement. Manager will look solely to Lessee to satisfy Owner’s obligations and duties under the Management Agreement, except as otherwise specifically provided in this Agreement. Without limiting the foregoing, Manager shall seek all approvals and/or consents required from "Owner" under the Management Agreement, and elections to be made by "Owner" under the Management Agreement, solely from Lessee, and shall be entitled to rely and act on all approvals and/or consents obtained or received from, or elections made by, Lessee under any provisions or requirements of the Management Agreement, without any obligation to confirm the granting of any approval or consent or the making of such election by Lessor that may be required under the Lease or to obtain the signature of any representative of Lessor, and Manager shall not be required to grant any additional time for Lessor to instruct the Lessee with respect to such matters. Lessor agrees that, in its exercise of rights under the Lease that pertain to Lessee’s exercise of rights under the Management Agreement, Lessor shall exercise such rights under the same conditions and principles that apply to Lessee’s exercise of the same rights under the Management Agreement, and shall, where a dispute is referred for resolution in accordance with the Management Agreement, agree to be bound by such resolution.
10.     Agreements Relating to Tenancy. In order to address the fact that Lessee’s interest in the Hotel is leasehold, and to address certain other related matters, the parties agree to the following modifications of the Management Agreement, to be effective for so long as Lessee’s interest in the Hotel is held through a leasehold:
A.     In connection with a sale, assignment, or transfer of the Hotel, Lessor and Lessee agree that an agreement in form and substance substantially similar to this Agreement (or an assumption of this Agreement) will be required from the transferee lessor and lessee.
B.     Lessor agrees, where applicable, upon request by Manager pursuant to the terms and conditions of the Management Agreement, not to unreasonably withhold, condition or delay the prompt signing, without charge, of applications for licenses, permits or other instruments necessary for operation of the Hotel, which applications shall be prepared by Manager as necessary from time to time.
C.     Lessor covenants that it holds good and marketable fee simple title to the Hotel free and clear of any and all liens, encumbrances or other charges arising by, through or under Lessor, except for those specifically permitted pursuant to the Management Agreement. 11. Certain Provisions Regarding Bankruptcy. In the event the Lease shall be rejected on behalf of Lessor under Section 365 of the United States Bankruptcy Code ("Code") or any other applicable law or authority ("Rejection"), Lessee shall promptly notify Manager in writing of such
11.     Certain Provisions Regarding Bankruptcy. In the event the Lease shall be rejected on behalf of Lessor under Section 365 of the United States Bankruptcy Code ("Code") or any other applicable law or authority ("Rejection"), Lessee shall promptly notify Manager in writing of such

Rejection and Lessee shall, as directed by Manager, either treat the Lease as terminated by such Rejection or retain its rights under the Lease as permitted by the Code or other applicable law or authority. In the event the Management Agreement is terminated as a result of Rejection on behalf of Lessee, the Management Agreement shall be assumed by Lessor, and Lessor shall, if directed by Manager (but only to the extent such right may be exercised under the Code or other applicable law and authority), terminate the Lease, subject to the provisions of Section 5 hereof. Lessor and Lessee each agree that it will not join in any involuntary petition against the other under the Code or any other similar federal or state law providing for debtor relief, without the consent of Manager.
12.     Term. The term of this Agreement shall commence on the date set forth above and shall run concurrently with the term of the Management Agreement, except as otherwise expressly set forth herein.
13.     Deleted.
14.     Notices. All notices and other communications provided for hereunder shall be in writing, and shall be sent or delivered by the methods and to the addresses for Lessee and Manager as required under the Management Agreement. The address for Lessor for purposes of such notices is, as of the date hereof:
IC Myrtle Beach LLC
c/o KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
Attention: Brian Ragsdale
With a copy to:
c/o Integrated Capital, LLC
11100 Santa Monica Boulevard
Suite 360
Los Angeles, California 90025
Attention: Stewart C. Cushman
15.     REIT Compliance. Manager has been advised that Lessor is indirectly owned by KBS Strategic Opportunity REIT II, Inc., a Maryland corporation (“REIT Parent”), a REIT, and that Lessee is indirectly owned by a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Internal Revenue Code of 1986, as amended, together with all regulations promulgated thereunder (the “Code”). Manager agrees that the provisions of this Section 15 shall apply for so long as the Hotel is owned by Lessor and leased to Lessee as part of any ownership structure that is subject to REIT tax requirements.
A.     Lessor has advised Manager that in order for REIT Parent to qualify as a REIT, and Lessee’s ownership structure to qualify as a taxable REIT subsidiary, Manager must be an "eligible independent contractor" with respect to REIT Parent and the Hotel must constitute a “qualified lodging facility,” as each such term is defined in Section 856(d)(9) of the Code. For purposes of this Section 15.A, if the Manager is currently disregarded as an entity separate from its owner for federal income tax purposes, any reference to “Manager” shall include the

Manager’s owner for federal income tax purposes. To that end, Manager and Lessor hereby agree as follows:
(i)Manager shall not permit wagering activities to be conducted at or in connection with the Hotel by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with the Hotel throughout the term of the Management Agreement. Lessor, Lessee and Manager agree that Manager shall not be deemed in breach of this Section 15.A(i) if Manager used commercially reasonable efforts to comply with this Section 15.A(i) and, notwithstanding such efforts, was not aware of such wagering activities taking place at the Hotel, or if Manager was aware of such wagering activities at the Hotel, Manager used reasonable efforts to cause such activities to cease at the Hotel;
(ii)As of the date of this Agreement, Manager represents to Lessor that it is actively engaged in the trade or business of operating “qualified lodging facilities” (defined below) for a person who is not a Related Person (defined below) with respect to (a) REIT Parent, (b) Lessor or (c) any direct or indirect subsidiary of the foregoing (“Unrelated Persons”).
(A)     “qualified lodging facility” means a “lodging facility” (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility.
(B)     “lodging facility” means a hotel, motel or other establishment more than one‐half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to Lessor.
(C)     “Related Person” shall have the same meaning as provided in Section 856(d)(9)(F) of the Code.
Notwithstanding the foregoing, Manager shall not be required to agree to actions which impair its rights or increase its obligations under the Management Agreement or this Agreement, shall have no independent obligation to be or remain familiar with requirements arising from REIT Parent’s status as a REIT and shall be entitled to reimbursement by Lessor or Lessee of all reasonable costs incurred by Manager in connection with, or as a result of, cooperation pursuant to this Section 15.A; provided, however that (i) Manager agrees to cooperate with Lessor and Lessee in the event either Lessor or Lessee requests confirmation of Manager’s operations for purposes of determining whether Manager’s operations jeopardize REIT Parent’s status as a REIT and (ii) in the event Manager’s operations jeopardize REIT Parent’s status as a REIT, Manager shall take reasonable efforts to adjust its operations solely to the extent necessary for REIT Parent to comply with REIT requirements.

B.     Manager agrees that Manager shall not enter into any assignment, lease, sublease or license (including, but not limited to, with Manager or an affiliate of Manager) with respect to the Hotel (or any part thereof), but expressly excluding the rental of Hotel rooms and meeting or banquet space in the ordinary course of business of the Hotel, without first providing Lessor with a copy thereof. Lessor shall have twenty (20) days from the date of its receipt of such proposed assignment, lease, sublease or license to give written notice to Manager indicating whether such assignment, lease, sublease or license could, in Lessor's reasonable judgment, cause Lessor to receive or accrue any amount that would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto. If Lessor provides timely notice of its determination that such proposed assignment, lease, sublease or license could cause Lessor to receive such an amount, then Manager will not enter into such proposed assignment, lease, sublease or license. If Lessor shall fail to give Manager such written notice within such twenty (20) day period, Lessor shall be estopped from claiming that such assignment, lease, sublease or license violates the terms of this Section 15.B..
16.     Miscellaneous.
A.     Modification of this Agreement. No amendment, modification, alteration or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom enforcement of such amendment is sought, and no waiver of any provision of this Agreement by any party hereto, and no consent to any departure therefrom by any party hereto, shall be effective unless it is in writing and signed by the party against whom enforcement of such waiver or consent is sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
B.     No Waiver. No failure by any party hereto to exercise, and no delay in exercising, any right under the Management Agreement or this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right.
C.     Remedies Cumulative. The rights and remedies of any party hereto provided in the Management Agreement and this Agreement are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law or equity.
D.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
E.     Severability. The invalidity, illegality or unenforceability of any one or more phrases, sentences, clauses or sections contained in this Agreement shall not affect the validity, legality or enforceability of the remaining portions of this Agreement.
F.     Successors and Assigns. The parties hereto shall not assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other parties hereto, except that Lessee and Manager shall each have the right and obligation to assign its respective interest in this Agreement to any party to which its respective interest in the Management Agreement may be assigned under the terms of the Management Agreement, and Lessor shall have the right and obligation to assign its interest in this Agreement to any party to which its interest in the Hotel may be assigned, subject to the requirements of the Management Agreement.
G.     Captions. The captions and headings of the sections and subsections of this Agreement are for purposes of convenience and reference only and shall not limit or otherwise affect the meaning hereof.
H.     Time of the Essence. Time shall be of the essence in the performance of this Agreement.
I.     Incorporation of Recitals. The recitals hereto are incorporated herein as part of this Agreement.
J.     Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but each of which, taken together with the others shall constitute one and the same instrument.
K.     Assignee. Manager agrees that Lessor is a permitted assignee of Lessee’s interest in the Management Agreement so long as, at the time Lessor assumes the interest of “Owner” under the Management Agreement, Lessor has complied with Section 7 of this Agreement and the Lessor is not a Specially Designated National or Blocked Person or a person or entity that would expose Manager or its Affiliates to potential civil or criminal liability under anti-bribery, anti-corruption, anti-money laundering, fraud or similar laws.
[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the date first written above.

LESSOR:

IC MYRTLE BEACH LLC, a Delaware limited
liability company

By:     IC Myrtle Beach Manager LLC, a Delaware
limited liability company, its manager

By:
	Name:	Kenneth H. Fearn
	Title:	President

LESSEE:

IC MYRTLE BEACH OPERATIONS LLC (f/k/a IC
Myrtle Beach TRS LLC), a Delaware limited liability
company

By:     IC Myrtle Beach Manager LLC, a Delaware
limited liability company, its manager

By:
	Name:	Kenneth H. Fearn
	Title:	President

MANAGER:

Doubletree Management LLC, a Delaware limited
liability company

By:     Hilton Worldwide, Inc., as “Operator”

By:
Its:	Vice President

EXHIBIT E
Map of Restricted Area

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA
E-1

DeLORME

DeLorme Street Atlas USA® 2014

9 mile RAB Map Doubletree Resort Myrtle Beach Oceanfront, SC

Conway-Horry County
Toddville
Bucksport
Ocean Bay Heritage Preserve
Grand Strand
CAROLINA BAYS PKWY
SOCASTEE BLVD
DICK POND RD
Myrtle Beach
Myrtle Beach Intl
Javika
Myrtle Beach SP
Surfside Beach
Doubletree Resort
Myrtle Beach Oceanfront, SC
Bull Creek
Waccamaw River
Little Bull Creek
Longwood Island
Sandy Island
Brookgreen Gardens SP
Brookgreen Gardens SP
Murrells Inlet
Main Creek
Huntington Beach SP
701
544
501
31
22
17
17B
73
707

Data use subject to license.

© DeLorme. DeLorme Street Atlas USA® 2014.

www.delorme.com

MN (8.6° W)

0 1 2 3 4 5 mi

Data Zoom 10-1

Double Tree Resort by Hilton Myrtle Beach Oceanfront - MA
E-2